UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

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Check the appropriate box:

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☒	Definitive Proxy Statement

☐	Definitive additional materials

☐	Soliciting material under Rule 14a-12

WESTROCK COMPANY

(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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December 22, 2015

To our Stockholders:

It is our pleasure to invite you to attend our annual meeting of stockholders, which is to be held on February 2, 2016 at The Westin Atlanta Perimeter North, 7 Concourse Parkway NE, Atlanta, Georgia 30328. The meeting will begin at 9:00 a.m., local time. The following Notice of 2016 Annual Meeting of Stockholders outlines the business to be conducted at the meeting.

We are using the Internet as our primary means of furnishing proxy materials to stockholders. Accordingly, most stockholders will not receive paper copies of our proxy materials. We will instead send stockholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.

Whether or not you plan to attend the annual meeting, please vote as soon as possible to ensure that your shares will be represented and voted at the annual meeting. You may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. If you attend the annual meeting, you may vote your shares in person even though you have previously voted your proxy.

Very truly yours,

Steven C. Voorhees
Chief Executive Officer and President

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on February 2, 2016

TIME:	9:00 a.m., local time, on Tuesday, February 2, 2016.

PLACE:	The Westin Atlanta Perimeter North

7 Concourse Parkway NE

Atlanta, Georgia 30328

ITEMS OF BUSINESS:	(1)	To elect fourteen directors.

(2)	To approve the adoption of the WestRock Company Employee Stock Purchase Plan.

(3)	To approve the adoption of the WestRock Company 2016 Incentive Stock Plan.

(4)	To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm of WestRock Company.

(5)	To hold an advisory vote on executive compensation.

(6)	To transact any other business that properly comes before the meeting or any adjournment of the annual meeting.

WHO MAY VOTE:	You can vote if you were a holder of Common Stock of record on December 8, 2015.

DATE THESE PROXY

MATERIALS WERE FIRST

MADE AVAILABLE ON

THE INTERNET:	December 22, 2015

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.

WESTROCK COMPANY

504 Thrasher Street

Norcross, Georgia 30071

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON FEBRUARY 2, 2016

PROXY SOLICITATION AND VOTING INFORMATION

Why am I receiving these materials?

Our board of directors has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the solicitation of proxies by the board of directors of WestRock Company (which we refer to as “WestRock”). The proxies will be used at our annual meeting of stockholders to be held on February 2, 2016 (which we refer to as the “annual meeting”). We made these materials available to stockholders beginning on December 22, 2015. Our stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

What is included in these materials?

These materials include:

•	our proxy statement; and

•	our 2015 annual report to stockholders, which includes our audited consolidated financial statements.

If you request printed versions of these materials by mail, these materials will also include the proxy card for the annual meeting.

What am I voting on?

You will be voting on each of the following:

•	The election of fourteen directors.

•	To approve the adoption of the WestRock Company Employee Stock Purchase Plan (which we refer to as the “ESPP”).

•	To approve the adoption of the WestRock Company 2016 Incentive Stock Plan (which we refer to as the “2016 Incentive Stock Plan”).

•

The ratification of the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm. We refer to the appointment of Ernst & Young LLP as our independent registered public accounting firm as the “EY Appointment.”

•	An advisory vote on executive compensation.

•	The transaction of any other business that properly comes before the annual meeting or any adjournment of the annual meeting.

As of the date of this proxy statement, the board of directors knows of no other matters that will be properly brought before the annual meeting.

You may not cumulate your votes for any matter being voted on at the annual meeting, and you are not entitled to appraisal or dissenters’ rights.

Why did I receive a one-page notice in the mail or e-mail notification regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (which we refer to as the “SEC”), we provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (which we refer to as the “Notice”) to our stockholders of record and beneficial owners. We are sending the Notice by e-mail to our stockholders who previously chose to receive notices by this method. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice, free of charge, or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials electronically by e-mail on an ongoing basis.

What is householding?

Beneficial owners who share a single address may receive only one copy of the Notice or the proxy materials, as the case may be, unless their broker, bank or other nominee has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial owner(s) sharing a single address wish to discontinue householding and/or receive a separate copy of the Notice or the proxy materials, as the case may be, or wish to enroll in householding, they should contact their broker, bank or other nominee directly. Alternatively, if any such beneficial owners wish to receive a separate copy of the proxy materials, we will deliver them promptly upon written request to WestRock Company, 504 Thrasher Street, Norcross, Georgia 30071, Attention: Corporate Secretary. We currently do not “household” for our stockholders of record.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

•	view our proxy materials for the annual meeting on the Internet and execute a proxy; and

•	instruct us to send future proxy materials to you electronically by e-mail.

If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

Who may vote?

You may vote if you owned our common stock, par value $0.01 per share (which we refer to as the “Common Stock”), as of the close of business on December 8, 2015, the record date for the annual meeting. As of December 8, 2015, there were 256,972,425 shares of our Common Stock outstanding.

How do I vote?

You have four voting options. You may vote using one of the following methods:

•	Over the Internet. We encourage you to vote in this manner.

•	By telephone.

•	For those stockholders who request to receive a paper proxy card in the mail, by completing, signing and returning the proxy card.

•	By attending the annual meeting and voting in person.

The Notice provides instructions on how to access your proxy card, which contains instructions on how to vote via the Internet or by the telephone. For those stockholders who request to receive a paper proxy card in the mail, instructions for voting via the Internet, by telephone or by mail are set forth on the proxy card. Please follow the directions on your proxy card carefully.

May I vote at the annual meeting?

You may vote your shares at the annual meeting if you attend in person. Even if you plan to be present at the annual meeting, we encourage you to vote your shares by proxy. You may vote your shares by proxy via the Internet, by telephone or by mail. Even if you have already voted your shares by proxy, you may change your vote and vote your shares at the annual meeting if you attend in person.

What if my shares are registered in more than one person’s name?

If you own shares that are registered in the name of more than one person, each person must sign the proxy. If an attorney, executor, administrator, trustee, guardian or any other person signs the proxy in a representative capacity, the full title of the person signing the proxy should be given and a certificate should be furnished showing evidence of appointment.

What does it mean if I receive more than one Notice?

It means you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Investor Services, 211 Quality Circle, Suite 210, College Station, Texas 77845, and may be reached at 1-800-568-3476.

May I change my mind or revoke my proxy after I vote?

You may change your vote at any time before the polls close at the annual meeting. You may do this by using one of the following methods:

•	Voting again by telephone or over the Internet prior to 11:59 p.m., E.T., on February 1, 2016.

•	Giving written notice to the corporate secretary of the Company.

•	Delivering a later-dated proxy.

•	Voting in person at the annual meeting.

You may also revoke your proxy before it is voted at the meeting by using one of the methods listed above.

If your shares are held in “street name” (the name of a bank, broker or other nominee), please check your voting instruction form or contact your broker or nominee in order to revoke or change your voting instruction.

How many votes am I entitled to?

You are entitled to one vote for each share of Common Stock you own.

How many votes must be present to hold the annual meeting?

In order for us to conduct the annual meeting, the holders of a majority of the votes entitled to be cast of the Common Stock outstanding as of December 8, 2015 must be present in person or by proxy at the annual meeting. This is referred to as a quorum. Your shares will be counted as present at the annual meeting if you do one of the following:

•	Vote via the Internet or by telephone.

•	Return a properly executed proxy by mail (even if you do not provide voting instructions).

•	Attend the annual meeting and vote in person.

Will my shares be voted if I do not provide my proxy?

Your shares may be voted under certain circumstances if they are held in street name. Banks, brokers and other nominees have the authority under rules of the New York Stock Exchange (which we refer to as the “NYSE”) to vote customers’ unvoted shares on “routine” matters, which include the ratification of the appointment of our independent registered public accounting firm. Accordingly, if a bank, broker or other nominee votes your shares on these matters in accordance with these rules, your shares will count as present at the annual meeting for purposes of establishing a quorum and will count as “for” votes or “against” votes, as the case may be, with respect to all “routine” matters voted on at the annual meeting. If you hold your shares directly in your own name, they will not be counted as present and will not be voted on any matter unless you either vote them directly or provide a proxy. For purposes of the annual meeting, if a bank, broker or other nominee signs and returns a proxy on your behalf that does not contain voting instructions, your shares will count as present at the annual meeting for quorum purposes and will count as an affirmative vote for the EY Appointment, but your bank, broker or other nominee lacks discretionary authority to vote your shares on all other proposals at the annual meeting as they are non-routine matters (“broker non-votes”). Broker non-votes will therefore not be counted for purposes of determining the outcome of any proposal other than ratifying the EY Appointment.

How many votes are needed to elect directors?

To be elected as a director, each nominee will need to receive a majority of the votes cast, which means that the number of votes cast “for” a director must exceed the number of votes cast “against” the director. Abstentions and broker non-votes will have no effect on electing directors.

How many votes are needed to approve the adoption of the ESPP, approve the adoption of the 2016 Incentive Stock Plan, ratify the EY Appointment and approve the advisory vote on executive compensation?

An affirmative vote of the majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote is required to approve the adoption of the ESPP, approve the adoption of the 2016 Incentive Stock Plan, ratify the EY Appointment and approve the non-binding resolution regarding the approval of executive compensation. Abstentions will have the same effect as voting against these proposals because they are considered present and entitled to vote. Broker non-votes will have no effect on these proposals.

How many votes are needed for other matters?

To approve any other matter that properly comes before the annual meeting, the affirmative vote of the majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote is required. The board of directors knows of no other matters that will be properly brought before the annual meeting. If other matters are properly introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.

What is the “Combination” that is referenced in this proxy statement?

On July 1, 2015, Rock-Tenn Company, a Georgia corporation (which we refer to as “RockTenn”), and MeadWestvaco Corporation, a Delaware corporation (which we refer to as “MWV”), completed a strategic combination of their respective businesses that resulted in each of RockTenn and MWV surviving as wholly owned subsidiaries of WestRock. We refer to this strategic combination as the “Combination.” The business currently conducted by WestRock is the combined businesses conducted by RockTenn and MWV prior to the effective date of the Combination on July 1, 2015. RockTenn was the accounting acquirer in the Combination. WestRock is the successor issuer to RockTenn and MWV pursuant to Rule 12g-3(c) under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). For the purposes of this proxy statement, references to us and the “Company” refer to RockTenn for periods before July 1, 2015, the effective date of the Combination, and to WestRock for periods on and after July 1, 2015. Prior to the effective time of the Combination, WestRock was a wholly owned subsidiary of RockTenn. Upon the effective time of the Combination, a change in control of WestRock occurred and shares of our Common Stock became held by former holders of Class A common stock, par value $0.01 per share, of RockTenn and former holders of common stock, par value $0.01 per share, of MWV (which we refer to as the “MWV Common Stock”). As a result of the Combination, RockTenn shareholders received in the aggregate 130,378,207 shares of our Common Stock (which includes shares to be issued under certain RockTenn equity awards that vested as a result of the Combination) and approximately $667,829,832 in cash. At the effective time of the Combination, each share of MWV Common Stock issued and outstanding immediately prior to the effective time of the Combination was converted into the right to receive 0.78 fully paid and nonassessable shares of our Common Stock. In the aggregate, MWV stockholders received 131,154,432 shares of our Common Stock (which includes shares to be issued under certain MWV equity awards that vested as a result of the Combination). A further description of the Combination can be found in the Current Report on Form 8-K filed by WestRock on July 2, 2015, including Item 5.01 thereto (Changes in Control of Registrant).

ELECTION OF DIRECTORS

ITEM 1

Board of Directors

Our board of directors currently has 14 members. At our upcoming annual meeting, 14 nominees for director — all current members of our board of directors — are to be elected to serve on our board of directors until the annual meeting of stockholders in 2017.

Our board is authorized to increase or decrease the size of the board and is authorized to fill the vacancies created by any increase. Any directors elected by the board to fill a vacancy in this manner will stand for re-election at the next annual meeting of the stockholders after his or her election. Our directors must retire when they reach the age of 72, although they may continue to serve until the next annual or special meeting of the stockholders at which directors are to be elected.

We do not believe that any of our nominees for director will be unwilling or unable to serve as director at the time of his or her election. However, if at the time of the annual meeting any of the nominees should be unwilling or unable to serve, proxies will be voted as recommended by the board of directors to do one of the following:

•	To elect substitute nominees recommended by the board.

•	To allow the vacancy created to remain open until filled by the board.

The board may also reduce the size of the board. In no event, however, can a proxy for the annual meeting be voted to elect more than fourteen directors.

Recommendation of the Board of Directors

The board of directors recommends a vote FOR Timothy J. Bernlohr, J. Powell Brown, Michael E. Campbell, Terrell K. Crews, Russell M. Currey, G. Stephen Felker, Lawrence L. Gellerstedt III, John A. Luke, Jr., Gracia C. Martore, James E. Nevels, Timothy H. Powers, Steven C. Voorhees, Bettina M. Whyte and Alan D. Wilson to hold office until the annual meeting of stockholders in 2017, or until each of their successors is qualified and elected.

Nominees for Election

Name	Age	Director Since	Positions Held
Timothy J. Bernlohr	56	2015	Mr. Bernlohr served as a director of Smurfit-Stone Container Corporation (which we refer to as “Smurfit-Stone”) from June 2010 until it was acquired by RockTenn in May 2011. He then served as a director of RockTenn from 2011 until the effective date of the Combination when he became a director of WestRock. Mr. Bernlohr is the managing member of TJB Management Consulting, LLC, a consultant to businesses in transformation, such as restructurings, and a provider of interim executive management and strategic planning services, which he founded in 2005. He served as president and chief executive officer of RBX Industries, Inc., which was a manufacturer and marketer of rubber and plastics materials, from 2003 to 2005, and served in various senior executive capacities at RBX, including president and chief operating officer, from 1997 until 2002. Prior to joining RBX, Mr. Bernlohr spent 16 years in the international and industry products divisions of Armstrong World Industries, Inc., where he served in a variety of management positions. Mr. Bernlohr has served as lead independent director of Chemtura Corporation, a publicly traded, specialty chemicals company, since 2010, as a director of Atlas Air Worldwide Holdings, Inc., a publicly traded, air cargo and aircraft services company, since 2006, and as a director of Overseas Shipholding Group, Inc., a publicly traded international shipper of crude oil and refined petroleum products, since 2015. Within the last five years, Mr. Bernlohr also served on the boards of directors of Cash Store Financial Services Inc., Aventine Renewable Energy Holdings, Inc., Ambassadors International, Inc., and WCI Steel Corporation. Mr. Bernlohr’s experience as a strategic consultant and the chief executive officer of an international manufacturing company and as a director of various publicly traded companies provides him with broad knowledge of corporate strategy and business in general that benefits the Company, its stockholders and its board of directors.

J. Powell Brown	48	2015	Mr. Brown served as a director of RockTenn from 2010 until the effective date of the Combination when he became a director of WestRock. Mr. Brown has served as chief executive officer of Brown & Brown, Inc., a publicly traded insurance services company, since July 2009. He has served as president of Brown & Brown, Inc., since January 2007, and was appointed to be a director of Brown & Brown, Inc. in October 2007. Prior to that time, he served as a regional executive vice president of Brown & Brown, since 2002. From January 2006 until April 2009, Mr. Brown served on the board of directors of SunTrust Bank/Central Florida, a commercial bank and a subsidiary of SunTrust Banks, Inc. Mr. Brown’s experience as chief executive officer and an executive officer of a large, publicly traded insurance services company gives him broad experience and knowledge of risk management and loss minimization and mitigation as well as perspective on leadership of publicly traded companies that benefit the Company, its stockholders and its board of directors.

Name	Age	Director Since	Positions Held
Michael E. Campbell	68	2015	Mr. Campbell served as a director of MWV from 2001 and as the lead independent director of MWV from 2007, in each case, until the effective date of the Combination when he became a director of WestRock. Mr. Campbell served as chairman, president and chief executive officer of Arch Chemicals, Inc., which was a publicly traded global biocides company, from 1999 until 2011. Prior to joining Arch Chemicals, Mr. Campbell was executive vice president of Olin Corporation, from 1996 to 1999. Mr. Campbell also served as a director of Milliken & Company from 2007 to 2015. Mr. Campbell’s background, experience and judgment as chief executive officer of a major publicly traded manufacturing company provide him with leadership, business and governance skills that benefit the Company and its board of directors.

Terrell K. Crews	60	2015	Mr. Crews served as a director of Smurfit-Stone, from June 2010 until it was acquired by RockTenn in May 2011. He then served as a director of RockTenn from 2011 until the effective date of the Combination when he became a director of WestRock. He served as executive vice president and chief financial officer of Monsanto Company, a publicly traded agricultural products company, from 2000 until his retirement in 2009. He also served as the chief executive officer of Monsanto’s vegetable business from 2008 until his retirement. Mr. Crews has served as a director of Hormel Foods Corporation, a publicly traded producer of meat and other food products, since October 2007, and has served as a director of Archer Daniels Midland Company, a publicly traded agricultural commodities and products company, since May 2011. Mr. Crews’s experience as a chief financial officer and executive of a major publicly traded company and as a director of several public company boards, gives him broad knowledge of business in general and in-depth experience in complex financial matters that benefit the Company, its stockholders and its board of directors.

Russell M. Currey	54	2015	Mr. Currey served as a director of RockTenn from 2003 until the effective date of the Combination when he became a director of WestRock. Mr. Currey has served as the president of Boxwood Capital, LLC, a private investment company, since September 2013. He served as executive vice president and general manager of RockTenn’s corrugated packaging division, a position he held for more than five years, until his resignation in May 2008. Mr. Currey joined the Company as an employee in July 1983. Mr. Currey’s experience with the Company in a number of leadership roles over a period of 32 years provides him with substantial knowledge of our business, our employees and our customers that benefits the Company, its stockholders and its board of directors.

Name	Age	Director Since	Positions Held
G. Stephen Felker	64	2015	Mr. Felker served as a director of RockTenn from 2001 and as the non-executive chairman of RockTenn from November 2013, in each case, until the effective date of the Combination when he became a director of WestRock. He served as chairman of the board and a director of Avondale Incorporated, a former textile manufacturer, from 1992 until his retirement in September 2011. He served as president and chief executive officer of Avondale from 1980 to 2008. Mr. Felker’s experience as chief executive officer of Avondale gives him broad experience in manufacturing, managing commodity risk and, as Avondale achieved its success and size through several large acquisitions, in evaluating and in integrating acquisitions that benefits the Company, its stockholders and its board of directors.

Lawrence L. Gellerstedt III	59	2015	Mr. Gellerstedt served as a director of RockTenn from 1998 until the effective date of the Combination when he became a director of WestRock. Mr. Gellerstedt has served as president and chief executive officer of Cousins Properties Incorporated, a publicly traded real estate development company, since July 2009, and he served as the executive vice president and chief development officer of Cousins Properties, from June 2005 until July 2009. He is also a director of Cousins Properties. Mr. Gellerstedt served as the chairman and chief executive officer of The Gellerstedt Group, a real estate development company, from June 2003 until June 2005. Mr. Gellerstedt served as the president and chief operating officer of The Integral Group, a real estate development company, from January 2001 until June 2003. From 1994 to 2007, Mr. Gellerstedt served as a director of Alltel Corporation, which was a publicly traded nationwide telecommunications services company. Mr. Gellerstedt’s experience as chief executive officer of several companies over the years, including a large publicly traded, real estate development company and a large construction company, and as a member of several public company boards of directors, provides valuable leadership and board governance insights and financial expertise that benefit the Company, its stockholders and its board of directors.

John A. Luke, Jr.	67	2015	Mr. Luke served as chairman and chief executive officer of MWV from 2002 until the effective date of the Combination when he became a director and the non-executive chairman of WestRock. Mr. Luke spent over 36 years with MWV and its predecessor company, Westvaco Corporation, serving in a variety of positions. From 1996 through 2002 he served as chairman, president and chief executive officer of Westvaco. Mr. Luke has served as a director of The Bank of New York Mellon Corporation, a publicly traded investment services company, since 1996. He also has served as a director of the Timken Company, a publicly traded manufacturer of bearings, housed units and power transmission products, since 1999, and as a director of FM Global, a mutual insurance company, since 1999. Mr. Luke’s background, experience and judgment, and his unique knowledge and understanding of MWV’s operations as its chief executive officer provide him with valuable leadership, business and governance skills that benefit the Company and its board of directors.

Name	Age	Director Since	Positions Held
Gracia C. Martore	64	2015	Ms. Martore served as a director of MWV from 2012 until the effective date of the Combination when she became a director of WestRock. Ms. Martore has served as the president and chief executive officer and as a director of TEGNA Inc., formerly known as Gannett Co., Inc., a publicly traded broadcast and digital media company, since October 2011, and she served as president and chief operating officer of Gannett from February 2010 until October 2011. She served as Gannett’s executive vice president and chief financial officer from 2006 to 2010, and as its senior vice president and chief financial officer from 2003 to 2006. She served Gannett in various other executive capacities beginning in 1985. Ms. Martore has served as a director of FM Global, a mutual insurance company, since 2005, and as a director of The Associated Press, an American multinational nonprofit news organization, since 2013. Ms. Martore’s background, experience and judgment as chief executive officer and chief financial officer of a major publicly traded, media company provide her with leadership, business, financial and governance skills that benefit the Company and its board of directors.

James E. Nevels	63	2015	Mr. Nevels served as a director of MWV from 2014 until the effective date of the Combination when he became a director of WestRock. Mr. Nevels has served as chairman of The Swarthmore Group, an investment advisory firm, since 1991. Mr. Nevels has served as a director of The Hershey Company, a publicly traded global confectionery manufacturer, since 2007, he served as the chairman of Hershey from 2009 through 2015, and he has served as the lead independent director of Hershey since 2015. Mr. Nevels has also served as a director of the Federal Reserve Bank of Philadelphia since 2010 and as its chairman since 2014. Mr. Nevels has also served as a director of First Data Corporation, a publicly traded provider of secure and innovative payment technology, since 2014, as a director of MMG Insurance Company, a private provider of insurance services, since 2014, and as a director of The Hershey Trust Company, a state-chartered trust company, since 2007. Mr. Nevels’s background and experience as an investment advisor and board member and chairman of large public companies give him broad knowledge and perspective on the governance and leadership of publicly traded companies and financial expertise that benefit the Company and its board of directors.

Name	Age	Director Since	Positions Held
Timothy H. Powers	67	2015	Mr. Powers served as a director of MWV from 2006 until the effective date of the Combination when he became a director of WestRock. Mr. Powers served as chairman of Hubbell Incorporated, a publicly traded international manufacturer of electrical and electronic products for non-residential and residential construction, industrial and utility applications, from 2012 to 2014, as executive chairman, president and chief executive officer of Hubbell, from 2004 to 2012, as president and CEO of Hubbell from 2001 to 2004, and as senior vice president and chief financial officer of Hubbell from 1998 to 2001. Mr. Powers has served as a director of ITT Corporation, a publicly traded manufacturer of highly engineered, components and customized technology solutions for the energy, transportation and industrial markets, since 2015, and is a former director of the National Electrical Manufacturers Association. Mr. Powers’ background, experience and judgment as a chief executive officer and chief financial officer of a major publicly traded manufacturing company provide him with broad leadership, management and governance skills and financial expertise that benefit the Company and its board of directors.

Steven C. Voorhees	61	2015	Mr. Voorhees served as a director of RockTenn from 2013 until the effective date of the Combination when he became a director of WestRock. Mr. Voorhees served as RockTenn’s chief executive officer from November 1, 2013 until the effective date of the Combination when he became WestRock’s chief executive officer and president. He served as RockTenn’s president and chief operating officer from January 2013 through October 2013. He served as RockTenn’s executive vice president and chief financial officer from September 2000 to January 2013 and also served as RockTenn’s chief administrative officer from July 2008 to January 2013. Mr. Voorhees was chosen to serve on our board because of his role as our chief executive officer and president and because we believe having him serve as a member of the board strengthens the Company through his extensive knowledge of the Company’s operations, history and culture and helps provide a unified focus for management to execute our strategy and business plans.

Name	Age	Director Since	Positions Held
Bettina M. Whyte	66	2015	Ms. Whyte served as a director of RockTenn from 2007 until the effective date of the Combination when she became a director of WestRock. Ms. Whyte has been the president and owner of Bettina Whyte Consultants, LLC since July 2015. Ms. Whyte served as a managing director and senior advisor at Alvarez and Marsal Holdings, LLC, a world-wide business consulting firm, from January 2011 until June 2015. Ms. Whyte served as chairman of the advisory board of Bridge Associates, LLC, a leading turnaround, crisis and interim management firm, from October 2007 until December 2010, as managing director and head of the Special Situations Group of MBIA Insurance Corporation, a provider of credit enhancement services and a provider of fixed-income asset management services, from March 2006 until October 2007, and as managing director of AlixPartners, LLC, a business turnaround management and financial advisory firm, from April 1997 until March 2006. Ms. Whyte has served as a director of AGL Resources Inc., a publicly traded energy company, since October 2004, and Amerisure Insurance, a mutual insurance company, since 2002, and was director of Annie’s, Inc., which was a publicly traded specialty food manufacturer, from June 2011 until October 2014. Ms. Whyte’s roles in the financial and operational restructuring of complex businesses, having served as interim chief executive officer, chief operating officer and chief restructuring officer of numerous troubled public and private companies, and serving as a director of several public companies, give her broad experience with operational and financial issues and insight in leading organizations that benefit the Company, its stockholders and its board of directors.

Alan D. Wilson	58	2015	Mr. Wilson served as a director of MWV from 2011 until the effective date of the Combination when he became a director of WestRock. Mr. Wilson has served as chairman of the board of McCormick & Company, Incorporated, a publicly-traded global spice and specialty foods company, since 2009 and has served as McCormick’s chief executive officer, since 2008. Mr. Wilson joined McCormick in 1993 and has served in a variety of other positions, including as president, from 2007 to 2015; president, North American Consumer Products, from 2005 to 2006; president, U.S. Consumer Foods Group, from 2003 to 2005; and vice president — sales and marketing for McCormick’s U.S. Consumer Foods Group, from 2001 to 2003. Mr. Wilson has served as a director of T. Rowe Price Group, Inc., a publicly-traded investment company that provides investment services to individuals, institutional investors, retirement plans, financial intermediaries and institutions, since 2015. Mr. Wilson’s background, experience and judgment as chief executive officer of a major publicly traded multinational consumer food company provides him with leadership, market expertise, and business and governance skills that benefit the Company and its board of directors.

Corporate Governance

Corporate Governance Guidelines. We have posted our corporate governance guidelines on our Internet website at www.westrock.com.

Director Independence. Our Company’s board of directors annually conducts an assessment of the independence of each director in accordance with our corporate governance guidelines, applicable rules and regulations of the SEC, and the corporate governance standards of the NYSE for listed companies. The board assesses each director’s independence by reviewing any potential conflicts of interest and significant outside relationships. In determining each director’s independence, the board broadly considers all relevant facts and circumstances, including specific criteria included in the NYSE’s corporate governance standards. For these purposes, the NYSE requires the board to consider certain relationships that existed during a three-year look-back period. The board considers the materiality and importance of such relationships not merely from the standpoint of the director, but also from the standpoint of persons or organizations with which the director has an affiliation. An independent director is a director that our board of directors affirmatively determines has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In addition, in affirmatively determining the independence of any director who will serve on our compensation committee, our board of directors considers all factors specifically relevant to determining whether a director has a relationship that is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to:

•	the source of compensation of the applicable director, including any consulting, advisory or other compensatory fee paid by the Company to such director; and

•	whether the applicable director is affiliated with the Company or a subsidiary of the Company.

The board of directors conducted an assessment of the independence of each director at its first regularly scheduled meeting on the effective date of the closing of the Combination on July 1, 2015. Based on this assessment, the board affirmatively determined that the following directors are independent: Mmes. Martore and Whyte, and Messrs. Bernlohr, Brown, Campbell, Crews, Currey, Felker, Gellerstedt, Nevels, Powers and Wilson. The board of directors determined that each of our current directors (other than Messrs. Luke and Voorhees) has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). The board determined that Mr. Voorhees is not independent because he is an employee of the Company and that Mr. Luke is not independent because he was an employee of MWV prior to the effective date of the Combination. The board determined that each of Mmes. Martore and Whyte and Messrs. Bernlohr, Brown, Crews, Currey, Felker, Gellerstedt, Nevels, Powers and Wilson is independent because he or she has no material relationship with the Company (other than as a director and stockholder).

Our Company purchases products and services in the normal course of business from many suppliers and sells products and services to many customers. In some instances, these transactions occur with companies with which members of our board of directors have relationships as directors or executive officers. Further, members of the board have relationships as directors or executive officers with certain companies that hold or held our debt or equity. For purposes of our board’s affirmative determinations of director independence, the board determined that these relationships were not material either individually or collectively.

Director Self-Evaluation. Our Company’s board of directors conducts an annual self-evaluation of the board, its committees and its individual members pursuant to our corporate governance guidelines. The nominating and corporate governance committee is responsible for overseeing the self-evaluation process and making a report to the board of directors pursuant to our corporate governance guidelines.

Director Education. Our board of directors has adopted a director education policy under which we will reimburse directors for tuition and all customary and reasonable expenses incurred in connection with attending a director education seminar once every two years. In addition, any director desiring to be reimbursed for additional programs may be reimbursed upon approval of the chairman of the nominating and corporate governance committee. We also invite securities and financial analysts, economists, investment bankers, attorneys and other experts to speak to our board at its meetings on subjects that are relevant to our business, our industry and the economy in general.

Communicating with Our Directors. So that stockholders and other interested parties may make their concerns known, we have established a method for communicating with our directors, including our non-executive chairman and other non-management directors. There are two ways to communicate with our directors:

•	By mail: WestRock Company, 504 Thrasher Street, Norcross, Georgia 30071.

•	By facsimile: (770) 263-3582.

Communications that are intended specifically for our non-executive chairman or other non-management directors should be marked “Attention: Non-Executive Chairman Communications.” Communications regarding accounting, internal accounting controls or auditing matters may also be reported to the audit committee of our board of directors using the above address and marking the communication “Attention: Audit Committee Communications.” All other director communications should be marked “Attention: Director Communications.” You may also communicate with our board as a whole by using our Internet website contact form at http://ir.westrock.com/phoenix.zhtml?c=254016&p=irol-govcontact. Our legal department will facilitate all of these communications. We have posted a summary of methods for communicating with our directors on our Internet website at www.westrock.com.

Our directors are encouraged to attend and participate in the annual meeting. All of RockTenn’s directors who were serving at that time attended the RockTenn annual meeting of shareholders held on January 30, 2015, and all of MWV’s directors who were serving at that time attended the MWV annual meeting of stockholders held on April 28, 2014.

Codes of Business Conduct and Ethics

Employee Codes of Conduct. Our board of directors has adopted codes of conduct for our employees. Failure to comply with an applicable code of conduct is a serious offense and will result in appropriate disciplinary action. We will disclose, to the extent and in the manner required by any applicable law or NYSE corporate governance standard, any waiver of any provision of a code of conduct.

Code of Business Conduct and Ethics for the Board of Directors. Our board of directors has also adopted a code of business conduct and ethics for our board of directors. Failure to comply with this code of business conduct and ethics is a serious offense and will result in appropriate disciplinary action. We will disclose, to the extent and in the manner required by any applicable law or NYSE corporate governance standard, any waiver of any provision of these codes of business conduct and ethics.

Code of Ethical Conduct for CEO and Senior Financial Officers. Our board of directors has also adopted a code of ethical conduct for our principal executive officer (our chief executive officer), our principal financial officer (our chief financial officer), our principal accounting officer (our chief accounting officer) and other senior executive and senior financial officers specifically designated by our chief executive officer (who we refer to as our “CEO”). These officers are expected to adhere at all times to this code of ethical conduct. Failure to comply with this code of ethical conduct for our CEO and senior financial officers is a serious offense and will result in appropriate disciplinary action. Each of our board of directors and our nominating and corporate governance committee has the authority to independently approve, in its sole discretion, any such disciplinary action as well as any amendment to and any waiver or material departure from a provision of this code of ethical conduct. We will disclose on our Internet website at www.westrock.com, to the extent and in the manner permitted by Item 5.05 of Form 8-K under the Exchange Act, the nature of any amendment to this code of ethical conduct (other than technical, administrative, or other non-substantive amendments), our approval of any material departure from a provision of this code of ethical conduct, and our failure to take action within a reasonable period of time regarding any material departure from a provision of this code of ethical conduct that has been made known to any of our executive officers.

Copies. We have posted copies of each of our codes of conduct on our Internet website at www.westrock.com.

Director Nominations

As provided in its charter, our nominating and corporate governance committee is responsible for evaluating and recommending candidates for the board of directors, including incumbent directors and potential new directors. The nominating and corporate governance committee utilizes a variety of methods for identifying and evaluating nominees for director. The nominating and corporate governance committee periodically assesses the appropriate size of the board and whether any vacancies on the board are expected due to retirement or otherwise. If no vacancies are anticipated, the nominating and corporate governance committee considers the current qualifications of incumbent directors. If vacancies arise or the nominating and corporate governance committee anticipates that an incumbent director will not agree to be a nominee for reelection, the nominating and corporate governance committee considers various potential candidates for director. Candidates may come to the attention of the nominating and corporate governance committee through current board members, professional search firms the nominating and corporate governance committee may seek to engage or other persons. Our board of directors does not currently expect any board vacancies to arise or that an incumbent director will not seek to be a nominee for reelection in the near future. All of the nominees that the board has recommended for election by the stockholders, as described above under the heading “Election of Directors — Recommendation of the Board of Directors,” are incumbent directors.

The nominating and corporate governance committee will also consider and evaluate candidates properly submitted for nomination by stockholders in accordance with the procedures set forth in our bylaws, which are described below under the heading “Additional Information — Stockholder Nominations for Election of Directors.” Following verification of the stockholder status of persons proposing candidates, the nominating and corporate governance committee will aggregate and consider qualifying nominations. If a stockholder provides materials in connection with the nomination of a director candidate, our corporate secretary will forward the materials to the nominating and corporate governance committee. Based on its evaluation of any director candidates nominated by stockholders, the nominating and corporate governance committee will determine whether to include the candidate in its recommended slate of director nominees.

When the nominating and corporate governance committee reviews a potential new candidate, consistent with our corporate governance guidelines, the nominating and corporate governance committee will apply the criteria it considers appropriate. The nominating and corporate governance committee generally considers the candidate’s qualifications in light of the needs of the board and the Company at that time given the current mix of director attributes. Our corporate governance guidelines contain specific criteria for board and board committee membership. In accordance with our corporate governance guidelines, the board of directors will strive to select as candidates for board membership a mix of individuals who represent diverse experience, background and thought at policy-making levels that are relevant to the Company’s activities as well as other characteristics that will contribute to the overall ability of the board to perform its duties and meet changing conditions. Our corporate governance guidelines also provide that each director must meet the following criteria:

•

Be free of conflicts of interest and other legal and ethical issues that would interfere with the proper performance of the responsibilities of a director (recognizing that some directors may also be executive officers of the Company).

•	Be committed to discharging the duties of a director in accordance with the corporate governance guidelines and applicable law.

•	Be willing and able to devote sufficient time and energy to carrying out his or her duties effectively and be committed to serve on the board for an extended period of time.

•	Have sufficient experience to enable the director to meaningfully participate in deliberations of the board and one or more of its committees and to otherwise fulfill his or her duties.

Our bylaws and corporate governance guidelines also provide that a director must retire when he or she reaches the age of 72, although he or she may continue to serve until the next annual or special meeting of stockholders at which directors are to be elected after he or she reaches that age. The corporate governance guidelines also provide that any director who has a significant change in his or her full-time job responsibilities must give prompt written notice to the board of directors, specifying the details, and must submit to the board of directors a letter of resignation from the board of directors and from each committee of the board of directors on which the director serves. Submission of a letter of resignation provides the board of directors the opportunity to review the continued appropriateness of the director’s membership on the board of directors and committees of the board of directors under the circumstances. The board of directors may reject or accept the letter of resignation due to change in job responsibilities as it deems to be appropriate.

The nominating and corporate governance committee also considers each candidate’s independence, as defined in the corporate governance guidelines and in the corporate governance standards of the NYSE, as described above under the heading “Election of Directors — Corporate Governance — Director Independence.” The nominating and corporate governance committee expects a high level of commitment from our directors and considers a candidate’s service on other boards and board committees to ensure that the candidate has sufficient time to effectively serve the Company.

Director Election Resignation Policy

Our corporate governance guidelines provide that if in an election for directors in which the only nominees are persons nominated by the board, a director does not receive more votes cast for his or her election than against his or her election or re-election, then that director will, within five days following the certification of the stockholder vote, tender his or her written resignation to our non-executive chairman for consideration by our nominating and corporate governance committee. The director’s resignation, unless otherwise set forth therein, will be conditioned upon our board’s acceptance of his or her resignation. When our board considers the number of votes cast for a director, it considers votes to withhold authority to vote for a director but does not count when a stockholder abstains from voting for a director. Within 45 days following the date of the stockholders’ meeting when the election occurred, our nominating and corporate governance committee will consider the director’s resignation and recommend to our board whether to accept the director’s resignation. Our board makes the final decision regarding whether to accept the director’s resignation. In determining its recommendation to our board, our nominating and corporate governance committee will consider all the information, factors and alternatives that its members deem appropriate. Our board will make the final decision regarding the resignation within 90 days of the stockholders’ meeting where the election occurred. In considering our nominating and corporate governance committee’s recommendation, our board will consider the information, factors and alternatives considered by our nominating and corporate governance committee and any additional information, factors and alternatives that our board deems appropriate.

No director who is required by our corporate governance guidelines to tender his or her resignation as described above may participate in the deliberations, recommendation or determination regarding his or her resignation as a director. If a majority of the members of our nominating and corporate governance committee are ever required to submit their resignations as described above, any of our independent directors who are not required to submit their resignations (including the directors, if any, who were not standing for election), will appoint an ad hoc board committee from among themselves within 5 days following the certification of the stockholder vote. The ad hoc committee must consist of at least 3 directors and will serve in place of our nominating and corporate governance committee solely to consider and, within 45 days following the date of the stockholders’ meeting where the election occurred, make a recommendation to our board regarding the tendered resignations. If fewer than 3 directors are eligible to serve on such ad hoc committee, our entire board (excluding, in each case, the particular director whose resignation is being considered) will deliberate and make the determination of whether to accept or reject each tendered resignation without any recommendation from our nominating and corporate governance committee or the creation of an ad hoc committee. Following our board’s decision to accept or reject any tendered resignation, we will make public disclosures with respect to our board’s decision as may be required or as we may otherwise determine to be appropriate.

Meetings of the Board of Directors

WestRock’s board of directors held five meetings, and RockTenn’s board of directors held nine meetings, during fiscal 2015. During the same period, MWV’s board of directors held seven meetings. Each of our current directors attended at least 75% of the board meetings and at least 75% of the meetings of the committees on which that director served in fiscal 2015 (for former RockTenn directors, for RockTenn and WestRock meetings and, for former MWV directors, for MWV and WestRock meetings during that time period).

Leadership Structure

Since July 1, 2015, the effective date of the Combination, Mr. Voorhees has served as our chief executive officer and president, and Mr. Luke has served as our non-executive chairman. The role of our non-executive chairman is to provide oversight, direction and leadership to our board and to facilitate communication among our directors and the regular flow of information between our management and our directors. In addition, the non-executive chairman serves as the chairman of our executive committee; presides at our stockholder meetings and board meetings; and provides input to our compensation committee and our nominating and corporate governance committee, as appropriate, with respect to the performance evaluation process of our CEO, our annual board performance self-evaluation process and our management and board of directors succession planning. The board believes that a clear delineation of the role of the non-executive chairman is appropriate as it minimizes duplication of effort between the CEO and the non-executive chairman. Fulfilling the roles and responsibilities outlined above, our non-executive chairman provides strong leadership for our board, while recognizing our CEO as the leader of the Company with respect to our business partners, employees, stockholders and other parties. Our chief executive officer and president continues to regularly communicate with the individual members of our board.

Our bylaws provide that Mr. Luke will serve as our non-executive chairman until July 1, 2018, unless he is not willing or able to serve as non-executive chairman or unless he is removed by the affirmative vote of at least three-fourths of the whole board of directors. Such an affirmative vote is also required for any determination not to, or failure to, appoint or re-elect Mr. Luke as non-executive chairman or any determination not to, or failure to, nominate Mr. Luke as a director. Our bylaws also provide that until July 1, 2018, the affirmative vote of at least three-fourths of the whole board of directors will be required for the removal or termination of, or any determination not to, or failure to, appoint Mr. Voorhees as our CEO and president. Such an affirmative vote is also required for any determination not to, or failure to, nominate Mr. Voorhees as a director.

Lead Independent Director. So long as our board of directors has not made a determination that the non-executive chairman is an independent director, the chairpersons of the nominating and corporate governance committee, compensation committee, audit committee and finance committee shall each be appointed, in succession, to serve as lead independent director at every fourth meeting of our board of directors, from and after the conclusion of such meeting until the conclusion of the subsequent meeting of the board of directors. The lead independent director shall preside at all meetings of the board of directors at which the non-executive chairman is not present, including executive sessions of the independent directors, and, if requested by a major stockholder, ensure that he or she is available for consultation and direct communication. Mr. Luke is not an independent director and therefore we have appointed a lead independent director as described above.

Meetings of Non-Management Directors and Independent Directors. Pursuant to our corporate governance guidelines, our non-management directors meet separately from Mr. Voorhees in regularly scheduled executive sessions after board meetings and at such other times as may be scheduled by our non-executive chairman. These meetings are conducted without the presence of management directors or executive officers of the Company, unless the non-management directors request the attendance of one or more members of management. At least once a year, and at such other times as may be scheduled by the non-executive chairman, the independent directors of the Company meet separately from the other directors in executive session.

Committees of the Board of Directors

The board of directors has an executive committee, an audit committee, a compensation committee, a finance committee and a nominating and corporate governance committee.

Executive Committee. Mmes. Martore and Whyte and Messrs. Gellerstedt, Luke and Voorhees are the current members of our executive committee, and Mr. Luke is chairman of the committee. Prior to the Combination during fiscal 2015, Ms. Whyte and Messrs. Gellerstedt and Voorhees were members of RockTenn’s executive committee. During the same period, Ms. Martore and Mr. Luke were members of MWV’s executive committee.

The executive committee is authorized to exercise the authority of the full board in managing the business and affairs of the Company. However, the executive committee does not have the power to do any of the following: (1) approve or adopt or recommend to the stockholders any action or matter (other than the election or removal of directors) that Delaware law requires to be approved by stockholders; or (2) adopt, amend or repeal our bylaws.

WestRock’s executive committee held no meetings since the effective date of the Combination, and RockTenn’s executive committee held one meeting during fiscal 2015. During the same period, MWV’s executive committee did not meet.

Audit Committee. Ms. Martore and Messrs. Bernlohr, Brown, Crews, Currey, Nevels and Powers are the current members of our audit committee, and Ms. Martore is chairman of the audit committee. Prior to the Combination, during fiscal 2015, Messrs. Crews and Currey were both members of RockTenn’s audit committee. During the same period, Ms. Martore and Messrs. Nevels and Powers were members of MWV’s audit committee, and Ms. Martore was the chairman.

The board of directors has determined that each of Ms. Martore and Messrs. Bernlohr, Crews, Nevels and Powers is an “audit committee financial expert” as that term is defined in Item 407(d)(5) of Regulation S-K under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), and the Exchange Act. As an audit committee financial expert, each of Ms. Martore and Messrs. Bernlohr, Crews, Nevels and Powers has the “accounting or related financial management expertise” that the NYSE listing standards require at least one member of an audit committee to have. The board of directors has also determined that all audit committee members are financially literate, as that qualification is interpreted by the board in its business judgment, in compliance with the NYSE listing standards requirements for audit committee members. The board of directors has also determined that all members of the audit committee are independent in accordance with the heightened independence standards established by the Exchange Act and adopted by the NYSE for audit committee members.

The audit committee assists our board of directors in fulfilling its responsibilities with respect to the oversight of: (1) the integrity of our financial statements; (2) our system of internal control over financial reporting; (3) the performance of our internal audit function; (4) the independence, qualifications and performance of our independent auditor; and (5) our risk review and system of compliance with legal and regulatory requirements. Among other things, the audit committee, under its charter, directly appoints, compensates, retains and oversees the work of our independent auditor, which reports directly to the audit committee. The other principal duties and responsibilities of the audit committee are set forth in its charter, which was adopted by the board of directors and is available on our website at www.westrock.com. The audit committee may perform any other duties or responsibilities delegated to the audit committee from time to time by the board of directors.

WestRock’s audit committee held four meetings, and RockTenn’s audit committee held six meetings during fiscal 2015, including meetings to review and discuss with the independent auditor and management the Company’s quarterly earnings releases as well as the financial statements and the disclosure under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our quarterly reports on Form 10-Q and in our annual report on Form 10-K. During the same period, MWV’s audit committee held two meetings.

Compensation Committee. Mmes. Martore and Whyte and Messrs. Bernlohr, Gellerstedt and Powers are the current members of our compensation committee, and Mr. Gellerstedt is chairman of the compensation committee. Prior to the Combination during fiscal 2015, Ms. Whyte and Messrs. Bernlohr, Brown, and Gellerstedt were members of RockTenn’s compensation committee, and Mr. Gellerstedt was the chairman. During the same period, Ms. Martore and Mr. Powers were members of MWV’s compensation committee. The board of directors has determined that all members of the compensation committee are independent as defined in the applicable listing standards of the NYSE. See “Election of Directors — Corporate Governance — Director Independence” above.

The purpose of the compensation committee is to assist the board of directors in fulfilling its responsibilities with respect to compensation of our executives and non-employee directors and oversight of matters relating to our equity compensation and certain employee benefits plans.

The compensation committee’s principal duties and responsibilities are to do the following:

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review and approve corporate goals and objectives relating to compensation of our CEO, evaluate the CEO’s performance in light of any of these goals and objectives and determine and approve the CEO’s compensation level based on any such evaluation;

•

except to the extent that the compensation committee elects to seek the approval of the board of directors, review and approve goals, objectives and recommendations relating to compensation of senior executives (other than the CEO) and approve the compensation of senior executives (other than the CEO);

•

except to the extent that the compensation committee delegates the responsibility to the CEO or elects to seek the approval of the board of directors, review and approve goals, objectives and recommendations relating to the compensation of executives (other than the CEO or senior executives) submitted to the compensation committee by the CEO;

•	make recommendations to the board of directors with respect to compensation of our non-employee directors;

•

except to the extent that the compensation committee elects to delegate such authority to the CEO and other senior executives in a manner that is consistent with the terms of such plans and applicable law, adopt, amend and administer our equity plans, cash-based long-term incentive compensation plans and non-qualified deferred compensation plans, participants in which may include the CEO, other senior executives and directors;

•	set the overall compensation strategy and compensation policies for executives and our non-employee directors;

•	oversee our compliance with the rules of the SEC regarding stockholder approval of certain executive compensation matters;

•	prepare the report from the compensation committee required by applicable law to be included in our annual proxy statement; and

•	oversee the preparation of, and review and discuss with management, the compensation discussion and analysis for inclusion in our annual proxy statement and annual report on Form 10-K.

The other principal duties and responsibilities of the compensation committee are set forth in its charter, which was adopted by the board of directors and is available on our website at www.westrock.com.

We describe the processes and procedures we use to consider and determine executive compensation, including the scope of authority of the compensation committee, the role of our CEO in determining or recommending executive compensation and the role of our compensation consultant, in this proxy statement in the section below titled “Executive Compensation — Compensation Discussion and Analysis.”

WestRock’s compensation committee held two meetings, and RockTenn’s compensation committee held five meetings during fiscal 2015. During the same period, MWV’s compensation committee held five meetings.

Compensation Committee Interlocks and Insider Participation. Mmes. Martore and Whyte and Messrs. Bernlohr, Brown, Gellerstedt and Powers were members of our compensation committee during fiscal 2015. None of the compensation committee members during fiscal 2015 is or has been an officer or employee of the Company or had any relationship that is required to be disclosed as a transaction with a related party. During fiscal 2015, (a) none of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our compensation committee, (b) none of our executive officers served as a director of another entity, one of whose executive officers served on our compensation committee and (c) none of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

Finance Committee. Messrs. Brown, Campbell, Crews, Currey, Felker, Nevels and Wilson are members of the finance committee, and Mr. Wilson is chairman of the finance committee. Prior to the Combination during fiscal 2015, Messrs. Brown, Crews and Currey were members of RockTenn’s finance committee. During the same period, Messrs. Campbell and Wilson were members of MWV’s finance committee, and Mr. Wilson was the chairman.

The purpose of the finance committee is to assist the board of directors in fulfilling its responsibilities with respect to oversight of our financial management and resources. The finance committee also evaluates specific financial strategy initiatives as requested by the board of directors or management. The finance committee’s principal duties and responsibilities are to do the following:

•	review our proposed capital budget, including expected financing approaches, and make recommendations to the board of directors on whether to approve the proposed capital budget;

•	review management’s assessment of our capital structure, including dividend policies and stock repurchase programs, debt capacity and liquidity;

•	review procedures established by management to monitor debt-related covenant compliance and discuss with management any effect of covenants on our capital structure;

•	review financing and liquidity initiatives to be proposed by management for action by the board of directors; and

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review, solely for purposes of determining the impact of our defined benefit plans on our finances and financial statements, the investment objectives, investment performance and funding requirements of the plans, and such other information relating to the plans as the finance committee deems appropriate for these purposes.

The other principal duties and responsibilities of the finance committee are set forth in its charter, which was adopted by the board of directors and is available on our website at www.westrock.com.

WestRock’s finance committee held two meetings, and RockTenn’s finance committee held four meetings during fiscal 2015. During the same period, MWV’s finance committee held one meeting.

Nominating and Corporate Governance Committee. Ms. Whyte and Messrs. Campbell, Felker, Gellerstedt and Wilson are members of the nominating and corporate governance committee, and Ms. Whyte is chairman of the nominating and corporate governance committee. Prior to the Combination, Ms. Whyte was a member and chairman of RockTenn’s nominating and corporate governance committee. During the same period, Mr. Campbell was a member and chairman of MWV’s nominating and governance committee. The board of directors has determined that all members of the nominating and corporate governance committee are independent as defined in the applicable listing standards of the NYSE.

The purpose of the nominating and corporate governance committee is to assist the board of directors in fulfilling its corporate governance responsibilities, including, without limitation, with respect to identifying and recommending qualified candidates for our board of directors and its committees; overseeing the evaluation of the effectiveness of the board of directors and its committees; and reviewing matters on corporate governance, including trends and current practices and developing and recommending corporate governance guidelines and other governance policies and procedures. The nominating and corporate governance committee’s principal duties and responsibilities are to do the following:

•	develop and recommend corporate governance guidelines and other corporate policies and procedures and any changes to the corporate governance guidelines and other corporate policies and procedures;

•	review and make recommendations regarding corporate governance proposals by stockholders;

•	maintain a board succession plan and lead the search for potential director candidates;

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evaluate and recommend candidates for our board of directors, including incumbent directors whose terms are expiring and potential new directors, consistent with the membership criteria defined in our corporate governance guidelines;

•	assist in the process of attracting qualified director nominees;

•	evaluate and recommend changes to the size, composition and structure of the board of directors and its committees;

•	evaluate and recommend directors for nomination to each of the committees of the board of directors;

•	evaluate and recommend changes to the membership criteria for the board of directors and its committees (as set forth in the corporate governance guidelines) and the charters of its committees;

•	consider whether the qualifications of individual directors meet regulatory concepts such as “independent,” “non-employee” or “outside” director and “audit committee financial expert;”

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review the qualifications of directors and their suitability for continued service and also undertake this review at any time a director changes employment or profession, suffers a relevant deterioration in health, or undergoes any other significant alteration in circumstances that may impact his or her service on the board of directors;

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develop and recommend to the board of directors and, when approved by the board of directors, oversee an annual self-evaluation process for the board of directors and its committees in accordance with the corporate governance guidelines and recommend to the board of directors any changes to the process that the nominating and corporate governance committee considers appropriate;

•

recommend to the board of directors from time to time the establishment of any new committees of the board of directors as the nominating and corporate governance committee considers necessary or desirable;

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evaluate recommendations by management to adopt or amend codes of business conduct and ethics and recommend to the board of directors those codes that the nominating and corporate governance committee considers necessary to comply with applicable law or otherwise appropriate;

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evaluate periodically all codes of conduct adopted by the board of directors and recommend any changes that the nominating and corporate governance committee considers necessary to comply with applicable law or otherwise appropriate;

•	review related party transactions and make recommendations to the board of directors with respect to the appropriateness of those transactions; and

•	recommend orientation and education procedures for directors as the nominating and corporate governance committee considers appropriate.

The other principal duties and responsibilities of the nominating and corporate governance committee are set forth in its charter, which was adopted by the board of directors and is available on our website at www.westrock.com. The nominating and corporate governance committee will also consider and evaluate candidates properly submitted for nomination by stockholders in accordance with the procedures set forth in our bylaws, which are described below under the heading “Additional Information — Stockholder Nominations for Election of Directors.” See also “Election of Directors — Director Nominations” above.

WestRock’s nominating and corporate governance committee held one meeting, and RockTenn’s nominating and corporate governance committee held two meetings, during fiscal 2015. During the same period, MWV’s nominating and corporate governance committee held two meetings.

Copies of Committee Charters. We have posted on our Internet website at www.westrock.com copies of the charters of each of the audit committee, the compensation committee, the finance committee and the nominating and corporate governance committee.

Board of Directors’ Role in Risk Management

Our board of directors has responsibility for the oversight of risk management at the Company and implements its oversight function both as a whole and through delegation to its committees. The board recognizes that it is neither possible nor desirable to eliminate all risk. Rather, the board of directors views appropriate risk taking as essential to the long-term success of the Company and seeks to understand and oversee critical business risks in the context of our business strategy, the magnitude of the particular risks and the proper allocation of the Company’s resources. The board of directors and its committees receive regular reports from members of senior management on areas of material risk to the Company, including operational, financial, strategic, competitive, reputational, legal and regulatory risks, and how those risks are managed.

Various aspects of the board of directors’ risk oversight are delegated to its committees, which meet regularly and report back to the full board. The following committees play significant roles in carrying out the risk oversight function:

•

Our audit committee oversees risks related to the Company’s financial statements, the financial reporting and disclosure processes, the financial and other internal controls, accounting, legal matters, information technology and cyber security. The audit committee also oversees the internal audit function. Our independent outside auditors and the vice president of our internal audit department regularly identify and discuss with the audit committee risks and related mitigation measures that may arise during their regular reviews of the Company’s financial statements and audit work. The audit committee meets separately on a regular basis with representatives of our independent auditing firm and the vice president of our internal audit department.

•

Our compensation committee evaluates the risks and rewards associated with the Company’s compensation philosophy and programs. The compensation committee reviews and approves compensation programs with features designed to reward long-term achievement and discourage excessive short-term risk taking. An independent executive compensation consulting firm hired by the compensation committee advises the committee with respect to our executive compensation practices and programs, including the risks associated with each of them. We believe that our compensation policies and principles in conjunction with our internal oversight of those policies and principles reduce the possibility of imprudent risk taking.

•

Our nominating and corporate governance committee monitors our corporate governance practices against applicable requirements, including those of the NYSE, and against evolving developments and is responsible for our codes of conduct and ethics, including the code of business conduct applicable to our employees. The nominating and corporate governance committee also considers issues associated with the independence of our board members.

•

Our finance committee reviews management’s annual capital expenditure plans and management’s assessment of the Company’s capital structure, including dividend policies and stock repurchase programs, debt capacity, liquidity and refinancing risk. The finance committee reviews financing and liquidity initiatives to be proposed by management for board action. In addition, the finance committee reviews steps taken by management to ensure compliance with the Company’s financial management policies.

Our general counsel informs each committee and the board of directors of relevant legal and compliance issues, and each committee also has access to the Company’s outside counsel when they deem it advisable. Each committee also understands that it has the authority to engage such independent counsel as the committee deems necessary to carry out its duties and responsibilities.

Annually, our CEO and other senior executives, as deemed appropriate by management or our board members, make a presentation to our board of directors about risks associated with our business and how the Company manages and mitigates those risks. Because overseeing risk is an ongoing process, the board of directors also discusses risk throughout the year at other meetings in relation to proposed actions or discussions with respect to various aspects of our operations.

We believe that the board of directors’ approach to risk oversight provides a framework for the board in conjunction with management of the Company to assess the various risks, make informed decisions and approach existing and emerging risks in a proactive manner for the Company.

Compensation of Directors

The following table provides information concerning the compensation of our directors who are not named executive officers for fiscal 2015. For the period beginning on October 1, 2014 through June 30, 2015, RockTenn paid its directors annual retainer fees of $110,000, paid in equal quarterly installments. During this period, RockTenn’s non-executive chairman of the board received an additional annual fee of $40,000, the chairman of the audit committee received an additional annual fee of $20,000, the chairman of the compensation committee received an additional annual fee of $15,000, and each chairman of the other committees of our board of directors received an additional annual fee of $10,000.

As of the effective date of the Combination on July 1, 2015, we increased the annual retainer fees that we pay our directors to $115,000, increased the annual additional fee paid to the chairman of our compensation committee to $18,500 and increased the annual additional fees paid to the chairman of the finance committee and the chairman of the nominating and corporate governance committee to $15,000. The other director fees described above for RockTenn remain in effect for WestRock’s directors.

In addition, each then serving non-employee director of RockTenn received, on January 30, 2015, pursuant to the Company’s Amended and Restated 2004 Incentive Stock Plan (which we refer to as the “2004 Incentive Stock Plan”), a grant of 1,695 restricted shares of our Common Stock, which vested on July 1, 2015 in connection with the Combination. Each non-employee director of WestRock received, on October 29, 2015, 1,035 restricted shares of our Common Stock for their service from July 1, 2015 through December 31, 2015.

These factors account for differences among the compensation of the directors in the table below.

In accordance with SEC regulations, grants of restricted stock are valued at the grant date fair value computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification 718, “Compensation — Stock Compensation” (which we refer to as “ASC 718”). The fair value per share of grants of restricted stock awarded in fiscal 2015 is equal to the closing sale price of our Common Stock on the NYSE on the date of grant (i.e., $64.90 on January 30, 2015). We recognize such expense ratably over the vesting period but without reduction for assumed forfeitures (as we do for financial reporting purposes).

Director Compensation Table for Fiscal 2015

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
Timothy J. Bernlohr	$111,250	$110,006	$221,256
J. Powell Brown	$111,250	$110,006	$221,256
Michael E. Campbell	$28,750	$0	$28,750
Terrell K. Crews	$131,250	$110,006	$241,256
Russell M. Currey	$111,250	$110,006	$221,256
G. Stephen Felker	$151,250	$110,006	$261,256
L.L. Gellerstedt III	$135,500	$110,006	$245,506
John A. Luke, Jr.	$48,750	$0	$48,750
Gracia C. Martore	$38,750	$0	$38,750
James E. Nevels	$28,750	$0	$28,750
Timothy H. Powers	$28,750	$0	$28,750
Bettina M. Whyte	$128,750	$110,006	$238,756
Alan D. Wilson	$28,750	$0	$28,750

(1)	For Ms. Martore and Messrs. Campbell, Luke, Nevels, Powers and Wilson, these figures represent fees paid by WestRock following the Combination, for the period from July 1, 2015 through September 30, 2015.

(2)	Non-employee directors of RockTenn received stock awards on January 30, 2015. Amounts for 2015 stock awards are based on the closing sale price of our Common Stock on the NYSE of $64.90 on January 30, 2015. We report in this column the aggregate fair value of grants made in fiscal 2015 in accordance with ASC 718. Please refer to Note 15 to our financial statements in our annual report on Form 10-K for the fiscal year ended September 30, 2015 for a discussion of the assumptions related to the calculation of such value.

COMMON STOCK OWNERSHIP BY MANAGEMENT

AND PRINCIPAL STOCKHOLDERS

The table below shows, as of December 8, 2015, how many shares of our Common Stock each of the following beneficially owned: named executive officers (as defined below under “Executive Compensation — Compensation Discussion and Analysis — Introduction”), our directors and nominees, owners of 5% or more of our Common Stock and our directors and our executive officers as a group. Under the rules of the SEC, a person “beneficially owns” securities if that person has or shares the power to vote or dispose of the securities. The person also “beneficially owns” securities that the person has the right to acquire within 60 days. Under these rules, more than one person may be deemed to beneficially own the same securities, and a person may be deemed to beneficially own securities in which he or she has no financial interest. Except as shown in the footnotes to the table, the stockholders named below have the sole power to vote or dispose of the shares shown as beneficially owned by them.

	Beneficial Ownership of Common Stock
Directors and Named Executive Officers	Number of Shares	Percent of Class(1)
Steven C. Voorhees(2)	796,411	*

Ward H. Dickson(3)	23,344	*

Robert K. Beckler(4)	156,621	*

Michael E. Kiepura	283,757	*

James B. Porter III(5)	374,759	*

Robert B. McIntosh(6)	342,026	*

Timothy J. Bernlohr(7)	17,695	*

J. Powell Brown(8)	29,000	*

Michael E. Campbell(9)	41,685	*

Terrell K. Crews(10)	17,552	*

Russell M. Currey(11)	938,426	*

G. Stephen Felker(12)	79,520	*

Lawrence L. Gellerstedt III(13)	61,242	*

John A. Luke, Jr.(14)	2,988,977	1.15%

Gracia C. Martore(15)	9,912	*

James E. Nevels(16)	2,847	*

Timothy H. Powers(17)	33,094	*

Bettina M. Whyte(18)	39,000	*

Alan D. Wilson(19)	11,511	*

All directors and executive officers as a group (20) persons, including Jennifer Graham-Johnson and A. Stephen Meadows, but not including Michael E. Kiepura(20)	6,129,614	2.41%

Stockholders
FMR LLC(17)	27,136,277	10.6%
The Vanguard Group, Inc.(21)	21,488,014	8.4%

*	Less than 1%.

(1)	Based on 256,972,425 shares of Common Stock issued and outstanding as of December 8, 2015, plus, for each individual, the number of shares of Common Stock issuable upon exercise of outstanding stock options that are or will become exercisable on or prior to February 6, 2016 (60 days after December 8, 2015).

(2)	Share balance includes:

•	79,360 shares of restricted stock beneficially owned by Mr. Voorhees that will vest on January 25, 2016; and

•	258,453 shares issuable upon exercise of stock options beneficially owned by Mr. Voorhees.

(3)	Share balance includes 13,346 shares issuable upon exercise of stock options beneficially owned by Mr. Dickson.

(4)	Share balance includes:

•	1,451 shares held in the MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Salaried and Non-Bargained Employees; and

•	134,960 shares issuable upon exercise of stock options beneficially owned by Dr. Beckler.

(5)	Share balance includes:

•	73,920 shares of restricted stock beneficially owned by Mr. Porter that will vest on January 25, 2016;

•	136,549 shares issuable upon exercise of stock options beneficially owned by Mr. Porter; and

•	164,095 shares deemed beneficially owned by Mr. Porter as trustee of a joint trust for the benefit of his wife and him.

(6)	Share balance includes:

•	23,880 shares of restricted stock beneficially owned by Mr. McIntosh that will vest on January 25, 2016; and

•	112,182 shares issuable upon exercise of stock options beneficially owned by Mr. McIntosh.

(7)	Share balance includes 1,035 shares of restricted stock beneficially owned by Mr. Bernlohr that will vest on January 30, 2016.

(8)	Share balance includes:

•	1,035 shares of restricted stock beneficially owned by Mr. Brown that will vest on January 30, 2016;

•	27,735 shares held in a joint ownership investment account with Mr. Brown’s spouse; and

•	230 shares held by Mr. Brown’s son.

(9)	Share balance includes:

•	1,035 shares of restricted stock beneficially owned by Mr. Campbell that will vest on January 30, 2016; and

•

39,406 share units representing the same number of shares of Common Stock (which we refer to as the “Director Stock Units”) beneficially owned by Mr. Campbell and granted under the MeadWestvaco Corporation Compensation Plan for Non-Employee Directors and the 2005 Performance Incentive Plan. The rights of each applicable former MWV director with respect to these stock units are vested at all times, and distributions of the Director Stock Units are required to be made in Common Stock on the earliest practicable date following the end of the calendar quarter in which the applicable director’s membership on our board of directors is terminated.

(10)	Share balance includes 1,035 shares of restricted stock beneficially owned by Mr. Crews that will vest on January 30, 2016

(11)	Share balance includes:

•	1,035 shares of restricted stock beneficially owned by Mr. Currey that will vest on January 30, 2016;

•	85,616 shares deemed beneficially owned by Mr. Currey as trustee of a trust for the benefit of his mother;

•	185,932 shares beneficially owned by Mr. Currey that are owned by Boxwood Capital, LLC, a limited liability company of which Mr. Currey is the controlling member and president; and

•	569,565 shares owned by Mr. Bradley Currey for which Mr. Russell Currey is the proxy agent.

(12)	Share balance includes 1,035 shares of restricted stock beneficially owned by Mr. Felker that will vest on January 30, 2016.

(13)	Share balance includes:

•	1,035 shares of restricted stock beneficially owned by Mr. Gellerstedt that will vest on January 30, 2016; and

•	146 shares held by Mr. Gellerstedt’s daughter.

(14)	Share balance includes:

•	1,035 shares of restricted stock beneficially owned by Mr. Luke that will vest on January 30, 2016;

•	2,269 shares held by Mr. Luke’s spouse;

•	7,064 shares held by Mr. Luke’s son;

•	140,680 shares held in a family trust;

•	33,625 shares held in the MeadWestvaco Corporation Savings and Employee Stock Ownership Plan for Salaried and Non-Bargained Employees;

•	260,961 shares of restricted stock beneficially owned by Mr. Luke that will vest on January 4, 2016; and

•	2,218,258 shares issuable upon exercise of stock options beneficially owned by Mr. Luke.

(15)	Share balance includes:

•	1,035 shares of restricted stock beneficially owned by Ms. Martore that will vest on January 30, 2016; and

•	8,877 Director Stock Units beneficially owned by Ms. Martore.

(16)	Share balance includes:

•	1,035 shares of restricted stock beneficially owned by Mr. Nevels that will vest on January 30, 2016; and

•	1,812 Director Stock Units beneficially owned by Mr. Nevels.

(17)	Share balance includes:

•	1,035 shares of restricted stock beneficially owned by Mr. Powers that will vest on January 30, 2016; and

•	31,279 Director Stock Units beneficially owned by Mr. Powers.

(18)	Share balance includes 1,035 shares of restricted stock beneficially owned by Ms. Whyte that will vest on January 30, 2016.

(19)	Share balance includes:

•	1,035 shares of restricted stock beneficially owned by Mr. Wilson that will vest on January 30, 2016; and

•	10,476 Director Stock Units beneficially owned by Mr. Wilson.

(20)	Ms. Graham-Johnson and Mr. Meadows are executive officers. Mr. Kiepura retired from the Company, effective as of July 2, 2015. Share balance includes 2,918,884 shares issuable upon exercise of stock options beneficially owned by our executive officers.

(21)	This information is based upon a NASDAQ Report on the stock activity of the Company for the period from December 7, 2015 through December 11, 2015. Fidelity’s address is 245 Summer Street, Boston, MA 02210. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355.

EXECUTIVE OFFICERS

Identification of Executive Officers

The executive officers of the Company are as follows as of December 22, 2015:

Name	Age	Position Held
Steven C. Voorhees	61	Chief Executive Officer and President

Robert K. Beckler	54	President, Packaging Solutions

James B. Porter III	64	President, Paper Solutions

Ward H. Dickson	53	Executive Vice President and Chief Financial Officer

Robert B. McIntosh	58	Executive Vice President, General Counsel and Secretary

Jennifer Graham-Johnson	47	Chief Human Resources Officer

A. Stephen Meadows	65	Chief Accounting Officer

Steven C. Voorhees has served as WestRock’s chief executive officer and president since July 1, 2015. He served as RockTenn’s chief executive officer from November 2013 through June 30, 2015, as RockTenn’s president and chief operating officer from January 2013 through October 2013 and served as RockTenn’s executive vice president and chief financial officer, from September 2000 to January 2013. Mr. Voorhees also served as RockTenn’s chief administrative officer from July 2008 to January 2013.

Robert K. Beckler has served as WestRock’s president, Packaging Solutions, since July 1, 2015. He served as MWV’s executive vice president and president, packaging from 2014 through June 30, 2015, as president of MWV’s Brazilian operations from 2010 through 2013 and as MWV’s senior vice president, from 2012 through 2013, as MWV’s president of Specialty Chemicals from 2007 through 2009, and as MWV’s vice president, operations of Specialty Chemicals from 2004 to 2007. Dr. Beckler joined MWV in 1987.

James B. Porter III has served as WestRock’s president, Paper Solutions since July 1, 2015. He served as RockTenn’s president, Paper Solutions from April 2014 through June 30, 2015, as RockTenn’s president —corrugated packaging from July 2012 to April 2014, as RockTenn’s president — corrugated packaging and recycling from May 2011 to July 2012 and as executive vice president of RockTenn’s corrugated packaging business from July 2008 until May 2011. Mr. Porter joined RockTenn in connection with its acquisition of Southern Container Corp. in March 2008. Prior to his appointment as executive vice president of RockTenn, Mr. Porter served as the president and chief operating officer of Southern Container from 2004 and served as the president of Solvay Paperboard, a subsidiary of Southern Container, from 1997 through 2004.

Ward H. Dickson has served as WestRock’s executive vice president and chief financial officer since July 1, 2015. He served as RockTenn’s executive vice president and chief financial officer from September 2013 through June 30, 2015. From November 2011 until September 2013, he served as the senior vice president of finance for the global sales and service organization of Cisco Systems, Inc., and, from July 2009 to November 2011, he served as the vice president of finance for the global sales and service organization of Cisco. Mr. Dickson served as the vice president of finance at Scientific Atlanta, a division of Cisco, from February 2006 until July 2009. Prior to Cisco’s acquisition of Scientific Atlanta, Inc. in February 2006, Mr. Dickson had served as that company’s vice president of worldwide financial operations since 2003.

Robert B. McIntosh has served as WestRock’s executive vice president, general counsel and secretary since July 1, 2015. He served as RockTenn’s executive vice president, general counsel and secretary from January 2009 through June 30, 2015 and as RockTenn’s senior vice president, general counsel and secretary from August 2000 until January 2009. Mr. McIntosh joined RockTenn in 1995 as vice president and general counsel.

Jennifer Graham-Johnson has served as WestRock’s chief human resources officer since July 1, 2015. She served as RockTenn’s executive vice president, human resources from April 2012 through June 30, 2015, as RockTenn’s senior vice president, employee services from February 2012 until April 2012, as RockTenn’s vice president of employee services from August 2008 until February 2012 and as RockTenn’s vice president of benefits from November 2003 until August 2008. Ms. Graham-Johnson joined RockTenn in 1993.

A. Stephen Meadows has served as WestRock’s chief accounting officer since July 1, 2015. Mr. Meadows served as RockTenn’s chief accounting officer from July 2006 through June 30, 2015.

All of our executive officers are elected annually by, and serve at the discretion of, the board of directors. As described above, our bylaws provide that until July 1, 2018, the affirmative vote of at least three-fourths of the whole board of directors will be required for the removal or termination of, or any determination not to, or failure to, appoint Mr. Voorhees as our chief executive officer and president.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In this section, we discuss the Company’s compensation program as it pertains to each person who served as our chief executive officer or chief financial officer during fiscal 2015 and our three other most highly-compensated executive officers who were serving at the end of fiscal 2015. We also include Michael E. Kiepura, the former president, Packaging Solutions of RockTenn, because he would have been one of the Company’s three other most highly compensated executive officers as of the end of fiscal 2015 if he had not retired following the effective date of the Combination. We refer to these six persons throughout as the “named executive officers” or our “NEOs.” Our discussion focuses on compensation and practices relating to our most recently completed fiscal year.

Our NEOs for fiscal 2015 include the following people who held the positions set forth opposite their respective names during fiscal 2015:

Name	Position Held
Steven C. Voorhees	Chief Executive Officer and President

Ward H. Dickson	Executive Vice President and Chief Financial Officer

Robert K. Beckler(1)	President, Packaging Solutions

Michael E. Kiepura(2)	President, Packaging Solutions

James B. Porter III	President, Paper Solutions

Robert B. McIntosh	Executive Vice President, General Counsel and Secretary

(1)	Dr. Beckler was appointed to the position of president, Packaging Solutions, as of the effective date of the Combination on July 1, 2015.

(2)	Mr. Kiepura retired the day after the effective date of the Combination on July 2, 2015.

Executive Summary

Our executive compensation program is based on a pay-for-performance model and uses long-term and short-term incentives to help drive performance and align the interests of our named executive officers with the interests of our stockholders. Our long-term incentives are primarily equity based and include a combination of performance-based restricted stock, stock units and stock options, and our short-term incentives focus on the performance goals that we believe drive stockholder value and for which our executives are responsible. Together, these incentives focus our executives on making decisions that will benefit our stockholders and our stock price over the long term. As noted in the discussion below, more than half of the compensation for each NEO, other than Mr. McIntosh, is equity based, and more than 75% of each NEOs’ compensation, other than Mr. McIntosh, is variable or at-risk, thereby closely aligning their compensation with the interests of our stockholders. Nearly half of Mr. McIntosh’s compensation is equity based and nearly 70% of his compensation is variable or at-risk. We believe that this has been an effective compensation model that has contributed to aggregate total stockholder returns for the Company for the past three, five and ten fiscal years of 49.12%, 121.87% and 687.68%, respectively.

Our NEOs’ base salaries provide a basic level of compensation and enable us to recruit and retain executives. In fiscal 2015, our NEOs’ base salaries, other than Mr. Kiepura who retired as of July 2, 2015, ranged from 94% to 132% of the market median based on our current peer group and survey data (as described below in the section titled “Consideration of Competitive Market Data Regarding Executive Compensation”). Our NEOs also receive annual incentives that reward performance based on various combinations of the following factors, as applicable to the individual NEO: operating income, customer engagement survey results, safety results, the reduction and management of the costs of our home office and the effectiveness of our legal department. In accordance with our philosophy of paying for performance, an NEO’s performance-based compensation rises and falls with the performance of the Company as a whole.

In fiscal 2015, our executive compensation program performed as designed. During the year, the Company’s financial performance exceeded the target goal set by our compensation committee for the component of our NEOs’ annual bonus opportunities related to the Company’s operating income. Operating income is a key component of all of our NEOs’ bonus goals reflecting the significance we place on the financial performance of the Company. The superior performance of the Company in relation to our operating income resulted in awards that were greater than the target opportunity of this component of each of our NEO’s bonuses.

Customer engagement is an extremely important element of the Company’s culture and is therefore included in the bonus goals of each of our NEOs. The results of our customer engagement surveys in fiscal 2015 for the consolidated company exceeded the target bonus opportunity for this component of the annual bonuses of Messrs. Voorhees, Dickson and McIntosh. Our Paper Solutions business’s customer survey results exceeded the maximum bonus score for that category, which resulted in Mr. Porter receiving the maximum percentage of that component of his bonus for both RockTenn’s results from the period of the fiscal year prior to the Combination and for WestRock’s results for the final quarter of fiscal 2015. Similarly, our Packaging Solutions business exceeded the target goal for customer engagement results during the same period resulting in awards in excess of the target award for each of Mr. Kiepura and Dr. Beckler for that element of their bonus calculation.

We also place a high value and emphasis on safety and use it as an important measure of the bonus goals of our NEOs, other than Messrs. Dickson and McIntosh, who have no responsibility over manufacturing operations and therefore do not directly oversee the Company’s safety efforts. Variances in the Company’s overall safety results both as a company and by business resulted in differing rewards for our NEOs who are rewarded for favorable safety results.

The Company also reduced and managed costs that are within the control of home office staff during fiscal 2015 by an amount that exceeded the target bonus goal for that element and also exceeded the target bonus goal for maintaining and increasing those applicable home office savings from fiscal 2014. Messrs. Dickson and McIntosh therefore received higher awards for this element of their bonuses because of the significant roles they play over these cost savings efforts.

Our performance-based restricted stock that vested in fiscal 2015 was contingent on the Company achieving a specific cash flow to market equity ratio over specified multi-year periods. The Company achieved a cash flow to market equity ratio, as defined in the grants, of approximately 26% for the three-year period ending December 31, 2014, which exceeded the maximum level and resulted in the awards made in fiscal 2012 vesting at 200% of target. This increased the value of the equity incentive portion of our NEOs’ compensation, which is described below.

In consideration of the results of our annual and long term incentive programs, we believe that our short-term and long-term incentives achieved their objectives of motivating and rewarding performance and aligning the interests of our NEOs with those of our stockholders.

Executive Compensation Philosophy

Our executive compensation philosophy is based on the belief that the compensation of our employees, including our named executive officers, should be set at levels that allow us to attract and retain employees who are committed to achieving high performance and who demonstrate the ability to do so. We seek to provide an executive compensation package that is driven by our overall financial performance, increased stockholder value, the success of areas of our business directly impacted by the executive’s performance, and the performance of the individual executive. We view our compensation program as a strategic tool that supports the successful execution of our business strategy. The core principles of this strategy include the following:

•	making compensation decisions that are based on a pay-for-performance model, thereby linking a substantial portion of total direct compensation to variable at-risk pay;

•	long-term incentives (which we refer to as “LTI”) should be used in addition to short-term incentives (which we refer to as “STI”) to encourage a focus on long-term strategy and execution;

•	equity compensation should be used in addition to cash compensation to align the interests of our executives with the interests of our stockholders;

•

compensation should reflect an employee’s level of responsibility and contribution, and the greater the responsibility, the greater the share of an employee’s compensation that should be at-risk with respect to performance; and

•	overall compensation must be competitive relative to other comparable organizations in order to attract and retain superior executives.

The following table shows the use of these principles in the weighting of the target total direct compensation elements as in effect at the end of fiscal 2015:

Mr. Voorhees (CEO)		NEOs (other than Mr. Voorhees)
Base Salary	11%	Base Salary	24%
Target Bonus	18%	Target Bonus	23%
Target LTI	71%	Target LTI	53%
Target Variable	89%	Target Variable	76%
LTI vs. STI	81%/19%	LTI vs. STI	70%/30%
Equity vs. Cash	71%/29%	Equity vs. Cash	53%/47%

Objectives of Our Executive Compensation Program

The objectives of our executive compensation program are to:

•	create a clear path between realized compensation and the successful execution of our business strategy;

•	attract and retain high quality executives capable of and committed to achieving superior performance;

•	enhance each individual executive’s performance;

•	align incentives with the areas of our business most directly impacted by the executive’s leadership and performance;

•	improve the overall performance of the Company;

•

increase stockholder value by creating a mutuality of interest between the executive officers and stockholders through equity compensation structures that promote the sharing of the risks and rewards of strategic decision-making; and

•	enhance the financial effectiveness of the program by taking into consideration the accounting treatment, deductibility and taxation of compensation decisions.

Administration of Our Executive Compensation Program

Our executive compensation program is administered by the compensation committee of our board of directors. As reflected in its charter, the compensation committee approves executive compensation and the related corporate and individual goals and objectives, determines the compensation of our CEO and approves the compensation of our other senior executives and evaluates our CEO’s performance relative to established goals and objectives.

Over the course of each year, the compensation committee reviews the relationship between our executive compensation program and the achievement of business objectives, as well as the competitiveness of the program.

The compensation committee retains a compensation consulting firm to provide objective analysis, advice and information to the compensation committee, including competitive market data and compensation recommendations related to our CEO and our other senior executives. Hay Group served as the independent compensation consultant to the compensation committee during fiscal 2015. The compensation consultant reports to the chairman of the compensation committee and has direct access to the other members of the compensation committee. The compensation consultant attends all significant meetings of the compensation committee and also meets with the compensation committee in person in executive sessions without management present. The decisions made by the compensation committee are the responsibility of the compensation committee and may reflect factors and considerations other than the information and recommendations provided by the compensation consultant. Hay Group did not provide the Company with any other services in fiscal 2015 but provided services to MWV prior to the Combination. After considering the factors adopted by the SEC, the compensation committee determined that Hay Group was independent and did not have a conflict of interest.

The compensation committee also considers input from our CEO in making determinations regarding our overall executive compensation program and the individual compensation of our senior executives other than our CEO. As part of the annual planning process, our CEO develops targets for our annual bonus program and presents them to the compensation committee for consideration, and, based on performance appraisals and information regarding competitive market practices provided by the compensation consultant, recommends base salary adjustments, annual bonus opportunities, and long-term incentive levels for our senior executives other than our CEO. In addition, each year, our CEO presents to the compensation committee and the directors his evaluation of each senior executive’s contribution and performance over the past year, strengths and development needs and actions, and reviews succession plans for each of our senior executives.

After taking into account advice and recommendations from our CEO and the compensation consultant, the compensation committee determines what changes, if any, should be made to the executive compensation program and sets the level of compensation for each senior executive with respect to each element in the compensation program. In setting these levels, the compensation committee reviews a detailed analysis of each senior executive’s annual total direct compensation (base salary, annual target bonus opportunity and the target amount of LTI awards), and the value of benefits under our retirement plans, including with respect to the competitive market data discussed below, and reviews compensation tally sheets with respect to our most senior executives that set forth each element of the executives’ compensation and benefits.

Say-on-Pay

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, RockTenn began providing its stockholders with the opportunity in 2011 to cast a nonbinding advisory vote regarding the compensation of our named executive officers in the prior fiscal year. At RockTenn’s annual stockholders’ meeting held on January 30, 2015, more than 98% of the votes cast were in favor of its executive compensation program. We considered this to be an extremely favorable result and determined not to make any changes to our compensation policies as a result of these votes. After the effective date of the Combination, we determined that, going forward with WestRock, we would continue with the overall compensation policies that RockTenn’s compensation committee had implemented with respect to RockTenn prior to the Combination. We intend to continue to provide our stockholders the opportunity to cast advisory votes annually and will consider the results in future pay decisions.

Consideration of Competitive Market Data Regarding Executive Compensation

In determining the amount of senior executive compensation each year, RockTenn’s compensation committee reviewed competitive market data from a combination of a specific peer group of companies within the paper and packaging industry, as well as other industries, and various published survey data for similarly sized companies or business units in the “non-durable goods manufacturing” sector. In some cases, these surveys include “all manufacturing” or “general industry” data, when non-durable goods manufacturing categories are not available. For fiscal 2015, prior to the Combination, a peer group was selected for RockTenn based on the recommendation of its compensation consultant, who considered factors such as revenue size, nature of business, talent market, organizational complexity, and location. This peer group consisted of the following companies:

Alcoa Inc.	MeadWestvaco Corporation

Ball Corporation	Newell Rubbermaid Inc.

Bemis Company, Inc.	Nucor Corporation

Crown Holdings, Inc.	Owens-Illinois Inc.

The Goodyear Tire & Rubber Company	Packaging Corporation of America

Graphic Packaging Holding Company	Sealed Air Corporation

Greif Inc.	Sonoco Products Company

International Paper Company	United States Steel Corporation

Kimberly-Clark Corporation	Weyerhaeuser Company

After the Combination, WestRock’s compensation committee, together with its compensation consultant, reviewed each of RockTenn’s and MWV’s former peer groups and considered WestRock’s larger global footprint, increased revenues and strategic focuses and developed the following peer group for the Company’s compensation program effective as of July 1, 2015:

3M Company	Kimberly-Clark Corporation

Alcoa Inc.	Nucor Corporation

Ball Corporation	Owens-Illinois Inc.

Crown Holdings, Inc.	Packaging Corporation of America

The Goodyear Tire & Rubber Company	Sealed Air Corporation

Graphic Packaging Holding Company	United States Steel Corporation

International Paper Company	Weyerhaeuser Company

The compensation committee uses the competitive market data regarding base salary, annual performance bonuses and long-term incentives to assist directors in determining appropriate overall compensation levels but does not specifically benchmark to particular compensation levels. The following sets forth the compensation committee’s approach to the various components of executive compensation for our named executive officers relative to the competitive market data for executive talent discussed above:

•

Base salary — Salaries are determined based on the executive’s responsibilities, performance, experience, and the compensation committee’s judgment regarding competitive requirements and internal equity. We do not target a specific market data percentile for base salaries. Our salaries are individually determined and range broadly among our senior executives.

•

Annual performance bonus — Annual performance bonus opportunities are determined based on the executive’s individual responsibilities and experience and are individually set for each executive after reviewing market data. We do not target a specific market data percentile for bonus opportunities. Our bonus opportunities range broadly among our senior executives.

•

Long-term incentives — In setting LTI award values, the compensation committee reviews market levels of LTI awards for the peer group and other competitive market data. The compensation committee also reviews the types and mix of LTI instruments used by the peer group. We do not target a specific market data percentile for LTI value. Individual LTI awards are based on individual assessments, taking into account the executive’s responsibilities, performance, experience and other factors.

While the compensation committee reviews competitive market data regarding the various components of compensation for each of the NEOs and certain other senior executives, the primary data point used to assess executive compensation is target total direct compensation, which is comprised of the target total cash compensation (base salary and annual target bonus opportunity), plus the target amount of the LTI awards, although we do not target a specific market data percentile for target total direct compensation. Based on our current peer group and survey data, in fiscal 2015 since the effective date of the Combination, the target total direct compensation of our CEO was 101% of the market median, and the target total direct compensation of our other NEOs, other than Mr. Kiepura who retired on July 2, 2015, ranged from 89% to 133% of the market median.

The compensation committee believes that this approach results in appropriate levels of compensation for our senior executives and results in market levels of compensation that are necessary to attract, retain and motivate our senior executives. In making its determinations, the compensation committee does not take into account an individual’s net worth or the aggregate wealth accumulated or realized by the individual from past compensation grants.

Components of Our Executive Compensation Program

We provide a combination of pay elements and benefits to accomplish our executive compensation objectives, including both short-term and long-term incentives. We believe that long-term incentives are critical in aligning our executives’ interests with our stockholders’ interests and creating an effective retention measure.

The four primary components of our executive compensation program include:

•	base salary;

•	annual performance bonus;

•	long-term incentives; and

•	retirement benefits.

A description of these four components and related programs follows.

Base Salary. Base salary is designed to provide competitive levels of compensation to executives based upon their responsibilities, performance and experience, in relation to competitive market data. No specific formula is applied to determine the weight of each of these factors. We pay base salaries because they provide a basic level of compensation and are necessary to recruit and retain executives. In fiscal 2015 since the effective date of the Combination, our CEO’s base salary was 100% of the median market, and our NEOs’ base salaries, other than Mr. Kiepura who retired on July 2, 2015, ranged from 94% to 132% of the market median based on our current peer group and survey data.

At lower executive levels, base salaries represent a larger portion of total compensation in accordance with our pay philosophy. At more senior executive levels, a greater portion of overall compensation is progressively replaced with larger variable compensation opportunities. The compensation committee has historically followed a policy of primarily using performance bonus awards rather than base salary to reward outstanding performance.

Base salary levels are also important because we generally tie the amount of annual performance bonus and long-term incentive opportunities and a substantial portion of our retirement benefits to a percentage of each executive’s base salary.

Annual Performance Bonus. Our annual executive bonus program is designed to motivate senior executives and reward the achievement of specific performance goals that are in line with our business strategy. Annual bonus goals are established for each of the executives who participate in the program, including each of our named executive officers.

The size of the target annual executive bonus program opportunities are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibilities. Target awards are based on a percentage of the executive’s base salary.

The amount actually paid to an executive under the annual executive bonus program is a function of the following variables: the executive’s target bonus opportunity; the goals established by the compensation committee for the executive; for each goal, the attainment of minimum achievement levels (threshold), capped by maximum achievement levels, and the compensation committee’s determination of the extent to which the executive’s goals were met. Awards earned under the annual executive bonus program are contingent upon continued employment with us through the end of the fiscal year or as otherwise determined by the compensation committee.

The fiscal 2015 bonus goals of each of our named executive officers are set forth below. The fiscal 2015 bonus goals of Mr. Voorhees, both prior to and after the Combination, were based exclusively on consolidated company measures because his position as our chief executive officer had a substantial impact on the achievement of those measures. The fiscal 2015 bonus goals of Mr. Dickson, our executive vice president and chief financial officer, were based both on consolidated company measures and home office measures, which are more fully described below, because his service in those capacities had a substantial impact on the achievement of each of those measures. The fiscal 2015 bonus goals of Mr. McIntosh were based on consolidated company measures, home office measures and the effectiveness of the legal department.

The fiscal 2015 bonus goals of each of Dr. Beckler and Messrs. Kiepura and Porter focused primarily on the results of the Company as a whole, other than certain safety goals and customer engagement goals that focused on the results of the businesses they oversaw.

The primary performance goals for each of our NEOs are operating income, customer engagement ratings and, other than for Messrs. Dickson and McIntosh, safety measures, with operating income having the greatest weighting because we believe that maximizing the operating income of the Company over the long-term will drive stockholder value. Customer engagement ratings are an important component of our performance goals because they provide us with an objective measure of how our customers view the quality of our products, the level of our service and the value they receive from conducting business with us. During fiscal 2015, we used Gallup, an independent market research firm, to conduct our annual customer engagement surveys, which reports on a scale of 1 to 5 with 5 being the most favorable rating.

Safety has long been, and continues to be, an important aspect of our culture. We therefore include safety measures as part of the performance goals for all of our NEOs, other than Messrs. Dickson and McIntosh, because they have no responsibility for manufacturing operations. Our safety performance measures include the number of workers’ compensation claims (which we refer to as “TWCC”) and the severity of injuries as measured by the number of workdays lost due to injuries (which we refer to as “LWD”). TWCC is equal to (i) the number of workers’ compensation claims made in the Company or a particular business unit, as applicable, during a fiscal year, multiplied by 200,000, divided by (ii) the actual number of hours worked during a particular period. LWD is equal to (i) the number of workdays lost due to injuries in the Company or by a particular business unit, as applicable, during a particular period, multiplied by 200,000, divided by (ii) the actual number of hours worked during the particular period.

In the cases of Messrs. Dickson and McIntosh, cost savings that are within the control of the home office staff are an important area of their performance measurement because each of them has responsibility for a substantial portion of our corporate administrative costs. These cost savings goals include maintaining or increasing prior year savings and reducing current year costs.

For fiscal 2015, the Company’s compensation committee established the following bonus goals and performance benchmarks for Mr. Voorhees under the annual executive bonus program. For the period from October 1, 2014 through June 30, 2015, when Mr. Voorhees was serving as RockTenn’s chief executive officer, he was eligible to earn a prorated cash bonus of up to a maximum of 160% of his base salary as of January 1, 2015, to the extent RockTenn achieved the following goals at or in excess of the maximum performance benchmark:

		Performance Benchmarks (Dollars in 000s)
Goal	Weight	Threshold	Target	Maximum
RockTenn Operating Income (10/01/14 - 06/30/15)	75%	$514,235	$642,776	$739,182

RockTenn Customer Engagement	10%	3.2	3.65	4

RockTenn Safety (TWCC)	7.5%	2.5	2	1.5

RockTenn Safety (LWD)	7.5%	25	17.5	10

For the period from July 1, 2015 through September 30, 2015, when Mr. Voorhees was serving as WestRock’s chief executive officer and president, he was eligible to earn a prorated cash bonus of up to a maximum of 200% of his base salary as of July 1, 2015, to the extent WestRock achieved the following goals at or in excess of the maximum performance benchmark:

		Performance Benchmarks (Dollars in 000s)
Goal	Weight	Threshold	Target	Maximum
WestRock Operating Income (07/01/15 - 09/30/15)	75%	$359,600	$423,100	$465,400

WestRock Customer Engagement	10%	3.2	3.65	4

WestRock Safety (TWCC)	7.5%	2.5	2	1.5

WestRock Safety (LWD)	7.5%	25	17.5	12.5

For fiscal 2015, the Company’s compensation committee established the following bonus goals and performance benchmarks for Mr. Dickson under the annual executive bonus program. For the period from October 1, 2014 through June 30, 2015, when Mr. Dickson was serving as RockTenn’s executive vice president and chief financial officer, he was eligible to earn a prorated cash bonus of up to a maximum of 110% of his base salary as of January 1, 2015, to the extent RockTenn achieved the following goals at or in excess of the maximum performance benchmark:

		Performance Benchmarks (Dollars in 000s)
Goal	Weight	Threshold	Target	Maximum
RockTenn Operating Income (10/01/14 - 06/30/15)	60%	$514,235	$642,776	$739,182

RockTenn Customer Engagement	10%	3.2	3.65	4

Home Office -

Reduce and Manage FY15 Costs	20%	$60,000	$75,000	$85,000

Home Office -

Maintain/Increase FY14 Savings	10%	$80,000	$85,000	$90,000

For the period from July 1, 2015 through September 30, 2015, when Mr. Dickson was serving as WestRock’s executive vice president and chief financial officer, he was eligible to earn a prorated cash bonus of up to a maximum of 110% of his base salary as of July 1, 2015, to the extent we achieved the following goals at or in excess of the maximum performance benchmark:

		Performance Benchmarks (Dollars in 000s)
Goal	Weight	Threshold	Target	Maximum
WestRock Operating Income (07/01/15 - 09/30/15)	60%	$359,600	$423,100	$465,400

WestRock Customer Engagement	10%	3.2	3.65	4

Home Office -

Reduce and Manage FY15 Costs	20%	$60,000	$75,000	$85,000

Home Office -

Maintain/Increase FY14 Savings	10%	$80,000	$85,000	$90,000

Dr. Beckler was an executive officer of MWV prior to the Combination. For the period from July 1, 2015 through September 30, 2015, when Dr. Beckler was serving as WestRock’s president, Packaging Solutions, the Company’s compensation committee established the following bonus goals and performance benchmarks for him under the annual executive bonus program. He was eligible to earn a prorated cash bonus of up to a maximum of 200% of his base salary as of July 1, 2015 to the extent WestRock achieved the following goals at or in excess of the maximum performance benchmark:

		Performance Benchmarks (Dollars in 000s)
Goal	Weight	Threshold	Target	Maximum
WestRock Operating Income (07/01/15 - 09/30/15)	75%	$359,600	$423,100	$465,400

WestRock Packaging Solutions Customer Engagement	10%	3.2	3.65	4

WestRock Packaging Solutions - Safety (TWCC)	7.5%	2.5	2	1.5

WestRock Packaging Solutions - Safety (LWD)	7.5%	25	15	10

For the period from October 1, 2014 through June 30, 2015, when Mr. Kiepura was serving as RockTenn’s president, Packaging Solutions, the Company’s compensation committee established the following bonus goals and performance benchmarks for Mr. Kiepura under the annual executive bonus program. He was eligible to earn a prorated cash bonus of up to a maximum of 135% of his base salary as of January 1, 2015, to the extent RockTenn achieved the following goals at or in excess of the maximum performance benchmark:

		Performance Benchmarks (Dollars in 000s)
Goal	Weight	Threshold	Target	Maximum
RockTenn Operating Income (10/01/14 - 06/30/15)	75%	$514,235	$642,776	$739,182

RockTenn Packaging Solutions Customer Engagement	10%	3.2	3.65	4

RockTenn Packaging Solutions - Safety (TWCC)	7.5%	2.5	2	1.5

RockTenn Packaging Solutions - Safety (LWD)	7.5%	20	15	10

For fiscal 2015, the Company’s compensation committee established the following bonus goals and performance benchmarks for Mr. Porter under the annual executive bonus program. For the period from October 1, 2014 through June 30, 2015, when Mr. Porter was serving as RockTenn’s president, Paper Solutions, he was eligible to earn a prorated cash bonus of up to a maximum of 135% of his salary as of January 1, 2015, to the extent we achieved the following goals at or in excess of the maximum performance benchmark:

		Performance Benchmarks (Dollars in 000s)
Goal	Weight	Threshold	Target	Maximum
RockTenn Operating Income (10/01/14 - 06/30/15)	75%	$514,235	$642,776	$739,182

RockTenn Paper Solutions Customer Engagement	10%	3.2	3.65	4

RockTenn Paper Solutions - Safety (TWCC)	7.5%	3	2.25	1.5

RockTenn Paper Solutions - Safety (LWD)	7.5%	30	20	15

For the period from July 1, 2015 through September 30, 2015, when Mr. Porter was serving as WestRock’s president, Paper Solutions, he was eligible to earn a prorated cash bonus of up to a maximum of 135% of his salary as of July 1, 2015 to the extent we achieved the following goals at or in excess of the maximum performance benchmark:

		Performance Benchmarks (Dollars in 000s)
Goal	Weight	Threshold	Target	Maximum
WestRock Operating Income (07/01/15 - 09/30/15)	75%	$359,600	$423,100	$465,400

WestRock Paper Solutions Customer Engagement	10%	3.2	3.65	4

WestRock Paper Solutions - Safety (TWCC)	7.5%	3	2.25	1.5

WestRock Paper Solutions - Safety (LWD)	7.5%	30	20	15

For fiscal 2015, the Company’s compensation committee established the following bonus goals and performance benchmarks for Mr. McIntosh under the annual executive bonus program. For the period from October 1, 2014 through June 30, 2015, when Mr. McIntosh was serving as RockTenn’s executive vice president, general counsel and secretary, he was eligible to earn a prorated cash bonus of up to a maximum of 100% of his base salary as of January 1, 2015, to the extent RockTenn achieved the following goals at or in excess of the maximum performance benchmark:

		Performance Benchmarks (Dollars in 000s)
Goal	Weight	Threshold	Target	Maximum
RockTenn Operating Income (10/01/14 - 06/30/15)	60%	$514,235	$642,776	$739,182

RockTenn Customer Engagement	10%	3.2	3.65	4

Home Office -

Reduce and Manage FY15 Costs	15%	$60,000	$75,000	$85,000

Home Office -

Maintain/Increase FY14 Savings	5%	$80,000	$85,000	$90,000

Legal Department Effectiveness	10%	1	2	3

For the period from July 1, 2015 through September 30, 2015, when Mr. McIntosh was serving as WestRock’s executive vice president, general counsel and secretary, he was eligible to earn a prorated cash bonus of up to a maximum of 100% of his base salary as of July 1, 2015, to the extent we achieved the following goals at or in excess of the maximum performance benchmark:

		Performance Benchmarks (Dollars in 000s)
Goal	Weight	Threshold	Target	Maximum
WestRock Operating Income (07/01/15 - 09/30/15)	60%	$359,600	$423,100	$465,400

WestRock Customer Engagement	10%	3.2	3.65	4

Home Office -

Reduce and Manage FY15 Costs	15%	$60,000	$75,000	$85,000

Home Office -

Maintain/Increase FY14 Savings	5%	$80,000	$85,000	$90,000

Legal Department Effectiveness	10%	1	2	3

The compensation committee sets these performance goals and related performance benchmarks at the beginning of each fiscal year, and as needed to account for changes in the Company, such as the Combination, after considering management’s recommendations, the confidential business plan and the budget for that fiscal year. The compensation committee sets the required performance benchmark to achieve a maximum payout for a particular performance goal at ambitious levels that can only be attained when applicable results are exceptional and which justify the higher award payments. We set goals at a level where we expect an executive to achieve a maximum payout with respect to a particular performance goal one or two years out of ten. Similarly, we set goals at a level where we expect an executive to achieve a threshold payout or less with respect to a particular performance goal one or two years out of ten.

Potential bonus payouts under our annual executive bonus program depend on the level at which the performance benchmarks are achieved as set forth in the table below, based on a percentage of the executive’s applicable base salary. The failure to achieve at least a threshold performance benchmark with respect to a particular bonus goal will result in no payout for that portion of the bonus. The achievement in excess of the maximum performance benchmark with respect to a particular bonus goal will result in a maximum payout for that bonus goal. The achievement in excess of the threshold performance benchmark with respect to a particular bonus goal, but at a level below the maximum performance benchmark, will result in a payout based on straight-line linear interpolation for that bonus goal.

The compensation committee is responsible for assessing actual performance relative to performance benchmarks for each goal and, in doing so, determines and certifies the amount of any final bonus payout. For fiscal 2015, the compensation committee determined and certified that the named executive officers achieved overall performance benchmarks resulting in the executive bonus payout as a percentage of their salaries at the end of the fiscal year or the end of the applicable period set forth by their respective names shown below in the column entitled “Actual 2015 Executive Bonus Payout.”

NEO	Payout Based on Achieving Benchmark at Threshold	Payout Based on Achieving Benchmark at Target	Payout Based on Achieving Benchmark at Maximum	Actual 2015 Executive Bonus Payout
Steven C. Voorhees (10/01/14 - 06/30/15)	100%	120%	160%	145.06%
(07/01/15 - 09/30/15)	125%	150%	200%	181.32%
Ward H. Dickson	70%	90%	110%	103.42%
Robert K. Beckler (07/01/15 - 09/30/15)	50%	100%	200%	128.93%
Michael E. Kiepura (10/01/14 - 06/30/15)	75%	100%	135%	125.56%
James B. Porter III	75%	100%	135%	120.89%
Robert B. McIntosh	50%	75%	100%	92.69%

During fiscal 2011 through 2015, the person serving as our CEO during the applicable year received an average bonus payout that is 115% of the target level, while during that same period, our named executive officers (other than our CEO) received an average bonus that is 114.6% of the target level. For fiscal 2016, the bonus goals for each of the named executive officers shown above, other than Mr. Kiepura, have been modified to focus on EBITDA and productivity improvement, both realized and run rate, with respect to our Company as a whole for all of our named executive officers and to remove the factors related to home office cost reductions of Messrs. Dickson and McIntosh. Our focus on customer engagement and safety continues to be a factor in our fiscal 2016 bonus goals.

Long-Term Incentives. We emphasize long-term variable compensation at the senior executive level over short-term variable compensation because of our desire to reward effective long-term management decision-making and our desire to attract and retain executives who have the potential to positively impact both our short-term and long-term profitability. Long-term incentives are designed to allow us to focus attention on the successful execution of our long-term business strategy and future returns to our stockholders and are presently delivered to the named executive officers other than Dr. Beckler through the 2004 Incentive Stock Plan and to Dr. Beckler through our 2005 Performance Incentive Plan formerly in place at MWV (which we refer to as the “2005 Performance Incentive Plan”). The compensation committee administers the 2004 Incentive Stock Plan and the 2005 Performance Incentive Plan and may award (a) stock options, (b) stock appreciation rights, (c) stock grants, (d) stock unit grants and (e) cash awards. The Company’s compensation committee generally has made annual or special awards to our named executive officers that have included a combination of performance-based restricted stock, stock units and stock options.

Restricted Stock, Stock Units and Stock Options. On March 9, 2015, RockTenn’s compensation committee made long-term incentive award grants to our named executive officers who were officers of RockTenn at the time consisting of performance-based restricted stock grants and stock options made pursuant to our 2004 Incentive Stock Plan. The restricted stock grants awarded on March 9, 2015 have a service condition and a performance condition. Because MWV and RockTenn had entered into an agreement to effect the Combination, the restricted stock grants contained two alternative performance conditions. One that would apply if the Combination closed, and one that would apply if the Combination did not close. If the Combination did not close, the awards would be based upon RockTenn’s achievement of a certain “cash flow per share” during the three-year period beginning January 1, 2015 and ending on December 31, 2017. “Cash flow per share” would be calculated in a manner similar to the calculation described below with respect to the awards made on August 5, 2015.

MWV and RockTenn had agreed that if the Combination closed, any long-term service awards made to their respective employees in fiscal 2015 prior to the Combination would be truncated and prorated for the period that occurred before the Combination. The awards that covered the period after the Combination would be forfeited, and WestRock would issue new awards to the former award recipients who remained with WestRock, which new awards would all contain the same performance criteria that would be based upon WestRock’s future performance. As a result of this proration, all WestRock employees would be judged on the same performance metrics going forward and therefore be motivated by the same performance goals.

As of July 1, 2015, the effective date of the Combination, the initial award amounts were therefore prorated based on the number of days completed from January 1, 2015 through the closing of the Combination on July 1, 2015, which was 182 days, compared to the number of days of the 3-year vesting period contained in the original award. Based on the proration, the original target award amounts were reduced to 16.61% of the initial award amounts.

Accordingly, as of July 1, 2015, each of the NEOs who is a former RockTenn officer had the following numbers of long-term incentive grants remaining from the awards made to them on March 9, 2105:

Name	Target Award - # of Restricted Shares	Stock Options - # of Shares Subject to Exercise
Steven C. Voorhees	9,723	6,440
Ward H. Dickson	2,042	1,353
Michael E. Kiepura	3,567	2,363
James B. Porter III	3,992	2,644
Robert B. McIntosh	1,321	875

We believe that the combination of performance-based restricted stock with stock options is a strong at-risk, long-term incentive portfolio that provides strong alignment among our stock price performance, our management team’s long-term execution of our strategic plan, and the long-term incentive amounts actually realized by our executive team.

The stock options granted to each of the NEOs who is a former RockTenn officer for the pre-Combination period have an exercise price of $64.90 per share of Common Stock, the closing sale price of RockTenn’s stock on the NYSE on January 30, 2015, the date the original grant was calculated. The closing sale price of RockTenn’s stock on the NYSE on March 9, 2015 was $64.71.

The performance condition that became effective upon the effective date of the Combination is based on the level of “operating income” (as defined in the grants) achieved by RockTenn during the period beginning on January 1, 2015 and ending on June 30, 2015 (which we refer to as the “Stub Period”). We chose this short-term performance measure because it was a quantifiable goal pursuant to which we could measure RockTenn’s performance during the Stub Period. The target level operating income for the Stub Period was $448,708,916. The amount of shares that could be received by the NEOs depended on the level of achievement relative to the target level operating income, with achievement of a threshold level of at least 80% of the target level operating income being required for the NEOs to receive any shares. The maximum number of shares of 200% of the target amount would have been received if RockTenn achieved at least 115% of the target level operating income during the Stub Period. The actual operating income achieved by RockTenn during the Stub Period was $479,996,994, which resulted in the stock grants converting to service based rewards at 146.5% of the target award amount, with vesting subject to each NEOs’ satisfaction of the remaining service condition.

On August 5, 2015, the compensation committee made additional long-term incentive award grants to our named executive officers to replace the awards made to the former RockTenn named executive officers on March 9, 2015, and, in the case of Dr. Beckler, awards that were made to him by MWV on February 23, 2015, in each case, that were forfeited as a result of the Combination as described above. The replacement awards granted to Messrs. Voorhees, Dickson and McIntosh were recalculated from the original grant award target amounts to take into account increases in the salaries of Messrs. Voorhees and McIntosh and modified long term incentive targets for Messrs. Voorhees and Dickson, in each case, that were made in connection with the Combination. The following long-term incentive awards were made to the NEOs on August 5, 2015:

Name	Target Award - # of Restricted Shares	Stock Options - # of Shares Subject to Exercise
Steven C. Voorhees	74,755	58,130
Ward H. Dickson	13,635	10,605
Robert K. Beckler	12,085	16,110
James B. Porter III	20,730	16,120
Robert B. McIntosh	7,405	5,760

The awards to the former RockTenn NEOs consisted of performance-based restricted stock grants and stock options made pursuant to our 2004 Incentive Stock Plan. The awards made to Dr. Beckler consisted of performance-based restricted stock units and stock options made pursuant to our 2005 Performance Incentive Plan. The restricted stock unit awards made to Dr. Beckler will result in the award of stock upon their vesting in the same manner as the restricted stock granted to the former RockTenn NEOs and have similar rights and restrictions, except where otherwise noted in this proxy statement. The stock options have an exercise price of $62.75 per share of Common Stock, the closing sale price on the NYSE on August 5, 2015.

Except as described below, and subject to the terms of the 2004 Incentive Stock Plan and the respective option certificates, all of the stock options of the former RockTenn NEOs that were granted during fiscal 2015 are exercisable in one-third increments on each of January 30, 2016, January 30, 2017 and January 30, 2018 and will expire on the earlier of the date that is 90 days after the date of an applicable officer’s termination of employment with the Company or January 30, 2025. Upon a termination of employment as a result of his death or disability, or if an officer’s employment terminates after he has reached the age of 60 years and has completed at least 10 consecutive years of continuous service for the Company, the stock options of an NEO will be immediately exercisable in full for the earlier of a period of one year or until January 30, 2025.

Except as described below, and subject to the terms of the 2005 Performance Incentive Plan and his option certificate, Dr. Beckler’s stock options are exercisable in one-third increments on each of February 23, 2016, February 23, 2017 and February 23, 2018. In the event Dr. Beckler’s employment with us is terminated due to his disability, the unvested portion of his stock options will immediately vest and his right to exercise the vested portion of the stock options will expire on the earlier of the date that is three years after the date of his termination and February 23, 2025. In the event of termination of his employment on or after age 55 (with 20 years of service), the unvested portion of his stock options will continue to vest after termination and his right to exercise the vested portion of his stock options will expire on the earlier of the date that is five years from the date of his termination and February 23, 2025. In the event of Dr. Beckler’s termination of employment due to his death, the unvested portion of his stock options will immediately vest and the right to exercise the vested portion of the stock options will expire on the earlier of the date that is 3 years after the date of death and February 23, 2025.

The restricted stock grants and stock units have a service condition and a performance condition. The performance condition is based on our “cash flow per share,” calculated as the Company’s “cash flow” (as defined below), divided by 2.5, divided by the average of the “diluted weighted average shares outstanding”

during the 10 quarters in the period beginning July 1, 2015 and ending December 31, 2017. The term “cash flow” means our “net cash provided by operating activities,” as described in the Company’s statements of cash flow during the period beginning on July 1, 2015 and ending December 31, 2017, minus the actual amount of “capital expenditures” as described in the Company’s statements of cash flow up to $2.13 billion, excluding certain contemplated capital expenditures, during the period beginning July 1, 2015 and ending December 31, 2017, plus the sum of all items included in the “investing activities” section of the Company’s statements of cash flow during the period beginning July 1, 2015 and ending December 31, 2017, but excluding amounts shown for capital expenditures, cash paid or received for purchase of businesses, investments in subsidiaries or cash received in merger, plus the after-tax impact of any fees and costs paid in connection with certain litigation, plus the after-tax cash impact of any merger-related and spin-off related integration and restructuring costs or payments, plus 25% (or the Company’s actual ownership percentage, if different than 25%) of the free cash flow of the Company’s proposed joint venture with Grupo Gondi, if the venture is completed, minus, in the sole discretion of our compensation committee, the actual amount of “capital expenditures” as such amounts are set forth in the Company’s statements of cash flow over $2.13 billion during the period beginning July 1, 2015 and ending December 31, 2017.

We chose a two and one-half year performance period for the August 5, 2015 awards to measure the Company’s long-term performance because our named executive officers were already being rewarded for the Company’s performance during the Stub Period pursuant to the stock grants and stock units awarded before the effective date of the Combination. We intend to measure the performance of the Company in future long-term incentive awards for our NEOs in three-year increments, as we generally have in the past.

Subject to the satisfaction of the applicable service requirement, the actual number of shares that will vest pursuant to the grants made on August 5, 2015 will be a percentage of the respective target awards based on “cash flow per share” as follows:

Cash Flow Per Share	Percent of Target Award
≥ $5.16	200%
≥ $4.30 but < $5.16	100%
≥ $3.01 but < $4.30	50%
< $3.01	0%

Awards for performance between these goal levels will be interpolated on a linear basis; provided, however, performance in excess of 200% of the target goal level will in no event result in additional restricted stock awards or restricted stock units being settled in shares of Common Stock.

None of the shares of restricted stock will have voting rights until they are registered in the name of the applicable individual. The NEOs will be credited with dividend equivalents, as dividends are declared by the Company, which will be converted to additional restricted stock awards for the NEOs who are former RockTenn officers, and additional restricted stock units, for Dr. Beckler, which will each ultimately be settled in shares of Common Stock at the same time and on the same terms as the underlying restricted stock and restricted stock units; provided, however, that in no event will stock grant awards or restricted stock units be settled in shares of Common Stock that exceed 200% of the applicable target award amount.

Except as provided below, all of the restricted shares and restricted stock units described above granted to our NEOs will vest on January 31, 2018, unless forfeited or vested before then, so long as the respective NEO is still employed by the Company on that date. If an NEO’s employment is terminated due to his death or disability prior to the date when his restricted stock or stock units would have vested as described above, he (or his beneficiaries) will be entitled to all of the shares that would have otherwise vested had his employment not been terminated by reason of his death or disability once the applicable amount has been determined in accordance with the formula described above.

Our compensation committee has also determined that any restricted stock awards made pursuant to the 2004 Incentive Stock Plan and stock unit awards made pursuant to the 2005 Performance Incentive Plan will vest early in the event of a “change in control termination event.” A “change in control termination event” would occur if a grant recipient’s employment with the Company or its successor is terminated by the Company or its successor (other than for “cause”) or, in the case of the NEOs who are former RockTenn officers only, the grant recipient leaves the Company or its successor for “good reason” following a change in control of the Company prior to the vesting date of the restricted stock or stock units. “Cause” would include conviction of a felony, willful misconduct in connection with, or material neglect of, duties as an employee which goes uncured for 30 days after written notice, misappropriation or embezzlement of funds, fraud or other acts of dishonesty and willful misconduct, personal dishonesty or gross negligence that causes material injury to the Company. “Good reason” would include, among other occurrences, the assignment to the grant recipient of duties inconsistent with his or her position immediately prior to the change in control or a substantial decrease in his or her responsibilities; a reduction in the grant recipient’s annual base salary; the elimination of a material element of the recipient’s compensation or material reduction of the recipient’s participation in the material element of compensation from substantially the same basis as before the change in control; the elimination of substantially similar pension or welfare plans (except for across-the-board reductions of such benefits for all similarly placed employees), or a material reduction of any material fringe benefit.

Each of the named executive officers is required to retain ownership of fifty percent (50%) of the restricted stock or stock units awarded to him for a period of two years following the vesting of the restricted stock. The two-year retention period will not apply to any shares to the extent that the executive continues to own an amount of our Common Stock at least equal to the amount of shares required under the preceding sentence, plus an amount of shares required to be held under our stock ownership guidelines (described below). In addition, NEOs are not subject to the retention requirements after termination of employment. The fifty percent (50%) requirement will apply only to the amount of restricted stock remaining after shares of Common Stock have been sold or otherwise reduced to satisfy any federal, state or local withholding tax liability arising from the granting or vesting of such restricted stock.

By accepting his restricted stock units and stock options made in August 5, 2015 pursuant to the 2005 Performance Incentive Plan, Dr. Beckler agreed to comply with the following restrictive covenants. Dr. Beckler agreed that at all times during his employment with the Company and its affiliates and thereafter to hold in strictest confidence, and not to use, any Confidential Information (as defined below), except for the benefit of the Company, and not to disclose any Confidential Information to any person or entity without the written authorization of the Company, except as otherwise required by law. The term “Confidential Information” means information that the Company or any of its affiliates owns or possesses, that the Company or its affiliates have developed at significant expense and effort, that they use or that is potentially useful in the business of the Company or its affiliates, that the Company or its affiliates treat as proprietary, private or confidential, and that is not generally known to the public. Confidential Information includes, but is not limited to, information that qualifies as a trade secret under applicable law. Dr. Beckler has acknowledged that his relationship with the Company is one of confidence and trust such that he has in the past been, and may in the future be, privy to Confidential Information of the Company or its affiliates.

Dr. Beckler also agreed that during the his employment with the Company and its affiliates, and during the 12 month period following his termination of employment for any reason (which we refer to as the “Restricted Period”), Dr. Beckler will not, directly or indirectly, (i) solicit, hire or attempt to hire any employee of the Company or any of its affiliates as an employee, consultant or independent contractor of Dr. Beckler or any other person or business entity, or (ii) solicit any employee, consultant or independent contractor of the Company or any of its affiliates to change or terminate his or her relationship with the Company or any of its affiliates, unless in each case more than six months have elapsed between the last day of the applicable person’s employment or service with the Company or any of its affiliates and the first date of any solicitation or hiring.

Dr. Beckler also agreed that during his employment with the Company and its affiliates and during the Restricted Period he will not, either directly or indirectly, solicit or do business with, or attempt to solicit or do business with, any customer with whom he had material contact, or about whom he received Confidential Information within 12 months prior to the date of his termination of employment with the Company and its affiliates for the purpose of providing such customer with services or products competitive with those offered by the Company or any of its affiliates during his employment with the Company or its affiliates; or encourage any customer with whom he had material contact, or about whom he received Confidential Information within 12 months prior to his date of termination to reduce the level or amount of business such customer conducts with the Company or any of its affiliates.

Dr. Beckler also agreed that during his employment with the Company and its affiliates and during the Restricted Period, he will not, without the Company’s express written consent, in any geographic area in which he had responsibility within the last two years prior to his termination of employment where the Company or its affiliates do business, directly or indirectly in the same or similar capacity to the services he performed for the Company and its affiliates; own, maintain, finance, operate, invest or engage in any business that competes with the businesses of the Company and its affiliates in which Dr. Beckler was materially involved during the two years prior to the termination of his employment with the Company and its affiliates; or provide services, as an employee, consultant, independent contractor, agent or otherwise, to any business that competes with the Company and its affiliates in businesses in which he was materially involved during the two years prior to his termination.

Dr. Beckler has also agreed that, in the event he breaches any of the covenants or agreements described above, the Company may in its discretion determine that he has forfeited the outstanding restricted stock units or stock options (without regard to whether the restricted stock units or stock options have vested), and the outstanding restricted stock units will immediately terminate, and the Company may in its discretion require Dr. Beckler to return to the Company any cash or shares received upon distribution of the restricted stock units or stock options awarded pursuant to the August 5, 2015 grant. The compensation committee may exercise the rights described above within one year after the Company’s discovery of Dr. Beckler’s breach of any of the covenants or agreements contained above.

Retirement Benefits. We also provide certain retirement benefits to our named executive officers in order to provide financial security in retirement and attract and retain high quality senior executives. These benefits are discussed in detail below in the section titled “Executive Compensation Tables — Retirement Plans.”

Perquisites. Perquisites are not a significant element of our executive compensation program. We do not reimburse our NEOs for club memberships or provide tax gross-up payments, other than to Mr. Porter with respect to his automobile allowance and life insurance payments.

Certain perquisites are provided that enable our NEOs to perform their responsibilities more efficiently. For example, Messrs. Voorhees and Porter may use our airplanes for business and limited personal use. This perquisite helps keep them more secure, ensures their quick availability for company matters and permits them to work on company business without distractions. We believe that the benefit to us of providing this perquisite outweighs the costs to the Company.

Agreements with Robert K. Beckler. The Company and Dr. Beckler are parties to a change of control agreement that he previously entered into with MWV prior to the Combination. His change of control agreement provides for continued employment for two years after a change of control on terms substantially similar to those in effect before the change of control. The Combination constitutes a change in control under Dr. Beckler’s agreement. Dr. Beckler will receive severance benefits in the event of a qualifying termination of employment within two years after the effective date of the Combination. A “qualifying termination” is a termination of Dr. Beckler’s employment with the Company other than for cause or disability, or a termination of employment by Dr. Beckler for “good reason.” “Good reason” means a material reduction in Dr. Beckler’s position, duties, responsibilities or salary grade, a failure of the Company to comply with his change of control agreement, or a change in Dr. Beckler’s office location of more than 40 miles. “Cause” is defined to mean Dr. Beckler’s willful and continued failure to perform his duties, willful engagement in gross misconduct, or a violation of the Company’s codes of conduct applicable to him that is materially injurious to the Company.

In the event of a qualifying termination of employment, Dr. Beckler will be paid a lump sum severance amount equal to no more than two times his annual base salary plus the average annual incentive compensation paid over the three years before the effective date of the Combination. Dr. Beckler will also be entitled to a pro rata bonus for the year of his termination and a cash lump sum payment in lieu of health care continuation coverage for a period of two years, plus payment for outplacement services and financial planning. As a condition to the receipt of his severance benefits, Dr. Beckler would be required to execute a general release of claims against the Company.

Dr. Beckler is also a party to a restrictive covenant agreement that he entered into with MWV before the Combination that requires Dr. Beckler to protect the Company’s confidential information, property and trade secrets. The agreement also prohibits Dr. Beckler, for a period of 12 months following his termination of employment with the Company, from (a) employment with a competing business in a position with the same or similar duties to those performed at the Company, subject to geographic parameters; (b) soliciting Company employees to work for a competing business or (c) soliciting company customers with whom Dr. Beckler had material contact or received confidential information. In the event of a breach (or threatened breach) of the restrictive covenant, the Company has the right to seek injunctive relief to enforce the covenant or impose forfeiture of applicable compensation (annual incentive and outstanding equity grants).

Employment Agreement with James B. Porter III. Effective as of January 1, 2015, we entered into a new employment agreement with Mr. Porter that terminated and superseded an employment agreement with him that we had assumed in connection with our acquisition of Southern Container Corp. in March 2008. Pursuant to Mr. Porter’s new employment agreement, for the period from January 1, 2015 through December 31, 2015, we agreed to employ him in his current role, with a salary and other executive and employee benefits determined by our compensation committee, unless we terminate him earlier for “Cause” (as defined below). After December 31, 2015, we may terminate Mr. Porter’s employment for any reason at any time by providing him with written notice at least ninety (90) days before the date on which the termination is to be effective. We may terminate Mr. Porter’s employment immediately for Cause upon written notice to him. Mr. Porter may resign at any time after December 31, 2015 by providing us with written notice at least thirty (30) days before the date on which his resignation is to be effective. Upon Mr. Porter’s termination for any reason other than for Cause after December 31, 2015, he will be entitled to continue to receive compensation and benefits through the effective date of the termination and to receive the benefits described below:

•

Mr. Porter’s outstanding unvested stock options, if any, will, as of the date of the termination of his employment, become immediately vested in full and will be immediately exercisable and will remain exercisable until the earlier of ninety (90) days following the date of his termination of employment or the latest date on which any applicable stock options could be exercised under their terms had Mr. Porter’s employment with us not terminated.

•

Provided that any applicable performance goals under any outstanding unvested long-term incentive awards from us other than stock options (which we refer to as “LTI Awards”) are satisfied, in accordance with their terms, Mr. Porter will be fully vested in any LTI Awards granted in any calendar year prior to the calendar year in which his employment terminates, and Mr. Porter will be vested in a prorated portion of any LTI Award granted in the calendar year in which his employment with us terminates. Any payment of an LTI Award described above will be made at the time payment would have otherwise been made had Mr. Porter’s employment with us not terminated.

•

Mr. Porter will receive the following severance and bonus payments: (i) an amount equal to twelve (12) months of his base salary, at the rate in effect on the date of termination, payable at the time Mr. Porter’s salary would have been paid had his employment continued for the twelve (12) month period following his termination (which we refer to as the “Severance Period”) and (ii) any bonus Mr. Porter would have been entitled to with respect to the Severance Period, payable at the times the bonus would have otherwise been paid had his employment continued for the Severance Period; provided, however, that the amount and duration of severance and bonus set forth in clauses (i) and (ii) above will be reduced by multiplying the amounts determined under such clauses by a fraction, the numerator of which will be the total number of days remaining between the date of the termination of Mr. Porter’s employment and December 31, 2016, and the denominator of which shall be 366. For purposes of determining the bonus Mr. Porter would have been entitled to for the Severance Period, the bonus will be paid based on Mr. Porter’s existing bonus arrangement unless with respect to any portion of the Severance Period a bonus arrangement has not been established for Mr. Porter, in which case his bonus will be paid out at the rate of one hundred percent (100%) of the target prorated for the applicable portion of the Severance Period.

If Mr. Porter resigns or voluntarily terminates employment with us after December 31, 2015, he will be entitled to the vesting of his outstanding unvested stock options and LTI Awards as described above but not to any other benefits.

If we terminate Mr. Porter’s employment at any time for Cause, then he will only be entitled to continue to receive compensation and benefits (as in effect on the date notice of termination is provided to him) through the effective date of his termination, and he will not be entitled to any other compensation or benefits. “Cause” would include Mr. Porter’s conviction of a felony, fraud, gross misconduct, gross negligence, disloyalty, gross insubordination, breach of trust, or breach of any material provisions of his employment.

In connection with his employment agreement, Mr. Porter has agreed that during the term of his employment with us, and for a period of two years following his period of employment with us, he will not, either directly or indirectly, work or perform services for another business or entity that competes with the Company in the business of manufacturing corrugated and consumer packaging and merchandising displays and providing recycling services to customers across the United States (which we refer to as the “Company’s Business”) as the president, chief executive officer, chief operating officer, vice president, director, or member of senior management, or otherwise provide, regardless of title, managerial-type services to any similar business or entity, whether as an employee, independent contractor, advisor, or otherwise, within the United States.

Mr. Porter has also agreed that during the term of his employment with us and for a period of three years following his employment with us he will not, in any way, directly or indirectly, solicit, divert or take away, or attempt to solicit, divert or take away, any of the customers or prospective customers of the Company with whom he had material contact within 2 years prior to the termination of his employment with us, for the purpose of selling to any such customer or prospective customer any paper products or services that are competitive with those provided by the Company’s Business. Mr. Porter has also agreed that for a period of three years following his employment with us he will not in any way, directly or indirectly, recruit or solicit to hire any employee of the Company with whom he had contact while employed with us or cause or seek to cause any such Company employee to terminate an employment relationship with us. If Mr. Porter breaches any of his covenants regarding competition with us, or solicitation or inducement of our customers or employees, we will have the right to an injunction or other restrictions in court.

Stock Ownership Guidelines

In order to better align the interests of our stockholders, executives and directors, our board of directors has adopted the following stock ownership guidelines. These guidelines reflect current corporate practices and result in the linking of a portion of the personal financial interests of the named executive officers, as well as certain other designated executives, through the ownership of our Common Stock, with the financial interests of our stockholders.

The guidelines are as follows:

•

Each outside director must own at least the greater of (i) 5,000 shares of Common Stock, including vested or unvested restricted stock awards, or (ii) an amount of shares of Common Stock, including vested or unvested restricted stock, having a value of not less than five (5) times the annual retainer paid to the directors.

•

Except for the CEO, each named executive officer and certain other officers designated by our board of directors, must own an amount of shares of our Common Stock, including vested or unvested restricted stock awards, having a value of not less than three (3) times the annual base salary of such person.

•	The CEO must own an amount of shares of our Common Stock, including vested or unvested restricted stock awards, having a value of not less than six (6) times the CEO’s annual base salary.

Directors that are first elected and executives that are newly designated as executives are expected to meet the ownership guidelines within five (5) years of their election or designation.

Anti-Hedging Policy

Our compensation committee has adopted an anti-hedging policy that prohibits our directors and executive officers from purchasing or selling puts, calls, warrants or other derivative securities based on our Common Stock or other securities.

Clawback Provisions

Our compensation committee has adopted clawback provisions that apply to awards made to our NEOs pursuant to our annual executive bonus program and incentive stock plans that allow us to recapture amounts paid or stock granted to NEOs that vests based upon financial results that we are required to restate at a future date if our compensation committee determines that the restatement is based in whole or in part upon any misconduct by an applicable NEO. These provisions require an applicable NEO to pay to the Company an amount of cash or deliver an amount of shares of our Common Stock equal to the benefit received by the NEO because of the misstatement of financial results. The clawback provisions apply to misstatements of financial results that are discovered within twenty-four months after an applicable stock grant has vested or bonus has been paid.

Tax Considerations

The compensation committee has reviewed the applicability of Section 162(m) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), as amended by the Omnibus Budget Reconciliation Act of 1993. In certain circumstances, Section 162(m) may deny a federal income tax deduction for compensation to our named executive officers (excluding our chief financial officer) in excess of $1 million per year, effective for tax years beginning on or after January 1, 1994. Certain compensation that qualifies as “performance-based” and is paid pursuant to a plan that has been approved by stockholders may be exempt from the Section 162(m) limit. We generally intend to qualify certain compensation paid to our named executive officers for deductibility under the Code, including Section 162(m). However, we believe that the interests of the Company and our stockholders may sometimes be best served by providing compensation that is not deductible in order to attract, retain, motivate and reward executive talent. Accordingly, the compensation committee intends to retain the flexibility to provide for payments of compensation that are not deductible.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the compensation committee recommended that the board of directors include the Compensation Discussion and Analysis in this proxy statement and our annual report on Form 10-K for the fiscal year ended September 30, 2015.

Lawrence L. Gellerstedt III, chairman, compensation committee

Timothy J. Bernlohr, compensation committee member

Gracia C. Martore, compensation committee member

Timothy H. Powers, compensation committee member

Bettina M. Whyte, compensation committee member

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under such Acts.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The table below shows, as applicable, the total compensation earned during fiscal years 2015, 2014 and 2013 by those persons who: (1) served as our chief executive officer during fiscal 2015, (2) served as our chief financial officer during fiscal 2015, and (3) were our three other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2015. We also include Michael E. Kiepura, the former President, Paper Solutions of RockTenn, because he would have been one of the Company’s three other most highly compensated executives if he had been an executive of the Company as of the end of fiscal 2015.

Summary Compensation Table

Name and Principal Positions(1)	Fiscal Year	Salary ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compen- sation ($)(4)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(5)	All Other Compen- sation ($)(6)	Total ($)
Steven C. Voorhees	2015	$1,012,603	$5,612,618	$1,333,303	$1,599,098	$452,265	$89,680	$10,099,567
Chief Executive Officer and	2014	$907,917	$3,514,760	$885,720	$1,135,172	$323,125	$57,237	$6,823,931
President	2013	$665,667	$1,584,891	$290,624	$848,795	$55,814	$59,451	$3,505,242
Ward H. Dickson	2015	$564,959	$1,049,178	$247,683	$589,473	$0	$43,769	$2,495,062
Executive Vice President and	2014	$550,000	$770,233	$194,062	$537,964	$0	$33,395	$2,085,654
Chief Financial Officer	2013	$22,917	$1,866,150	$0	$25,000	$0	$0	$1,914,067
Robert K. Beckler	2015	$144,932	$758,334	$325,010	$186,858	$544,732	$549	$1,960,415
President, Packaging Solutions
Michael E. Kiepura	2015	$497,918	$338,152	$58,915	$630,374	$290,572	$1,119,671	$2,935,602
President, Packaging Solutions	2014	$628,500	$1,289,811	$324,888	$652,013	$251,148	$36,520	$3,182,880
	2013	$596,750	$1,256,052	$315,991	$786,484	$1,407	$47,274	$3,003,958
James B. Porter III	2015	$746,219	$1,679,250	$391,133	$906,651	$0	$476,034	$4,199,287
President, Paper Solutions	2014	$728,500	$1,528,796	$385,222	$733,450	$0	$455,462	$3,831,430
	2013	$705,500	$1,474,704	$370,796	$851,178	$0	$477,696	$3,879,874
Robert B. McIntosh	2015	$433,630	$589,895	$138,020	$406,600	$153,196	$27,258	$1,748,599
Executive Vice President,	2014	$406,750	$492,178	$123,984	$330,586	$158,200	$18,350	$1,530,048
General Counsel and Secretary	2013	$394,000	$476,406	$119,632	$364,496	$0	$25,256	$1,379,790

(1)	In this column, we give the positions held by our named executive officers during fiscal 2015. Dr. Beckler became president, Packaging Solutions of the Company effective as of the closing of the Combination when Mr. Kiepura retired.

(2)	The salary amounts for fiscal 2015 reflect three months of salary at the calendar year 2014 rate in effect on October 1, 2014 for each of Messrs. Voorhees, Dickson, Kiepura, Porter and McIntosh, and nine months of salary at the calendar year 2015 rate for Messrs. Dickson and Porter. Mr. Kiepura retired, effective as of July 2, 2015, and did not receive a salary after that date. Dr. Beckler received a salary from the Company for the final quarter of fiscal 2015 after the effective date of the Combination. Each of Messrs. Voorhees and McIntosh received an increase in salary for the fourth quarter of fiscal 2015.

(3)

In the columns “Stock Awards” and “Option Awards,” SEC regulations require us to disclose the aggregate grant date fair value of the award of stock or options measured in dollars and calculated in accordance with ASC 718. For grants of restricted stock and stock units, the fair value per share is equal to the closing sale price of our Common Stock on the NYSE on the dates of the applicable grants ($64.90 on March 9, 2015 and $62.75 on August 5, 2015). The grants of restricted stock made on March 9, 2015 contained a performance condition that was achieved as of the effective date of the Combination that resulted in the grants converting into service-based awards at 146.5% of the target award amount. The grants of restricted stock and stock units made on August 5, 2015 contain a performance condition that may be adjusted from 0-200% of target subject to the level of performance attained. SEC regulations require us to disclose the aggregate fair value at the grant date based upon the probable outcome of such conditions. The amounts shown in the Summary Compensation Table for the stock awards made on March 9, 2015 are calculated at 146.5% of the target, which was the percentage achieved, and the stock awards made on August 5, 2015 are calculated at 100% of target, which was the expected probable outcome of the performance condition at the grant date. The aggregate fair value of the fiscal 2015 performance awards made to each NEO, other than Dr. Beckler, on March 9, 2015 at the target of 146.5% of target is as follows: Mr. Voorhees, $921,742; Mr. Dickson, $193,582;

Mr. Kiepura, $338,152; Mr. Porter, $378,442; and Mr. McIntosh, $125,231. The aggregate fair value of the fiscal 2015 performance awards made on August 5, 2015 at the target of 100% would be as follows: Mr. Voorhees, $4,690,876; Mr. Dickson, $855,596; Dr. Beckler, $758,334; Mr. Porter, $1,300,808; and Mr. McIntosh, $464,664. For stock options, the fair value per share is based on certain assumptions which we explain in Note 15 to our financial statements which are included in our annual report on Form 10-K for the fiscal year ended September 30, 2015. We disclose the aggregate expense without reduction for assumed forfeitures (as we do for financial reporting purposes).

The shares of restricted stock and stock units granted in fiscal 2015 will vest and be registered in the individual’s name in accordance with the description in the section titled “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Long-Term Incentives — Restricted Stock, Stock Units and Stock Options” above.

(4)	Amounts shown in this column include payments made to our NEOs under our annual executive bonus program. Awards paid under this program for fiscal 2015 were earned in fiscal 2015 but not paid until fiscal 2016.

(5)	This column shows the increase from September 30, 2014 to September 30, 2015 in the actuarial present value of accumulated benefits for each NEO who participates in the RockTenn Pension Plan (as defined below in the section titled “Executive Compensation Tables — Retirement Plans — RockTenn Pension Plan”) and SERP. It shows the increase from July 1, 2015 to September 30, 2015 in the actuarial present value of accumulated benefits for Dr. Beckler in the MWV Pension Plan (as defined below in the section titled “Executive Compensation Tables — Retirement Plans — MWV Pension Plan”) and the Retirement Restoration Plan (as defined below in the section titled “Executive Compensation Tables — Retirement Plans — MWV Retirement Restoration Plan”). It does not include any above-market or preferential earnings on deferred compensation, as we do not provide above-market or preferential earnings on the deferred compensation of our named executive officers. The amounts set forth in this column were calculated using the assumptions from the corresponding end-of-year disclosures. Accrued benefits payable at age 65 for the RockTenn Pension Plan participants, and at age 62 for Dr. Beckler, were determined as of the end of fiscal 2015 using compensation data through September 30 and include the bonuses paid for fiscal 2015 after the fiscal year end. The accrued benefits were discounted back to the disclosure date with the discount rate only. Each RockTenn Pension Plan participant is assumed to retire at age 65, and Dr. Beckler is assumed to retire at age 62 in accordance with the terms of the MWV Pension Plan. The discount rates used as of September 30, 2014 and September 30, 2015 were 4.54% and 4.702%, respectively, for the RockTenn Pension Plan, and were 3.73% and 3.82%, respectively, for the SERP. The lump sum rates (SERP only) used as of September 30, 2014 and September 30, 2015 were 2.52% and 2.060%, respectively. The discount rates used as of July 1, 2015 and September 30, 2015 were 4.70% and 4.702%, respectively, for both the MWV Pension Plan, and the Retirement Restoration Plan. The lump sum mortality table (SERP only) used was the applicable table under Revenue Ruling 2001-62 (GAR 94). The post-retirement mortality assumptions used for the Pension Plan as of September 30, 2015 and for the MWV Pension Plan as of July 1, 2015 were based on the adjusted Society of Actuaries RP-2014 table and a future mortality improvement scale based on Social Security Administration data and assumptions. The RP-2014 table was adjusted to substitute the Social Security Administration mortality improvement assumptions after 2012, to reflect white collar life expectancies, and to reflect that WestRock’s white collar male and female populations have 106% and 113% higher mortality experience, respectively, than otherwise expected using these assumptions. The post-retirement mortality assumptions used for the RockTenn Pension plan as of September 30, 2014 were based on the adjusted Society of Actuaries RP-2000 table and Scale BB mortality improvement scale. The RP-2000 table was adjusted to reflect white collar life expectancies and to reflect that RockTenn’s populations have 105% higher mortality experience than otherwise expected using these assumptions.

(6)	The amounts shown as “all other compensation” include the following perquisites and personal benefits:

All Other Compensation Table for Fiscal 2015

	Steven C. Voorhees	Ward H. Dickson	Robert K. Beckler	Michael E. Kiepura	James B. Porter	Robert B. McIntosh
Life Insurance Premiums	$3,504	$7,047	$549	$3,240	$3,134	$2,501
Company Contributions to Supplemental Plan and 401(k) Plan(A)	$78,035	$36,722	$0	$33,281	$451,650	$24,757
Airplane Usage(B)	$8,141	$0	$0	$8,150	$0	$0
Other(C)	$0	$0	$0	$1,075,000	$21,250	$0

Total	$89,680	$43,769	$549	$1,119,671	$476,034	$27,258

(A)	Under the Supplemental Plan, we match an amount equal to 50% of the former RockTenn executive’s contribution. Additionally, we contributed designated amounts to Mr. Porter’s individual retirement account. Certain amounts disclosed in this row are also disclosed in the table below titled “Nonqualified Deferred Compensation Table.” As discussed below in the section titled “Executive Compensation Tables — Retirement Plans — MWV Pension Plan,” Dr. Beckler received the Retirement Plus Benefit in lieu of contributions to his 401(k) plan as described below in the section titled “Executive Compensation Tables — Retirement Plans — MWV Pension Plan.”

(B)

In accordance with SEC regulations, we report use of corporate aircraft by our executive officers as a perquisite or other personal benefit unless it is “integrally and directly related” to the performance of the executive’s duties. SEC rules require us to report this and other perquisites at our aggregate incremental cost. The amounts we report are consistent with this standard. We estimate our aggregate incremental cost to be equal to our average incremental operating costs, which includes items such as fuel; maintenance;

landing fees; trip-related permits; trip-related hangar costs; trip-related meals and supplies; crew expenses during layovers; and any other expenses incurred or accrued based on the number of hours flown. We use this method because we believe, on average, it fairly approximates our incremental cost and because it ensures that some “cost” is allocated to each passenger on each trip.

(C)	For Mr. Porter, this amount includes $12,000 for Mr. Porter’s automobile allowance; $8,851 for tax gross-up payments related to our payment of his automobile allowance; and $399 for tax gross-up payments related to our payment of his life insurance premiums. For Mr. Kiepura, this amount includes a severance payment of $1,000,000, paid pursuant to the Severance Agreement (as defined below), and $75,000 in consulting payments, paid pursuant to the Consulting Agreement (as defined below), each of which we discuss in detail below in the section titled “Potential Payments upon Termination or Change in Control.”

Grants of Plan-Based Awards

The following table provides information as to the grants of plan-based awards to each named executive officer during fiscal 2015. This includes annual performance bonus awards under our annual executive bonus program, which is discussed in greater detail in this proxy statement under the section titled “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Annual Performance Bonus, and restricted stock and stock option awards under the 2004 Incentive Stock Plan and the 2005 Performance Incentive Plan, which are discussed in greater detail in this proxy statement under the section titled “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Long-Term Incentives — Restricted Stock, Stock Units and Stock Options.”

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options ($)(2)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Steven C. Voorhees	10/23/2014	(3)	$747,945	$897,534	$1,196,712
	7/23/2015	(3)	$354,453	$425,343	$567,124
	3/9/2015								6,440	$64.90	$160,565
	3/9/2015					0	9,723	19,446			$921,742
	8/5/2015								58,130	$62.75	$1,172,738
	8/5/2015					0	74,755	149,510			$4,690,876
Ward H. Dickson	10/23/2014		$399,000	$513,000	$627,000
	3/9/2015								1,353	$64.90	$33,733
	3/9/2015					0	2,042	4,084			$193,582
	8/5/2015								10,605	$62.75	$213,950
	8/5/2015					0	13,635	27,270			$855,596
Robert K. Beckler	7/23/2015		$72,466	$144,932	$289,864
	8/5/2015								16,110	$62.75	$325,010
	8/5/2015					0	12,085	24,170			$758,334
Michael E. Kiepura	10/23/2014		$376,544	$502,059	$677,780
	3/9/2015								2,363	$64.90	$58,915
	3/9/2015					0	3,567	7,134			$338,152
James B. Porter	10/23/2014		$562,500	$750,000	$1,012,500
	3/9/2015								2,644	$64.90	$65,921
	3/9/2015					0	3,992	7,984			$378,442
	8/5/2015								16,120	$62.75	$325,212
	8/5/2015					0	20,730	41,460			$1,300,808
Robert B. McIntosh	10/23/2014	(3)	$160,808	$241,212	$321,616
	7/23/2015	(3)	$58,527	$87,791	$117,054
	3/9/2015								875	$64.90	$21,816
	3/9/2015					0	1,321	2,642			$125,231
	8/5/2015								5,760	$62.75	$116,204
	8/5/2015					0	7,405	14,810			$464,664

(1)	These columns represent restricted stock grants made to the former RockTenn NEOs under the 2004 Incentive Stock Plan on March 9, 2015 and August 5, 2015 and restricted stock units made to Dr. Beckler on August 5, 2015 pursuant to the 2005 Performance Incentive Plan, which vest as described in this proxy statement under the section titled “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Long-Term Incentives — Restricted Stock, Stock Units and Stock Options.”

(2)	The stock options granted to the named executive officers on March 9, 2015, have a 10-year term, and the stock options granted to the named executive officers on August 5, 2015 have a 9.5-year term and vest as described in this proxy statement under the section titled “Compensation Discussion and Analysis — Long-Term Incentives — Components of our Executive Compensation Program — Restricted Stock, Stock Units and Stock Options.” Stock options have no express performance criteria other than continued employment (with limited exceptions for termination of employment due to change in control, death, disability and retirement). However, options have an implicit performance criterion because the options have no value to the executive unless and until our stock price exceeds the exercise price.

(3)	Messrs. Voorhees’s and McIntosh’s salaries and potential bonus amounts were adjusted after the Combination for the period following the Combination.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes stock-based compensation awards outstanding as of September 30, 2015. The following table provides information concerning unexercised options, and other stock-based awards that have not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row which indicates the number of securities underlying the award, including awards that have been transferred other than for value (if any). For option awards, the table discloses the exercise price and the expiration date. For stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested. We computed the market value of stock awards by multiplying the closing sale price of our Common Stock at the end of the most recently completed fiscal year by the number of shares of stock or the amount of equity incentive plan awards, respectively.

Outstanding Equity Awards at Fiscal 2015 Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercis- able(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(2)	Market Value of Shares of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)(3)
Steven C. Voorhees	33,400	0	0	$17.975	5/10/2017
	44,000	0	0	$14.550	3/19/2018
	40,000	0	0	$13.215	3/18/2019
	19,000	0	0	$21.345	1/29/2020
	14,200	0	0	$34.325	2/28/2021
	1,800	0	0	$31.030	7/20/2021
	23,250	0	0	$31.695	2/01/2022
	0	18,560	0	$39.900	1/25/2023
	42,720	0	0	$50.740	1/31/2024
	0	6,440	0	$64.900	1/30/2025
	0	58,130	0	$62.750	1/30/2025
						215,936	$11,107,748	75,249	$3,870,809
Ward H. Dickson	9,360	0	0	$50,740	1/31/2024
	0	1,353	0	$64.900	1/30/2025
	0	10,605	0	$62.750	1/30/2025
						44,800	$2,304,512	13,725	$706,014
Robert K. Beckler(5)	6,473	0	0	$34.270	3/30/2017
	8,651	0	0	$30.220	2/25/2018
	23,900	0	0	$10.090	2/23/2019
	17,881	0	0	$26.480	2/22/2020
	14,901	0	0	$32.620	2/28/2021
	18,886	0	0	$35.040	6/25/2022
	13,357	0	0	$43.040	2/25/2023
	30,911	0	0	$46.020	2/24/2024
	0	16,110	0	$62.750	2/23/2025
	0	3,063	0	$70.210	2/23/2025
						33,511	$1,723,806	12,165	$625,768
Michael E. Kiepura	0	0	0	$0	0
						0	$0	0	$0
James B. Porter	13,334	0	0	$17.880	8/01/2018
	23,000	0	0	$21.345	1/29/2020
	17,150	0	0	$34.325	2/28/2021
	3,950	0	0	$31.030	7/20/2021
	30,600	0	0	$31.695	2/01/2022
	0	23,680	0	$39.900	1/25/2023
	18,580	0	0	$50.740	1/31/2024
	0	2,644	0	$64.900	1/30/2025
	0	16,120	0	$62.750	1/30/2025
						132,979	$6,840,440	20,867	$1,073,398
Robert B. McIntosh	23,800	0	0	$17.975	5/10/2017
	31,000	0	0	$14.550	3/19/2018
	16,800	0	0	$13.215	3/18/2019
	8,600	0	0	$21.345	1/29/2020
	6,400	0	0	$34.325	2/28/2021
	9,750	0	0	$31.695	2/01/2022
	0	7,640	0	$39.900	1/25/2023
	5,980	0	0	$50.740	1/31/2024
	0	875	0	$64.900	1/30/2025
	0	5,760	0	$62.750	1/30/2025
						42,947	$2,209,194	7,454	$383,434

(1)	Vesting dates of unvested stock option awards are as follows, as of September 30, 2015: Mr. Voorhees — 18,560 on January 25, 2016, 21,523 on January 30, 2016, 21,523 on January 30, 2017 and 21,524 on January 30, 2018; Mr. Dickson — 3,986 on January 30, 2016, 3,986 on January 30, 2017 and 3,986 on January 30, 2018; Dr. Beckler — 6,391 on February 23, 2016, 6,391 on February 23, 2017 and 6,391 on February 23, 2018; Mr. Porter — 23,680 on January 25, 2016, 6,255 on January 30, 2016, 6,255 on January 30, 2017 and 6,254 on January 30, 2018; and Mr. McIntosh — 7,640 on January 25, 2016, 2,212 on January 30, 2016, 2,212 on January 30, 2017 and 2,211 on January 30, 2018.

(2)	The numbers of shares reported in this column for the restricted stock grants and stock units other than the grant made to Mr. Dickson on September 16, 2013, were granted subject to performance conditions, however in connection with the Combination, the applicable performance conditions were deemed satisfied at the levels described below, and the awards currently remain subject only to service conditions. Excluding Dr. Beckler, the number of shares reported in this column for the stock grants made on January 25, 2013, January 31, 2014 and March 9, 2015 reflect the actual number of awards that converted to service-based awards at 200%, 176.6% and 146.5%, respectively, on the effective date of the Combination. For Dr. Beckler, the number of shares reported in this column for the restricted stock grants made prior to the Combination on February 23, 2013, February 24, 2014 and February 23, 2015 reflect the actual number of shares that converted to service-based awards at 100%, 100% and 168%, respectively, on the effective date of the Combination. The vesting dates of unvested stock grants and stock units are as follows: Mr. Voorhees — 79,360 on January 25, 2016, 122,331 on January 31, 2017 and 14,245 on January 30, 2018; Mr. Dickson — 7,500 on September 16, 2016, 26,808 on January 31, 2017, 7,500 on September 16, 2017 and 2,992 on January 30, 2018; Dr. Beckler — 9,385 on February 23, 2016, 20,452 on February 23, 2017 and 3,674 on February 23, 2018; Mr. Porter — 73,920 on January 25, 2016, 53,210 on January 31, 2017 and 5,849 on January 30, 2018; and Mr. McIntosh — 23,880 on January 25, 2016, 17,131 on January 31, 2017 and 1,936 on January 30, 2018. Certain grants are entitled to receive dividend equivalent units during the vesting period, which are included in the number of shares disclosed. The performance conditions for the restricted stock grants and stock units made in fiscal 2015 are described in this proxy statement under the section titled “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Long-Term Incentives — Restricted Stock, Stock Units and Stock Options.”

(3)	Based on the closing sale price of $51.44 for our Common Stock on September 30, 2015, the last trading date of our fiscal year, as reported on the NYSE.

(4)	The numbers of shares reported in this column for the restricted stock grants and stock units made on August 5, 2015 is based upon us achieving the applicable target market or target performance conditions. In the event that the applicable market or performance conditions are met at target, the vesting dates of unearned and unvested stock grants and stock units are as follows: Mr. Voorhees — 75,249 on January 30, 2018; Mr. Dickson — 13,725 on January 30, 2018; Dr. Beckler — 12,165 on February 23, 2018; Mr. Porter — 20,867 on January 30, 2018; and Mr. McIntosh — 7,454 on January 30, 2018. Certain grants are entitled to receive dividend equivalent units during the vesting period, which are included in the number of shares disclosed. The performance conditions for the restricted stock grants and stock units made in fiscal 2015 are described in this proxy statement under the section titled “Compensation Discussion and Analysis — Components of our Executive Compensation Program — Long-Term Incentives — Restricted Stock, Stock Units and Stock Options.”

(5)	Dr. Beckler’s awards, other than those granted on August 5, 2015, were granted by MWV, but were assumed by WestRock and converted into WestRock awards in connection with the Combination.

Value Realized from Stock Options and Stock Appreciation Awards

The following table provides information concerning exercises of stock options, and vesting of stock, including restricted stock, during fiscal 2015 for each of the named executive officers on an aggregated basis. In some cases, this includes the vesting of performance stock which vested in the most recently completed fiscal year but which was granted in previous years. The table reports the number of securities for which the options were exercised; the aggregate dollar value realized upon exercise of options; the number of shares of stock that have vested; and the aggregate dollar value realized upon vesting of stock.

Option Exercises and Stock Vested Table for Fiscal 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Steven C. Voorhees	0	$0	71,100	$4,614,390
Ward H. Dickson	0	$0	7,500	$440,925
Robert K. Beckler	0	$0	0	$0
Michael E. Kiepura	226,316	$7,823,321	190,378	$12,013,135
James B. Porter III	0	$0	93,500	$6,068,150
Robert B. McIntosh	0	$0	29,900	$1,940,510

(1)	These amounts are calculated based on the closing sale price of the Common Stock on the vesting date.

Equity Compensation Plan Information

The table below shows information with respect to all of our equity compensation plans as of September 30, 2015:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders:
2004 Incentive Stock Plan(1)	1,236,658	$38.71	3,381,497
RockTenn (SSCC) Equity Incentive Plan(2)	144,150	$19.87	5,229,592
2005 Performance Incentive Plan(1)	5,303,498	$31.74	7,128,055
1993 Employee Stock Purchase Plan	0	0	1,209,718
Equity compensation plans not approved by security holders	0	0	0

(1)	In the event that our stockholders adopt the 2016 Incentive Stock Plan, we will not make additional grants of awards under either of the 2004 Incentive Stock Plan or the 2005 Performance Incentive Plan.

(2)	In connection with our acquisition of Smurfit-Stone, we assumed the Smurfit-Stone Equity Incentive Plan, which was renamed the RockTenn (SSCC) Equity Incentive Plan. The shares available for issuance, stock options and unvested restricted stock units outstanding at the time of our acquisition of Smurfit-Stone under that plan were converted into shares of our Common Stock and options and restricted stock units, as applicable, with respect to shares of our Common Stock using the conversion factor as described in the Agreement and Plan of Merger by and among RockTenn, SAM Acquisition, LLC and Smurfit-Stone Container Corporation, dated January 23, 2011. We have determined that we will not make any more grants of awards pursuant to the RockTenn (SSCC) Equity Incentive Plan.

Retirement Plans

RockTenn Pension Plan. Effective as of July 2, 2015, the RockTenn Pension Plan and MWV Pension Plan merged into the WestRock Company Consolidated Pension Plan (which we refer to as the “Pension Plan”). Messrs. Voorhees and McIntosh participate in the legacy RockTenn portion of the Pension Plan’s defined benefit plan for former RockTenn salaried and nonunion hourly employees. We refer to the Pension Plan as it applies to former RockTenn employees as the “RockTenn Pension Plan”). Mr. Kiepura participated in the RockTenn Pension Plan prior to his retirement from the Company. Our compensation committee has determined that there will be no future pension accruals under the RockTenn Pension Plan for any salaried or nonunion hourly participant after December 31, 2015.

The RockTenn Pension Plan was amended effective as of March 1, 2005, to add a new benefit formula. After February 28, 2005, the new benefit formula (which we refer to as the “2005 benefit formula”) equals 1% of a participant’s compensation (as defined in the RockTenn Pension Plan). In connection with the amendment, covered employees who were 35 years old or older or who had five years or more of vested service on December 31, 2004, were required to elect one of two options effective March 1, 2005: (1) a reduced future pension accrual based on the 2005 benefit formula and the then current match under the RockTenn 401(k) Retirement Savings Plan (which we refer to as the “401(k) Plan”) or (2) no future pension accrual and an enhanced match under the 401(k) Plan. None of the named executive officers who participate in the RockTenn Pension Plan elected to cease future pension accruals during the RockTenn Pension Plan’s election periods in December 2004 and January 2005. Covered employees who were under 35 years of age and who had less than five years of vested service on December 31, 2004 automatically ceased accruals in the RockTenn Pension Plan effective as of December 31, 2004 and became eligible for an enhanced match under the 401(k) Plan.

The 2005 benefit formula produces a benefit payable at a participant’s normal retirement age as an annuity payable only for the life of the participant. The amendment to the RockTenn Pension Plan also froze the benefit, if any, accrued for each participant as of February 28, 2005, under prior benefit formulae utilized under the RockTenn Pension Plan. Therefore, other than as set forth in the following sentence, Messrs. Voorhees and McIntosh will receive a benefit at retirement equal to the sum of (1) their benefit accrued as of December 31, 1997, under the old four-part benefit formula in effect on that date, if any, (2) their benefit accrued after that date and through February 28, 2005, under the benefit formula in effect during that period, and (3) their benefit accrued under the 2005 benefit formula on and after March 1, 2005 and ending on the earlier of (a) December 31, 2015, or (b) the termination of their employment with the Company. With respect to Mr. Kiepura, he is now entitled to receive a benefit as of his retirement equal to the sum of (1) his benefit accrued as of December 31, 1997, which includes a frozen benefit accrued during his employment with his former employer that we purchased and a benefit under the old four-part benefit formula, (2) his benefit accrued after that date and through February 28, 2005, and (3) his benefit accrued under the 2005 benefit formula on and after March 1, 2005 and ending on July 2, 2015.

The RockTenn Pension Plan was again amended effective as of January 1, 2006, to allow the remaining participants under the RockTenn Pension Plan to elect one of two options: (1) a reduced future pension accrual based on the 2005 benefit formula and the then current match under the 401(k) Plan or (2) no future pension accrual and an enhanced match under the 401(k) Plan. None of the named executive officers elected to cease future pension accruals during the RockTenn Pension Plan’s election periods. Under the RockTenn Pension Plan, “compensation” for salaried employees is defined as base pay. Therefore, it does not include any bonuses, overtime, commissions, reimbursed expenses of any kind, severance pay, income imputed from insurance coverage or the like, or payments under the RockTenn Pension Plan or any other employee benefit plan or any income from a stock option plan. The plan is a defined benefit plan qualified under the Code and, as such, is subject to a limitation under the Code on the amount of benefits that may be paid to a participant each year under the plan as described below.

MWV Pension Plan. Dr. Beckler participates in the legacy MWV portion of the Pension Plan. We refer to the Pension Plan as it applies to former MWV employees as the “MWV Pension Plan.” The MWV Pension Plan is a qualified retirement plan that covers all salaried employees of the Company who were employees of MWV before the Combination. One element of the retirement benefit applicable to Dr. Beckler under the MWV Pension Plan (which we refer to as the “Final Average Pay Benefit”) provides an unreduced benefit payable at age 65 (or 62 if the employee has 20 years of service) that is equal to 1.6% of his final average earnings (or pay) times years of benefit service (up to a maximum of 40 years), minus his primary social security benefit multiplied by 1.25% times years of benefit service (up to a maximum of 40 years of service). The formula for determining the Final Average Pay Benefit is illustrated below:

1.6% x	Years of Benefit x Final Average Pay	–	1.25% x	Years of Benefit x	Primary Social
	Service (up to 40)			Service (up to 40)	Security Benefit

Final average pay generally includes all income reported on Form W-2 but excludes long-term incentive compensation, severance pay, and retention and hiring bonuses. Final average pay includes the participant’s highest 5 years of pay within the last 10 year period.

Effective January 1, 2015, MWV added a supplemental cash balance benefit to the MWV Pension Plan (which we refer to as the “Retirement Plus Benefit”) for all salaried employees, which is currently funded by Company contributions equal to 4% of each participant’s eligible compensation, which contributions are made in lieu of contributions to the participants’ 401(k) plans. Our compensation committee has determined that the Retirement Plus Benefit will be terminated effective as of December 31, 2015 for all participants of the MWV Pension Plan.

Our compensation committee has determined that there will be no further pension accruals under other components of the MWV Pension Plan for salaried and nonunion hourly employees after December 31, 2015, unless, on December 31, 2015, a participant is at least age 50 years old and the sum of his or her age and service equal at least 70, in which case pension benefits under the MWV Pension Plan will continue to accrue for 5 additional years to December 31, 2020, or earlier upon such participant’s termination of employment with the Company. Dr. Beckler qualifies for this additional accrual period under the MWV Pension Plan.

No employee’s compensation for purposes of the Pension Plan includes amounts in excess of the compensation limit under the Code. This limit is periodically adjusted for inflation by the United States Secretary of the Treasury and this limit, as adjusted, was $255,000 for calendar year 2013, was $260,000 for calendar year 2014, was $265,000 for 2015 and will be $265,000 for 2016.

The SERP. The Company’s Supplemental Executive Retirement Plan (which we refer to as the “SERP”) was designed to supplement a participant’s benefit under the RockTenn Pension Plan for a relatively small number of participants. The SERP provides unfunded supplemental retirement benefits. The SERP benefit is paid in a lump sum to participants whose employment with the Company is terminated. There are currently 10 active employees who participate in the SERP, including Messrs. Voorhees and McIntosh.

Under the SERP there are two benefit levels that were in use during fiscal 2015 (which we refer to as “level 1,” and “level 2”), but no benefit will be paid under level 1 or level 2 to a participant if the participant is not eligible for a vested benefit under the RockTenn Pension Plan. The compensation committee determines who will participate in the SERP and the benefit level for such participant. Benefit level 1 is based exclusively on a participant’s base salary below a compensation cap and was designed to make up for the loss in benefits a participant will receive under the RockTenn Pension Plan as a result of the reduction in the Code compensation limit in 1994 from $235,840 to $150,000 as indexed thereafter for inflation. Benefit level 2 is the same as benefit level 1 except that the benefit a participant earns will be based on the aggregate of the participant’s base salary and bonus paid, and there is no compensation cap. Messrs. Voorhees and McIntosh participate in the SERP at benefit level 2. None of our NEOs currently employed with us participate in the SERP at benefit level 1. Our compensation committee has determined that no additional benefits will accrue under the SERP after December 31, 2015.

MWV Retirement Restoration Plan. Dr. Beckler also participates in a non-qualified retirement restoration plan (which we refer to as the “Retirement Restoration Plan”) that mirrors the benefits provided under the MWV Pension Plan following the same formulas but recognizing compensation in excess of the limits set forth under the Code limit as described above. Benefits under this plan attributable to the Final Average Pay Benefit are payable in annuity form only and a lump sum is not available. Benefits under this plan attributable to the Retirement Plus Benefit are payable in lump sum form only.

The following table illustrates the actuarial present value as of September 30, 2015 of benefits accumulated by the named executive officers under the Pension Plan, the SERP and the Retirement Restoration Plan using the methodology required by the SEC pursuant to the Financial Accounting Standards Board’s Accounting Standard’s Codification 715, “Compensation — Retirement Benefits,” at the earliest unreduced retirement age under the plan.

Pension Benefits Table for Fiscal 2015

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Steven C. Voorhees	RockTenn Pension Plan	15.083	$432,643	$0
	Supplemental Executive Retirement Plan	15.083	$1,451,506	$0

Ward H. Dickson(2)	—	—	—	—

Robert K. Beckler	MWV Pension Plan	28	$1,077,232	$0
	Retirement Restoration Plan	28	$2,089,961	$0

Michael E. Kiepura	RockTenn Pension Plan	20	$609,850	$0

	Supplemental Executive Retirement Plan	20	$1,057,931	$0

James B. Porter(2)	—	—	—	—

Robert B. McIntosh	RockTenn Pension Plan	20	$508,882	$0

	Supplemental Executive Retirement Plan	20	$517,041	$0

(1)	The amounts set forth in this column were calculated using the assumptions from the corresponding end-of-year disclosure. Accrued benefits payable at age 65, and age 62 for Dr. Beckler, were determined as of the end of the fiscal year using compensation data through September 30 that includes bonuses for fiscal 2015 paid after the fiscal year end. The accrued benefits were discounted back to the disclosure date with the discount rate only. Each participant is assumed to work until age 65 and then retire, with the exception of Dr. Beckler which assumes a retirement age of 62. The discount rates used as of September 30, 2015 were 4.702% (for the Pension Plan), 3.82% (for the SERP), and 4.702% for the Retirement Restoration Plan. The lump sum rate (SERP only) used as of September 30, 2015 was 2.06%. The lump sum mortality table (SERP only) used as of September 30, 2015 was the applicable table under Revenue Ruling 2001-62 (GAR 94). The post-retirement mortality assumptions used as of September 30, 2015 were based on the adjusted Society of Actuaries RP-2014 Annuitant table and a future mortality improvement scale based on the Social Security Administration’s data and assumptions. The RP-2014 table was adjusted to substitute the Social Security Administration mortality improvement assumptions after 2012, to reflect white collar life expectancies, and to reflect that WestRock’s white collar male and female populations have 106% and 113% higher mortality experience, respectively, than otherwise expected using these assumptions.

(2)	Messrs. Dickson and Porter do not participate in the Pension Plan, the SERP or the Retirement Restoration Plan.

Nonqualified Deferred Compensation

The following table provides information with respect to each nonqualified deferred compensation plan that is a defined contribution plan, also called an individual account plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.

The column “Executive Contributions in Last Fiscal Year” indicates the aggregate amount contributed to such plans by each named executive officer during fiscal 2015.

The column “Registrant Contributions in Last Fiscal Year” indicates our aggregate contributions on behalf of each named executive officer during fiscal 2015. Generally, our contributions to nonqualified deferred compensation plans are our matching contributions under the Senior Executive part of the RockTenn

Supplemental Retirement Savings Plan (which we refer to as the “Supplemental Plan”) in an amount equal to 50% of the participant’s contributions to the Supplemental Plan. Additionally, we make designated contributions for Mr. Porter each pay period under the individual retirement accounts part of the Supplemental Plan. We also make matching contributions or profit sharing contributions to our qualified 401(k) plans, but those plans are tax qualified and, therefore, we do not include our contributions to them in this table. We include our matches to all plans in the table titled “All Other Compensation Table” included in footnote 6 of the table titled “Summary Compensation Table” above. Dr. Beckler did not participate in this Supplemental Plan.

The column “Aggregate Earnings in Last Fiscal Year” indicates the total dollar amount of interest or other earnings accrued during fiscal 2015, including interest and dividends paid at market rates. We pay such amounts to compensate the executive for the deferral, and we do not consider the payment of interest and other earnings at market rates to be compensation.

The column “Aggregate Balance at Last Fiscal Year-End” reports the total balance of the executive’s account as of September 30, 2015.

Nonqualified Deferred Compensation Table for Fiscal 2015

Name	Executive Contributions in Last Fiscal Year(1)(2) ($)	Registrant Contributions in Last Fiscal Year(2)(3) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End(4) ($)
Steven C. Voorhees	$143,571	$71,786	$(16,251)	$0	$1,193,762
Ward H. Dickson	$56,443	$28,222	$(3,748)	$0	$147,734
Robert K. Beckler	$63,365	$0	$(21,754)	$0	$301,463
Michael E. Kiepura	$54,425	$27,212	$(11,118)	$0	$836,172
James B. Porter	$86,049	$443,024	$5,584	$0	$2,951,493
Robert B. McIntosh	$37,426	$18,713	$(13,227)	$0	$533,668

(1)	After each named executive officer, other than Dr. Beckler, reaches the designated maximum contribution or compensation limit under the 401(k) Plan, he may defer up to 6% of his salary, and separately, he may defer up to 6% of his bonus pursuant to the Supplemental Plan.

(2)	These amounts represent contributions earned in fiscal 2015 by the applicable named executive officers. Dr. Beckler had no contributions made by the Company during fiscal 2015.

(3)	Under the Senior Executive part of the Supplemental Plan, we match an amount equal to 50% of the executive’s contribution. We make additional contributions on behalf of Mr. Porter under the individual retirement accounts part of the Supplemental Plan. Certain amounts disclosed in this column are also disclosed for fiscal 2015 in the table titled “All Other Compensation Table” included in footnote 6 of the table titled “Summary Compensation Table” above. The amounts disclosed in the two tables do not correspond because this table only discloses contributions earned under the Supplemental Plan in fiscal 2015, and the amounts disclosed for fiscal 2015 in the table titled “All Other Compensation Table” includes contributions earned in fiscal 2015 under the 401(k) Plan. Dr. Beckler did not participate in the Supplemental Plan.

(4)	The amounts in this column are calculated by adding the amounts set forth in each of the first four columns of this table for each named executive officer to the applicable NEO’s aggregate balance as of the end of fiscal 2014.

Supplemental Retirement Savings Plan. The Supplemental Plan is a non-qualified, unfunded deferred compensation plan sponsored and maintained by us and is intended to provide participants with an opportunity to supplement their retirement income through deferral of current compensation. The Supplemental Plan is comprised of three parts. The first part, which we call the Senior Executive plan, is the part in which the named executive officers, other than Dr. Beckler, and certain other senior executives are eligible to participate. We contribute an amount to each participant’s account maintained under the Senior Executive plan equal to 50% of the participant’s contributions. The second part, which we call the Broad Based plan, is the part in which certain other employees deemed highly compensated employees (and who are subject to a cap on deferral contributions under the 401(k) Plan) are eligible to participate. The third part, individual retirement accounts, is described below.

Effective July 20, 2011, our compensation committee authorized an amendment to the Supplemental Plan to provide for additional retirement contributions for designated executive officers of the Company. In connection with the amendment, Mr. Porter was designated to receive the additional contributions established as individual retirement accounts in the Supplemental Plan. Mr. Porter’s contribution amount is $400,000 per year effective as of May 27, 2011. Contributions are deemed contributed in substantially equal installments each semi-monthly pay period, prorated for partial pay periods on a daily basis. Contributions will end at separation of service from the Company.

Amounts deferred and payable under the Supplemental Plan (which we refer to as the “Obligations”) are our unsecured obligations, and rank equally with our other unsecured and unsubordinated indebtedness outstanding from time to time. Each participant in the Senior Executive plan elects the amount of eligible base salary and eligible bonus to be deferred, up to 6%. Each Obligation will be payable on a date selected by us pursuant to the terms of the Supplemental Plan. The Obligations generally are payable after termination of the participant’s employment or in certain emergency situations. Each participant’s account will be adjusted for investment gains and losses as if the credits to the participant’s account had been invested in the benchmark investment alternatives available under the Supplemental Plan in accordance with the participant’s investment election or elections (or default election or elections) as in effect from time to time. All such adjustments will be made at the same time and in accordance with the same procedures followed under the 401(k) Plan for crediting investment gains and losses to a participant’s account under the 401(k) Plan. The Obligations are denominated and payable in United States dollars. The benchmark investment alternatives available under the Supplemental Plan are in our view comparable to investment alternatives commonly available under 401(k) retirement savings plans.

The compensation committee has determined that no additional contributions or deferrals will be made under the Supplemental Plan after December 31, 2015 and that a new WestRock deferred compensation plan will be implemented to replace it.

Potential Payments upon Termination or Change in Control

The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a named executive officer at, following, or in connection with any termination of employment including by resignation, retirement, disability or a constructive termination of a named executive officer, or our change in control or a reduction in the named executive officer’s responsibilities. However, in accordance with SEC regulations, we do not report any amount to be provided to a named executive officer under any arrangement which does not discriminate in scope, terms, or operation in favor of our executive officers and which is available generally to all salaried employees.

For the purpose of the quantitative disclosure in the following table and in accordance with SEC regulations, except for Mr. Kiepura, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our Common Stock is the closing sale price on the

NYSE as of that date of $51.44. For Mr. Kiepura, the disclosure in the following table is made as of July 2, 2015, which was the effective date of his retirement from our Company. The closing sale price on the NYSE of our Common Stock on July 2, 2015 was $64.99.

Severance. Mr. Porter will receive payments in the event of his termination in accordance with his employment agreement as described above in the section titled “Compensation Discussion and Analysis — Employment Agreement with James B. Porter III.” Dr. Beckler will receive payments in the event of his termination in accordance with his change of control agreement as described above in the section titled “Compensation Discussion and Analysis — Agreements with Robert K. Beckler.” Other than Dr. Beckler, Mr. Porter and, as discussed below, Mr. Kiepura, no other NEOs are entitled to severance payments resulting from termination or a change in control of the Company or a change in his responsibilities.

Agreements with Mr. Kiepura. In connection with Mr. Kiepura’s retirement from the Company, the Company and Mr. Kiepura entered into a Severance and Release Agreement (which we refer to as the “Severance Agreement”) and Separation and Consulting Agreement (which we refer to as the “Consulting Agreement”) that are each described below. Pursuant to the Severance Agreement, we paid Mr. Kiepura a lump sum severance payment of $1,000,000, and he agreed to release the Company, its predecessors, successors and assigns from any and all claims, demands or other liabilities, damages or costs that arose out of his employment with us or his separation of employment from us. Also pursuant to the Severance Agreement, Mr. Kiepura is entitled to continue to participate in the medical, dental, vision and life insurance plans that he and his eligible dependents were enrolled in on the date of his separation from the Company, other than the Company’s short-term and long-term disability plans, until the earlier of (i) July 31, 2016, or (ii) the date on which insurance becomes available to him through a new employer, or ninety (90) days following the commencement of new employment, if insurance is made available to him through a new employer. Mr. Kiepura is required to pay us for the employee portion of all applicable insurance premiums.

Pursuant to the Consulting Agreement, for the period beginning July 3, 2015 through July 2, 2017, we have engaged Mr. Kiepura to perform consulting services for the Company as an independent contractor, to the extent requested by Mr. Voorhees, Dr. Beckler or their designee. While Mr. Kiepura has agreed to devote as much of his working hours and attention, energies, skills and efforts as are necessary to successfully perform his duties under the Consulting Agreement, we anticipate that the level of his services to us will be no more than 20% of the level of his service to the Company during the last three years of his employment with us. During the term of the Consulting Agreement, we will pay Mr. Kiepura a consulting fee of $25,000 per month and reimburse him for reasonable out-of-pocket expenses incurred on behalf of the Company. Pursuant to the Consulting Agreement, Mr. Kiepura was paid a pro-rata portion of his 2015 bonus, based on the Company’s actual operating results through June 30, 2015. Also, in accordance with the Consulting Agreement, Mr. Kiepura’s outstanding unvested restricted performance shares and stock options vested or will vest in accordance with their terms, and he has maintained his retirement benefits and other benefits accrued or earned during his employment with the Company.

The Company may terminate the Consulting Agreement by written notice to Mr. Kiepura upon the occurrence of any of the following events: (i) any act or omission by Mr. Kiepura that he knew was likely to materially damage our business; (ii) material neglect of his duties under the Consulting Agreement or Mr. Kiepura’s refusal to perform his duties or responsibilities under the Consulting Agreement; or (iii) Mr. Kiepura’s material breach of his obligations under the Consulting Agreement. Mr. Kiepura’s obligations regarding non-disparagement of the Company, the Company’s property, proprietary information, noncompetition and non-solicitation described below will survive any termination of the Consulting Agreement.

In the Consulting Agreement, Mr. Kiepura agreed that, except as may be required by law, he will not make any statement, written or verbal, in any forum or media, or take any action, in disparagement of the Company, including, but not limited to, negative references to our products, services, officers or employees. Mr. Kiepura also agreed that all of our property, including documents, correspondence, manuals, computer programs and software, security badges and passwords, reports, tapes, photographs, lists, equipment (including computers), funds, books, records, files, memoranda, notes, drawings, plans, sketches, trade secrets, confidential information, inventions and other material and data, which he uses, prepares or comes in contact with or possession of during the course of, or as a result of, his performing his consulting services will remain the sole property of the Company.

Mr. Kiepura has also agreed that, pursuant to the Consulting Agreement, he will not use or disclose any of the Company’s trade secrets and that he will keep confidential all of the Company’s confidential information and not in any way disclose, publish or make use of the Company’s confidential information without the prior written consent of the Company. Mr. Kiepura has also agreed that during the term of the Consulting Agreement, he will not, directly or indirectly, either individually or as an employee, agent, member, partner, stockholder, consultant or in any other capacity, participate in, engage in, or assist with the management of any enterprise engaged in the manufacture or sale of folding cartons, corrugated containers, partitions or permanent or temporary merchandising displays or similar activities conducted, authorized, offered or provided by the Company within two years prior to the termination date of the Consulting Agreement (which we refer to as the “Business of the Company”).

Mr. Kiepura has also agreed in the Consulting Agreement that, until the second anniversary of the date of the termination of the Consulting Agreement (which we refer to as the “Noncompetition Term”), other than directly on behalf of the Company or its affiliates, he will not: (i) directly or indirectly, whether personally or through another person or entity, perform any executive and management services of the type conducted, provided, or offered by Mr. Kiepura within two years prior to the termination date of his Consulting Agreement, irrespective of the business unit for which such services were performed in the continental United States for or on behalf of himself or any other business or business entity that competes with the Business of the Company; (ii) become employed by, provide consulting services to, or become an officer, director, shareholder, member, manager, general or limited partner of or hold any management position with any of our customers with which Mr. Kiepura has had material contact during the two years preceding the termination date of the Consulting Agreement and which have obtained or purchased from the Company, at any time from July 1, 2013 through the termination date of the Consulting Agreement, any products or services in folding cartons, corrugated containers, partitions and permanent or temporary merchandising displays categories anywhere in the continental United States (which we refer to as a “Customer”), unless Mr. Kiepura accepts employment with the Customer in an area of the Customer’s business with respect to which the Company has never provided or attempted to provide services to the Customer; or (iii) own any interest in (through a direct interest or Mr. Kiepura’s spouse or a trust for Mr. Kiepura’s benefit or any other indirect means) an entity engaged in the Business of the Company for any Customer in the continental United States while others involved with such entity participate in any solicitation or offer to provide Business of the Company to any Customer in the continental United States.

Mr. Kiepura has also agreed that until the end of the Noncompetition Term he will not (i) solicit, or attempt to solicit, the business of any Customer or prospective customer with whom he had material contact for purposes of providing products or services that are competitive with those provided by us within two years prior to the date of the termination of the Consulting Agreement, or otherwise induce such Customers or prospective customers to reduce, terminate, or restrict or alter their business relationships with the Company; (ii) solicit, or attempt to solicit, for competitive purposes, the business of any person or entity doing business with us, including our suppliers, agents, distributors or any persons or entities under contract or otherwise associated or doing business with us, with whom Mr. Kiepura has had material contact on our behalf, to reduce, terminate, or restrict or alter their business relationships with us in any material fashion; (iii) solicit, recruit, or attempt to solicit or recruit, directly or indirectly, any of our employees who are then employed by us or were employed by us at any time in the six-months prior to the termination of the Consulting Agreement); or (iv) induce or attempt to induce, directly or indirectly, any supplier, subcontractor, independent contractor, or employee of us to discontinue providing services to us.

If Mr. Kiepura breaches any of his covenants regarding disparagement, competition with us, or solicitation or inducement of our customers or employees, we will have the right to an injunction or other restrictions in court.

Acceleration of Restricted Stock Grants, Stock Units and Stock Options. All stock options held by a named executive officer at the time of his death or disability will be immediately exercisable. All unearned restricted stock and stock units held by a named executive officer will immediately vest at the time of his death or disability but will still be subject to any performance requirements applicable to the particular restricted stock award.

All outstanding stock options and restricted stock awards made pursuant to the 2004 Incentive Stock Plan and stock and stock unit awards made pursuant to the 2005 Performance Incentive Plan will vest early in the event of a “change in control termination event” as described above in the section titled “Compensation Discussion and Analysis — Long-Term Incentives — Restricted Stock, Stock Units and Stock Options.” The Combination constituted a change in control for all outstanding awards under the 2004 Incentive Stock Plan and the 2005 Performance Incentive Plan.

Potential Payments Upon Termination or Change in Control for Fiscal 2015

Name	Benefit	Before Change in Control, Termination w/o Cause(1)	After Change in Control, Termination w/o Cause	Termination With Cause/ Resignation w/o Good Reason	Death or Disability	Change in Control
Steven C. Voorhees	Severance	$0	$0	$0	$0	$0
	Accelerated Vesting of Stock Options(2)	$0	$214,182	$0	$214,182	$214,182
	Accelerated Vesting of Restricted Stock(3)	$0	$14,978,582	$0	$14,978,582	$0
	SERP(4)	$1,533,930	$1,533,930	$1,533,930	$1,533,930	$0

	Total value:	$1,533,930	$16,726,694	$1,533,930	$16,726,694	$214,182

Ward H. Dickson	Severance	$0	$0	$0	$0	$0
	Accelerated Vesting of Stock Options(2)	$0	$0	$0	$0	$0
	Accelerated Vesting of Restricted Stock(3)	$0	$3,010,536	$0	$3,010,536	$0
	SERP(4)	$0	$0	$0	$0	$0

	Total value:	$0	$3,010,536	$0	$3,010,536	$0

Robert K. Beckler	Severance	$1,531,293	$1,531,293	$0	$0	$0
	Pro Rata Bonus	$190,647	$190,647	$0	$190,647
	Accelerated Vesting of Stock Options(2)	$0	$0	$0	$0	$0
	Accelerated Vesting of Restricted Stock(3)	$2,349,573	$2,349,573	$0	$970,963	$0
	Post-Termination Health Care	$26,424	$26,424	$0	$0
	Outplacement & Financial Counseling	$30,000	$30,000	$0	$0
	RRP(5)	$1,871,141	$1,871,141	$1,871,141	$956,558	$0

	Total value:	$5,999,078	$5,999,078	$1,871,141	$2,118,168	$0

Michael E. Kiepura(6)	Severance	—	$1,000,000	—	—	—
	Accelerated Vesting of Stock Options(2)	—	$506,529	—	—	—
	Accelerated Vesting of Restricted Stock(3)	—	$13,675,586	—	—	—
	SERP(4)	—	$1,057,931	—	—	—

	Total value:	—	$16,240,046	—	—	—

James B. Porter(7)	Severance	$1,500,000	$1,500,000	$0	0	0
	Accelerated Vesting of Stock Options(2)	$0	$273,267	$0	$273,267	$273,267
	Accelerated Vesting of Restricted Stock(3)	$0	$7,913,845	$0	$7,913,845	$0
	SERP(4)	$0	$0	$0	$0	$0

	Total value:	$1,500,000	$9,687,112	$0	$8,187,112	$273,267

Robert B. McIntosh	Severance	$0	$0	$0	$0	$0
	Accelerated Vesting of Stock Options(2)	$0	$88,166	$0	$88,166	$88,166
	Accelerated Vesting of Restricted Stock(3)	$0	$2,592,627	$0	$2,592,627	$0
	SERP(4)	$562,547	$562,547	$562,547	$562,547	$0

	Total value:	$562,547	$3,243,340	$562,547	$3,243,340	$88,166

(1)	The numbers contained in this column contemplate that a change in control had occurred as of September 30, 2015 because the Combination constituted a change in control of each of MWV and RockTenn.

(2)	The calculation of the value of accelerated vesting of stock options is based upon the closing sale price of $51.44 of our Common Stock on the NYSE on September 30, 2015, the last trading day of our fiscal year for all of our NEOs other than Mr. Kiepura. The calculation of the value of the accelerated vesting of Mr. Kiepura’s stock options is based upon the closing sale price of $64.99 of our Common Stock on the NYSE on July 2, 2015, which was the effective date of his retirement from the Company. The exercise prices of the NEOs’ stock options used to make these calculations are $39.90 per share of the NEOs’ stock options granted on January 25, 2013.

(3)	The calculation of the value of accelerated vesting of restricted stock is based on the closing sale price of $51.44 of our Common Stock on the NYSE on September 30, 2015, the last trading day of our fiscal year for all of our NEOs, other than Mr. Kiepura, multiplied by the number of shares that would have vested on September 30, 2015 for each named executive officer other than Mr. Kiepura upon the occurrence of the specified events. The calculation of the value of the accelerated vesting of Mr. Kiepura’s restricted stock is based on the closing sale price of $64.99 of our Common Stock on the NYSE on July 2, 2015, which was the effective date of his retirement from the Company, multiplied by the number of shares that actually vested in accordance with the Severance Agreement. Excluding Dr. Beckler, the number of shares reported in these rows for the stock grants made on January 25, 2013, January 31, 2014 and March 9, 2015 reflect the actual number of shares that converted into service-based awards at 200%, 176.6% and 146.5%, respectively, on the effective date of the Combination. For Dr. Beckler, the number of shares reported in this column for the stock grants made prior to the Combination on February 23, 2013, February 24, 2014 and February 23, 2015 reflect the actual number of shares that converted into service-based awards at 100%, 100% and 168%, respectively, on the effective date of the Combination. Upon a change in control, the restricted stock awards granted to the named executive officers in fiscal 2015 will vest as described above in the section titled “Compensation Discussion and Analysis — Long-Term Incentives — Restricted Stock, Stock Units and Stock Options”.

(4)	The SERP benefit above represents the potential payments from the SERP as of the end of fiscal 2015. These benefit payments were based on the accrued benefits at September 30, 2015 and were converted to lump sum amounts using a rate of 1.9753%. Dr. Beckler and Messrs. Dickson and Porter are not eligible for the SERP.

(5)	Dr. Beckler participates in the Retirement Restoration Plan, which is referred to as “RRP” above.

(6)	We only disclose payments to Mr. Kiepura in the column entitled “After Change in Control, Termination w/o Cause” because he retired from the Company in connection with the Combination on July 2, 2015.

(7)	Mr. Porter’s employment agreement with us does not permit us to terminate him without cause prior to December 31, 2015. Thus, for the purposes of calculating the payment amounts set forth for him in the first two columns of the table above, we have assumed that we could terminate him without cause and calculated his severance based upon the formula pursuant to which his severance would be calculated if we terminated him without cause on January 1, 2016. However, we used his salary and bonus rates as in effect as of September 30, 2015 for the purposes of such calculation.

ADMINISTRATION OF RELATED-PARTY TRANSACTIONS

We require that each executive officer, director and director nominee complete an annual questionnaire and report all transactions since the beginning of the last fiscal year that exceed $120,000 in which we were a participant and in which such persons (or their associates or immediate family members) had or will have a direct or indirect material interest. Management reviews responses to the questionnaires and, if any such transactions are disclosed, the nominating and corporate governance committee then makes recommendations to the board of directors with respect to the appropriateness of such transactions. Our executive officers, directors and director nominees have rarely engaged in any such transactions with us, however. We do not have a formal written policy for approval or ratification of such transactions. Information included in directors’ responses to the questionnaires is reviewed annually by the board of directors for the purpose of assessing independence under our corporate governance guidelines, applicable rules and regulations of the SEC and the corporate governance standards of the NYSE, and we review all responses to ensure that any such transactions adhere to the standards set forth in the above-referenced guidelines and standards as well as our various codes of conduct.

REPORT OF THE AUDIT COMMITTEE

The audit committee, which operates under a written charter adopted by our board of directors, is composed of independent directors (as defined in the audit committee independence standards of the SEC and the applicable listing standards of the NYSE) and oversees on behalf of the board of directors the Company’s financial reporting process and system of internal control over financial reporting. A copy of the audit committee charter is available on our Internet website at www.westrock.com. Our management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements to be included in the annual report on Form 10-K for the fiscal year ended September 30, 2015, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The audit committee discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T) and applicable law.

In addition, the independent registered public accounting firm provided to the audit committee the written disclosures and the letter regarding its independence from management and the Company as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The audit committee discussed this information with the independent registered public accounting firm.

The audit committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The audit committee meets with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The audit committee held ten meetings during fiscal 2015, including four by WestRock on or after the effective date of the Combination and six by RockTenn prior to the effective date of the Combination. The audit committee was updated no less than quarterly on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment and management’s conclusions on the effectiveness of our internal control over financial reporting. The audit committee also discussed with the independent auditor the Company’s internal control assessment process, management’s assessment with respect thereto and the independent auditor’s evaluation of our system of internal control over financial reporting.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors (and the board approved) that the audited financial statements be included in the annual report on Form 10-K for the fiscal year ended September 30, 2015, for filing with the SEC.

Gracia C. Martore, chairman, audit committee

Timothy J. Bernlohr, audit committee member

J. Powell Brown, audit committee member

Terrell K. Crews, audit committee member

Russell Currey, audit committee member

James E. Nevels, audit committee member

Timothy H. Powers, audit committee member

The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed to be soliciting material or to be filed under such Acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees

The following table presents fees billed for professional services rendered by our independent registered public accounting firm, Ernst & Young LLP, and its affiliates (which we refer to collectively as “Ernst & Young”), for the fiscal years ended September 30, 2015 and September 30, 2014.

	2015(5)	2014(5)
Audit fees(1)	$10,802,000	$6,209,000
Audit-related fees(2)	$350,000	$320,000
Tax fees(3)	$2,511,000	$1,271,000
All other fees(4)	$0	$0

Total fees paid to auditor	$13,663,000	$7,800,000

(1)	Audit fees consist primarily of fees related to professional services rendered for the audit of our annual financial statements included in our Form 10-K and the review of interim financial statements included in our quarterly reports on Form 10-Q, accounting consultations to the extent necessary for Ernst & Young to fulfill its responsibility under generally accepted auditing standards, as well as services in connection with other statutory and regulatory filings.

(2)	Audit-related fees consist of fees related to professional services rendered for assurance and related services that are reasonably related to the performance of the audit or review of our annual financial statements that are not included in the amounts disclosed as audit fees above. For fiscal 2015 and fiscal 2014, these fees relate to due diligence services, audits of employee benefit plans, accounting consultations and our subscription to Ernst & Young’s Internet-based accounting and reporting resources.

(3)	Tax fees consist primarily of fees related to professional services rendered for tax compliance, tax advice, and tax planning and for fiscal 2015 included fees incurred on connection with the anticipated spin-off of our specialty chemicals operations.

(4)	All other fees, if any, consist primarily of fees related to products and professional services that are not included in the amounts disclosed in the three other categories above. Ernst & Young did not perform any such services during these periods.

(5)	All of such Audit fees, Audit-related fees, and Tax fees that Ernst & Young billed for professional services were pre-approved by the audit committee in accordance with our pre-approval policy described below.

Audit Committee Pre-Approval of Services by the Independent Registered Public Accounting Firm

In accordance with its pre-approval policy, its charter and applicable rules and regulations adopted by the SEC, our audit committee reviews and pre-approves the terms of all audit services provided to us as well as all permissible audit-related and non-audit services to be provided by our independent registered public accounting firm. Unless a service to be provided by our independent registered public accounting firm has received general pre-approval under the pre-approval policy, it requires specific pre-approval by our audit committee or the chairman of our audit committee before the commencement of each service. The term of any pre-approval is twelve months, unless the audit committee specifically provides for a different period.

In determining whether to pre-approve services, the audit committee is generally guided by the following principles. The independent registered public accounting firm engaged to perform audit work necessary for us to file required reports under the Exchange Act may not perform a service that: (1) impairs the independent registered public accounting firm’s independence; (2) creates a mutual or conflicting interest between the independent registered public accounting firm and us; (3) places the independent registered public accounting firm in the position of auditing its own work; or (4) results in the independent registered public accounting firm acting as management or an employee of the Company.

The audit committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to our management. However, the audit committee has appointed our chief accounting officer to assist it in monitoring compliance with the pre-approval policy, including ensuring whether the necessary pre-approvals from the audit committee or the chairman of our audit committee have been obtained and that the services carried out under the pre-approval policy is appropriately reported periodically (but not less than annually).

The audit committee will review and revise the pre-approval policy on a periodic basis (not less than annually) and update it as necessary based on subsequent determinations.

Engagements for our annual audit and quarterly reviews required under the Exchange Act (including the audit of internal control over financial reporting) are reviewed and pre-approved annually by the audit committee. The nature and dollar value of services provided under these engagements are periodically reviewed with the audit committee as changes in terms, conditions and fees resulting from changes in audit scope, our structure, or other matters occur.

The following services, consistent with the nature of services previously provided to us, are pre-approved under the pre-approval policy. All other audit, audit-related and non-audit services must be specifically pre-approved by the audit committee or the chairman of our audit committee prior to the commencement of each service.

•	Work associated with registered and unregistered securities offerings, including, without limitation, registration statements under the Securities Act;

•	statutory audits, employee benefit plan audits or other financial audit work required for non-U.S. subsidiaries that are not required for the Exchange Act audit;

•	attestation services;

•

advice and consultation as to proposed or newly adopted accounting and auditing standards and interpretations, and as to financial accounting and disclosure requirements imposed by the SEC and other regulatory agencies and professional standard setting bodies;

•	assistance and consultation as to questions from us, including comments or inquiries made by the SEC or other regulatory agencies;

•	access to Ernst & Young’s Internet-based accounting and reporting resources;

•

assistance to us with understanding our internal control review and reporting obligations and, if requested, under the supervision of our management assisting us in the documentation of our internal controls and processes, not including the performance of any management review, evaluation or testing of internal controls for the purposes of management’s assertions about the effectiveness of internal controls;

•	review of our information systems security and controls;

•

preparation and/or review of tax returns (including amended returns and refund claims) to be filed by us with federal, state, local or foreign jurisdictions and related tax services, which includes assistance with audits and notices, voluntary disclosure and amnesty programs, estimated payment and extension calculations, tax projections, allocations and analytical review calculations and tax accounting method changes, statutory incentive credit assistance, transfer pricing analysis, inventory related calculations and assistance, fixed asset and depreciation assistance and cost segregation studies (but in no circumstances computing depreciation or maintaining our related records), analysis of tax legislation, and pronouncements, expatriate tax services and consultation and responses to questions from us regarding the tax implications of various items;

•	international tax planning, including foreign tax credit and cash repatriation planning; and

•	general federal, state, and international tax planning and advice.

For the services receiving general pre-approval under the pre-approval policy listed above, any individual engagement with an estimated cost of more than $250,000 must nevertheless be specifically pre-approved by the audit committee or by the chairman of the audit committee before the aggregate fees incurred with respect to such engagement exceed $250,000; provided, however, the services for which general pre-approval under the pre-approval policy may be used during any fiscal year shall be limited to an aggregate of $1,000,000 of estimated costs outstanding at any one time. The costs of services that receive general pre-approval under the pre-approval policy listed above that then receive specific approval or ratification by the audit committee no longer count towards the calculation of the $1,000,000 limit. All services will require specific pre-approval by the audit committee or the chairman of the audit committee whenever the aggregate costs of services that have received general pre-approval under the pre-approval policy have reached the $1,000,000 limit and have not been subsequently approved or ratified by the audit committee. The audit committee at its next regularly scheduled meeting will review services performed pursuant to the general pre-approvals granted under the pre-approval policy and services pre-approved by the chairman of the audit committee. In addition, the nature and dollar value of services performed under the general pre-approval guidelines shall be reviewed with the audit committee on an at least an annual basis.

Our independent registered public accounting firm may not perform any service that is proscribed by law, regulation, the NYSE or regulatory authorities or organizations charged with oversight of the accounting and auditing profession. Specifically, the following non-audit services are prohibited by our pre-approval policy:

•	bookkeeping or other services related to our accounting records or financial statements;

•	financial information systems design and implementation;

•	appraisal or valuation services, fairness opinions or contribution-in-kind reports;

•	actuarial services;

•	internal audit outsourcing services;

•	management functions or human resources;

•	broker-dealer, investment adviser or investment banking services;

•	legal services and expert services unrelated to the audit; and

•	personal tax services for individuals in a financial reporting oversight role.

The audit committee, based on the guiding principles set forth above, may prohibit other services.

The fees charged by our independent registered public accounting firm must be based on time and expense incurred to perform its services, and in no event will fees be “contingency” based.

APPROVAL OF THE ADOPTION OF THE ESPP

ITEM 2

The board of directors has approved and recommends to the stockholders that they approve the adoption of the ESPP. The board of directors has determined that the adoption of the ESPP is in the best interests of the Company and our stockholders. The board of directors believes that the ESPP will encourage the ownership of our Common Stock by our employees, which we believe would increase our employees’ interest in the success of the Company and would provide an additional incentive for them to remain in the employ of the Company, each of which would benefit the Company. We intend that the ESPP would constitute an “employee stock purchase plan” within the meaning of Section 423 of the Code.

The following information regarding the ESPP is being provided to you in connection with the solicitation of proxies for the approval of the adoption of the ESPP. The following description of the proposed ESPP is a summary only and does not purport to be complete. The following description of the ESPP is qualified in its entirety by reference to the text of the ESPP. The text of the ESPP is attached as Appendix A to this proxy statement. You are urged to read the ESPP.

Plan Description

Available Common Stock. If our stockholders approve the adoption of the ESPP, a maximum of 2,5000,000 shares of Common Stock would be reserved for purchase from the Company under the ESPP. Any shares of Common Stock which were subject to options granted as of the first day of a purchase period but which were not purchased on the related purchase date would again become available under the ESPP.

Offerings. Offerings to purchase shares of Common Stock would be made to participants in the ESPP in accordance with the ESPP from time to time at the discretion of the administrator of the ESPP, which would be our board of directors or any person or persons appointed by our board of directors to administer the ESPP. Unless otherwise determined by our board of directors, the administrator would be our administrative committee that is appointed to administer our employee benefit plans generally. The administrator would determine the terms of each offering, provided that each offering under the ESPP would satisfy the requirements of Section 423(b)(5) of the Code.

Administration. The administrator would be responsible for the administration of the ESPP and would have the power in connection with its administration to interpret the ESPP, to establish rules and procedures it deems appropriate to administer the ESPP, and to take any other action in connection with its administration of the ESPP as it deems necessary or equitable under the circumstances. The administrator also would have the power to delegate the duty to perform its administrative functions as the administrator deems appropriate under the circumstances and any action taken in accordance with such delegation would be considered the action of the administrator.

Participation. A participant in the ESPP would generally be each of our employees or the employee of one of our designated subsidiaries on the first day of an enrollment period for a purchase under the ESPP properly completes a required authorization form with the administrator on or before the last day of the applicable enrollment period to purchase shares of Common Stock pursuant to an option granted pursuant to the terms of the ESPP. We currently intend to permit only employees of the Company or its subsidiaries located in the United States, including the Commonwealth of Puerto Rico, and Canada to participate in the ESPP. A participant’s employment with us and our subsidiaries must continue through the purchase date of the applicable purchase period, as described below, in order to purchase our Common Stock under the ESPP. Any of our employees or employees of our subsidiaries who would own (immediately after the grant of an option under the ESPP) Common Stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company would not be permitted to participate on the ESPP. The administrator could, prior to the enrollment period for an offering under the ESPP and on a uniform and nondiscriminatory basis, determine that in order to participate in the ESPP, an employee would have to have been employed by us or any of our predecessor companies or a subsidiary for at least 2 years to participate in the ESPP and not be a part time employee. In addition, an employee who is a member of a collective bargaining unit that has elected, on behalf of its members, not to participate in the ESPP in accordance with the requirements of Section 423 of the Code, could not participate in the ESPP while the applicable election remains in effect.

The administrator would establish the timing and duration of each enrollment period, which, unless otherwise determined by the administrator, would be of one month’s duration. The administrator would also establish the lengths of the purchase periods during which payroll deductions would be made pursuant to an offering under the ESPP. Unless otherwise established by the administrator prior to the beginning of a purchase period, each purchase period would be of 3 months’ duration, with the first purchase period beginning on May 1, 2016 and ending on July 31, 2016. In no event would any purchase period exceed 27 months.

Payroll Deductions. Each participant who made the required authorization to participate in the ESPP would specify the specific dollar amount (unless the administrator determines that contributions could be designated as a percentage of compensation) during the purchase period for which the applicable authorization was in effect to purchase shares of Common Stock pursuant to the option granted under the ESPP. A participant would have the right to make one amendment to an authorization after the end of an enrollment period to reduce or to stop the payroll deductions which he or she previously had authorized for the related purchase period, and the reduction would be effective as soon as practicable after the administrator actually received the amended authorization.

All payroll deductions made for a participant would be credited to his or her ESPP account as of the pay day on which the deduction was made. All payroll deductions would be held by us or our agent as part of the general assets of the Company, and each participant’s right to the payroll deductions credited to his or her ESPP account would be those of a general and unsecured creditor. No interest or earnings would be credited to a participant’s ESPP account. The Company or its agent would have the right to withhold taxes on payroll deductions to the extent deemed necessary or appropriate to satisfy applicable tax laws.

Granting of Option. Except as set forth below, each participant for a purchase period automatically would be deemed to have been granted an option to purchase the number of whole and fractional shares of Common Stock (not to exceed 50,000 shares, subject to adjustment in accordance with the terms of the ESPP) as could be purchased with the payroll deductions credited to the participant’s ESPP account during the applicable purchase period. Each option would only be exercisable in accordance with the terms of the ESPP. No option granted by operation of the ESPP to any participant would permit his or her rights to purchase shares of Common Stock under the ESPP or under any other employee stock purchase plan of the Company at a rate which would exceed $25,000 of the fair market value of Common Stock for any calendar year. Such fair market value would be determined as of the first day of the purchase period for which the option was granted.

Insufficient Available Shares. If the number of shares of Common Stock available for purchase for any purchase period was insufficient to cover the number of shares which participants have elected to purchase through effective authorizations, then each participant’s option to purchase shares of Common Stock for that purchase period would be reduced to the number of shares of Common Stock (including any fractional share) which the administrator would determine by multiplying the number of shares of Common Stock available for options for such purchase period by a fraction, the numerator of which would be the number of shares of Common Stock for which such participant would have been granted an option under the ESPP if sufficient shares were available and the denominator of which would be the total number of shares of Common Stock for which options would have been granted to all participants under the ESPP if sufficient shares were available.

Exercise of Option. Unless a participant filed an amended authorization under the ESPP on or before the last day of an applicable purchase period for which he or she had an effective authorization outstanding, his or her option would be exercised automatically on the last day of the applicable purchase period for the purchase of as many shares of Common Stock (including any fractional share) as the balance credited to his or her ESPP account as of that date would purchase at a purchase price equal to 85% of the average of the high and low sales prices for a share of Common Stock reported on the NYSE on the last day of such purchase period that the NYSE reported prices for Common Stock.

A participant could file an amended authorization before a purchase date to elect, effective as of the applicable purchase date, to exercise his or her option with respect to a specific dollar amount that was less than the aggregate amount of payroll deductions made by the participant pursuant to the ESPP during the applicable purchase period if the applicable participant was employed by us or one of our subsidiaries on the applicable purchase date. If a participant’s ESPP account has a remaining balance after his or her option has been exercised as of a purchase date, the balance would automatically be refunded to the participant in cash, without interest, as soon as practicable following the applicable purchase date.

Delivery of Shares. Shares of Common Stock purchased upon the exercise of an option under the ESPP could be registered in book entry form or represented in certificate form and would be held for, or at the participant’s direction and expense, delivered to the participant and would be registered in (1) his or her name or, if the participant so directed on his or her authorization filed with the administrator on or before the purchase date for such option and if permissible under applicable law, (2) the names of the participant and one other person could be designated by the participant, as joint tenants with rights of survivorship. We would not have any obligation to deliver a certificate to a participant that represented a fractional share of Common Stock. No participant (or any person who made a claim through a participant) would have any interest in any shares of Common Stock subject to an option until the option had been exercised and the related shares of Common Stock actually had been delivered to such person or had been transferred to an account for such person at a broker-dealer designated by the administrator.

Shares of Common Stock acquired under the ESPP could not be sold or transferred, other than by will or the laws of descent and distribution or to joint ownership with a participant’s spouse, for a period of 6 months following the purchase date on which the shares were acquired. The foregoing restriction on sales would not apply to shares of Common Stock acquired through the reinvestment of dividends.

Voluntary Account Withdrawal. A participant could elect to withdraw the entire balance credited to his or her ESPP account for a purchase period by completing in writing and filing an amended authorization with the administrator on or before the purchase date for the applicable purchase period. If a participant made a withdrawal election, his or her balance would be paid to him or her in cash, without interest, as soon as practicable after the applicable amended authorization was filed, and no further payroll deductions would be made on his or her behalf for the remainder of the applicable purchase period. If a participant died on or before a purchase date and the administrator had timely notice of his or her death, the administrator would deem that the deceased participant had elected to withdraw the entire balance credited to his or her ESPP account.

Termination of Employment. If a participant’s employment with us and our subsidiaries terminates on or before the purchase date for a purchase period for any reason whatsoever, his or her ESPP account would be distributed in cash as soon as practicable as if he or she had elected to withdraw his or her ESPP account immediately before the date his or her employment terminated.

Transferability. Neither the balance credited to a participant’s ESPP account nor any rights to the exercise of an option or to receive shares of Common Stock under the ESPP will be able to be assigned, encumbered, alienated, transferred, pledged, or otherwise disposed of in any way by a participant during his or her lifetime or by any other person during his or her lifetime, and any attempt to do so would be without effect; provided, however, that the administrator in its absolute discretion could treat any such action as an election by a participant to withdraw the balance credited to his or her ESPP account in accordance with the ESPP.

Adjustments. The number of shares of Common Stock covered by outstanding options, the related purchase price and the number of shares of Common Stock available under the ESPP will be adjusted by our board of directors in an equitable manner to reflect any changes in capitalization of the Company or in the event of any corporate transaction described in Section 424(a) of the Code.

Amendments. The ESPP could be amended by our board of directors from time to time to the extent that our board of directors deemed it necessary or appropriate in light of, and consistent with, Section 423 of the Code and the laws of the State of Delaware, and any such amendment would be subject to the approval of our stockholders to the extent their approval is required under Section 423 of the Code or the laws of the State of Delaware or to the extent their approval is required under other applicable law or the requirements of the NYSE. Our board of directors also could terminate the ESPP or any offering made under the ESPP at any time.

Estimate of Benefits

The number of shares that will be purchased under the ESPP by our CEO and other executive officers at future dates is not currently determinable. RockTenn had an employee stock purchase plan prior to the Combination. The former RockTenn employee stock purchase plan only had three purchase periods of three months each during fiscal 2015 prior to the plan being closed on April 30, 2015 in connection with the Combination. The following table sets forth the shares purchased under RockTenn’s former employee stock purchase plan by the named executive officers who were from RockTenn and by the executive officers, directors and other employees who from RockTenn and eligible to participate in the employee stock purchase plan as a group during fiscal 2015.

Name and Position	Dollar Value of Benefits in Fiscal 2015(1)	Number of Shares Purchased in Fiscal 2015
Steven C. Voorhees
Chief Executive Officer and President	$2,390	318

Ward H. Dickson
Executive Vice President and Chief Financial Officer	$0	0

Robert K. Beckler(2)
President, Packaging Solutions	$0	0

Michael E. Kiepura
President, Packaging Solutions	$0	0

James B. Porter III
President, Packaging Solutions	$2,390	318

Robert B. McIntosh
Executive Vice President, General Counsel and Secretary	$2,390	318

All RockTenn executive officers as a group (7 persons) as of April 30, 2015	$7,170	954

All RockTenn directors who were not executive officers as a group (9 persons) as of April 30, 2015	$0	0

All RockTenn employees, including all officers who were not executive officers, who participated in RockTenn’s ESPP as a group (approximately 2,160 persons) as of April 30, 2015	$605,206	80,232

(1)	Represents the difference between the purchase price per share of Common Stock under the ESPP and the market price per share of Common Stock on the date of purchase multiplied by the number of shares purchased on such date.

(2)	Dr. Beckler was not employed by RockTenn.

United States Federal Income Tax Consequences

The following discussion outlines generally the United States federal income tax consequences of participation under the ESPP in the event it is adopted by our stockholders. Individual circumstances could vary these results. The federal income tax law and regulations are frequently amended, and each participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the ESPP.

The amounts withheld from a participant’s pay under the ESPP will be taxable income to that participant and must be included in gross income for federal income tax purposes in the year in which the amounts otherwise would have been received. A participant will not be required to recognize any income for federal income tax purposes either at the time the participant is granted an option (which will be on the first day of the purchase period) or by virtue of the exercise of the option (which will take place on the last day of the purchase period). The federal income tax consequences of a sale or disposition of Common Stock acquired under the ESPP depend in part on the length of time the Common Stock is held by a participant before any sale or disposition. If a participant sells or otherwise disposes of Common Stock acquired under the ESPP (other than any transfer resulting from his death) within two years after the date on which the option to purchase the Common Stock is granted to such participant or within one year after the date on which the option to purchase the Common Stock is exercised and shares of Common Stock purchased, the participant will recognize ordinary income in the year of such sale or disposition in an amount equal to the excess of (1) the fair market value of the Common Stock on the date such Common Stock was acquired by him or her over (2) his or her purchase price. The tax law requires a participant to recognize this amount of ordinary income even if the fair market value of the Common Stock has decreased since the date the Common Stock was purchased, and the ordinary income recognized is added to his or her basis in such Common Stock. Any gain realized on the sale or disposition in excess of the basis (after increasing the basis in such Common Stock by the amount of the ordinary income recognized) will be taxed as capital and any loss realized (after increasing the basis in such shares by the ordinary income recognized) will be a capital loss.

If a participant sells or otherwise disposes of Common Stock acquired under the ESPP after holding the Applicable Common Stock for two or more years after the date on which the option to purchase the Common Stock is granted to the participant and for one year or longer after the date on which the option to purchase the Common Stock is exercised and shares of Common Stock purchased, or the participant dies, he or she must recognize as ordinary income in the year of sale (or his or her taxable year ending with his or her death) an amount equal to the lesser of (1) the excess of the fair market value of the Common Stock on the date such Common Stock was acquired over the purchase price, or (2) the excess of the fair market value of the shares on the date he or she sells or otherwise disposes of the Common Stock or on the date of his or her death over the purchase price. Except in the case of a transfer as a result of death, this amount of ordinary income recognized by the participant is added to his or her basis in the shares. The basis of shares transferred as a result of the death of a participant will not be increased as a result of the ordinary income recognized by the deceased participant. Any gain realized on the sale or disposition in excess of the participant’s basis (after increasing the basis in such Common Stock by the ordinary income recognized) will be taxed as a long-term capital gain. Any loss realized will be treated as long-term capital loss.

We will not receive any income tax deduction as a result of issuing shares pursuant to the ESPP, except upon sale or disposition of shares by a participant within two years after the date on which the option to purchase the shares is granted to the participant or within one year after the date on which the option to purchase the Common Stock is exercised and shares of Common Stock purchased. In that event, we ordinarily will be entitled to a deduction equal to the amount included as ordinary income to the participant with respect to the sale or disposition of the shares.

Recommendation of the Board of Directors

The board of directors recommends a vote FOR the approval of the adoption of the ESPP.

ADOPTION AND APPROVAL OF THE 2016 INCENTIVE STOCK PLAN

ITEM 3

The board of directors has approved and recommends to the stockholders that they approve the adoption of the 2016 Incentive Stock Plan, which would replace the 2004 Incentive Stock Plan and the 2005 Performance Incentive Plan. If the 2016 Incentive Stock Plan is approved, subject to adjustment as described below, 9,600,000 shares of Common Stock would be available for issuance under the 2016 Incentive Stock Plan pursuant to any form of equity awards permitted under that plan as described below. Any award granted under the 2004 Incentive Stock Plan or the 2005 Performance Incentive Plan would remain in effect pursuant to its terms. If stockholder approval of the 2016 Incentive Stock Plan is not received, the 2004 Incentive Stock Plan and the 2005 Performance Incentive Plan will each remain in place pursuant to their current terms. Stockholder approval of the 2016 Incentive Stock Plan is intended to, among other things, constitute approval of certain material terms of performance-based awards that may be granted under the 2016 Incentive Stock Plan in order to provide the opportunity for the Company to grant awards that could qualify for the performance exception from the limits on the Company’s tax deductions for certain compensation under Section 162(m) of the Code.

The board of directors has determined that the adoption of the 2016 Incentive Stock Plan is in the best interests of the Company and our stockholders. The board of directors believes that, like the 2004 Incentive Stock Plan and the 2005 Performance Incentive Plan, the 2016 Incentive Stock Plan would allow us to (1) attract and retain key employees and non-employee directors, (2) provide such persons with an additional incentive to work to increase the value of our Common Stock, and (3) provide such persons with a stake in the future of the Company that corresponds to the stake of our stockholders and that the 2016 Incentive Stock Plan would be important to our business prospects and operations.

The following information regarding the 2016 Incentive Stock Plan is being provided to you in connection with the solicitation of proxies for the approval of the adoption of the 2016 Incentive Stock Plan. The following description of the 2016 Incentive Stock Plan is a summary only and does not purport to be complete. The summary is qualified in its entirety by reference to the 2016 Incentive Stock Plan. The text of the 2016 Incentive Stock Plan is attached as Appendix B to this proxy statement. You are urged to read the 2016 Incentive Stock Plan.

Current Equity Incentive Plans. In connection with our acquisition of Smurfit-Stone, we assumed, as of the effective time of the acquisition, all rights and obligations under the Smurfit-Stone Equity Incentive Plan, as amended by the First Amendment, dated May 27, 2011, which has been re-named the RockTenn (SSCC) Equity Incentive Plan. We previously determined not to make any additional grants of awards pursuant to the RockTenn (SSCC) Equity Incentive Plan, and no grants have been made by us under this plan since the end of fiscal 2011.

In the event that our stockholders adopt the 2016 Incentive Stock Plan, we will not make additional grants of awards under either of the 2004 Incentive Stock Plan or the 2005 Performance Incentive Plan. We will not terminate these plans, however, because their terms continue to govern outstanding awards to certain employees of the Company.

Stock-Based Awards Made in Fiscal 2015

In fiscal 2015, we made awards to certain of the Company’s employees and its eligible directors, including the named executive officers, pursuant to the 2004 Incentive Stock Plan and the 2005 Performance Incentive Plan. Also, in connection with the Combination, stock-based incentive awards that had previously been granted by MWV and RockTenn that were outstanding at the time of the Combination were automatically converted to WestRock awards in accordance with the business combination agreement that governed the terms of the Combination. All of these stock-based awards are described as being granted in fiscal 2015 in our Annual Report on Form 10-K that we filed with the SEC on November 27, 2015 (which we refer to as our “Form 10-K”).

The table below describes the total numbers of stock-based awards that are reported as being granted in fiscal 2015 in note 15 of the Company’s consolidated financial statements contained in our Form 10-K, and breaks out the awards originally issued by MWV and RockTenn and converted as a result of the Combination, and all new stock-based incentive awards that were granted by the Company during fiscal 2015, pursuant to the 2004 Incentive Stock Plan and the 2005 Performance Plan.

Incentive Awards Made in Fiscal 2015

	Total Awards Reported as Granted in Form 10-K	Awards That Were Converted as a Result of the Combination(1)	Actual Number of New Awards Made in Fiscal 2015

Options	5,934,178	5,510,115	424,063
SARs	110,211	110,211	—
Restricted	2,375,188	977,690	1,397,498

			1,821,561	(2)

(1)	These numbers represent existing MWV and RockTenn awards assumed in the Combination that were converted to WestRock grants.

(2)	This number represents the sum of all new stock-based grants made by the Company pursuant to the 2004 Incentive Stock Plan and the 2005 Performance Plan during fiscal 2015.

Plan Description

Types of Awards. The 2016 Incentive Stock Plan would permit the granting of any or all of the following types of equity-based and cash bonus incentive awards: (1) stock options, including incentive stock options intended to qualify for special tax treatment under Section 422 of the Code, (2) stock appreciation rights, in tandem with stock options or freestanding, (3) stock grants, which could or could not be subject to issuance or forfeiture conditions, (4) stock unit grants, which could or could not be subject to forfeiture conditions, and (5) cash bonus incentives.

Administration and Eligibility. The 2016 Incentive Stock Plan would be administered by our compensation committee, which includes two or more members each of whom is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code. The compensation committee would have the authority to select eligible employees or directors to whom stock options or other awards under the 2016 Incentive Stock Plan could be granted, to determine the number of shares covered by such awards, and to set the terms, conditions and provisions of such awards, consistent with the terms of the plan. The compensation committee could also take such other action in the administration and operation of the 2016 Incentive Stock Plan as the compensation committee deemed equitable under the circumstances, which action would be binding on us, on each affected eligible employee or eligible director and on each other person directly or indirectly affected by such action. Furthermore, the compensation committee could, as a condition to any grant under the 2016 Incentive Stock Plan to any eligible person, require such person to execute an agreement subjecting him or her to non-competition provisions and other restrictive covenants which would run in our favor. Subject to the limitations of the laws of the State of Delaware, the compensation committee could delegate its authority under the 2016 Incentive Stock Plan to one or more of our officers. The compensation committee could not take any action, whether through amendment, cancellation, replacement grants or other means, to reduce the exercise price of any outstanding options or stock appreciation rights without the approval of our stockholders.

The compensation committee could grant awards under the 2016 Incentive Stock Plan to those of our employees, or employees of our subsidiaries or certain affiliates, and our non-employee directors as the compensation committee may select. Stock options intended to qualify as incentive stock options under Section 422 of the Code, however, only could be granted to our employees or to employees of our subsidiaries. In fiscal 2015, we granted awards under the 2004 Incentive Stock Plan and 2005 Performance Incentive Plan to 719 employees, including our executive officers, and to all of RockTenn’s non-employee directors serving at the time of the awards to directors. We currently expect to grant awards under the 2016 Incentive Stock Plan to approximately the same number of employees, including our executive officers, and to all of our non-employee directors, however, we could make awards to a different number of individuals. Subject to adjustment as described below, (1) no employee or non-employee director in any one calendar year could be granted a stock option to purchase more than 750,000 shares of Common Stock, or a stock appreciation right with respect to more than 750,000 shares of Common Stock, and (2) no employee or non-employee director in any one calendar year could be granted a stock grant or stock unit grant where the fair market value of the Common Stock that was subject to the grant on the date of the grant exceeded $15,000,000. No cash bonus incentives could be paid in an amount in excess of $15,000,000 to any individual employee or non-employee director in any calendar year.

The compensation committee would be authorized to interpret the 2016 Incentive Stock Plan, to determine the provisions of any agreements entered into under the plan and to take such other action as the compensation committee deemed equitable under the circumstances in the administration of the plan.

Shares Subject to the Plan. Subject to adjustment as described below, if the 2016 Incentive Stock Plan is adopted by our stockholders, there would be available for awards granted under the 2016 Incentive Stock Plan during the term of the plan 9,600,000 shares of Common Stock. All shares available in any year that are not awarded under the 2016 Incentive Stock Plan would be available in subsequent years. If any shares subject to an award under the 2016 Incentive Stock Plan are forfeited, or an award expired or was otherwise terminated without issuance of shares, the shares subject to that award would again be available for grant pursuant to the 2016 Incentive Stock Plan. If the option price under a stock option was paid in whole or in part in shares of Common Stock, if shares of Common Stock were tendered to or withheld by us in satisfaction of any condition to a stock grant, or if shares of Common Stock were tendered to or withheld by us to satisfy any tax withholding, those shares of Common Stock would not again become available for issuance under the 2016 Incentive Stock Plan. Finally, if shares of Common Stock were issued pursuant to the exercise of a stock appreciation right, the number of shares deemed issued upon that exercise would be the number of shares with respect to which appreciation was measured under the exercised stock appreciation right. The shares of stock deliverable under the 2016 Incentive Stock Plan could be authorized and unissued shares or shares that have been reacquired by us.

Stock Options. Stock options granted under the 2016 Incentive Stock Plan could be options that were intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code or “nonqualified stock options” that were not intended to so qualify. The price per share of stock purchasable under any stock option would be determined by the compensation committee, but could not be less than 100% of the fair market value of the stock on the date of the grant of the option (or 110% of the fair market value in the case of incentive stock options granted to employees holding 10% or more of our voting stock). The compensation committee could not take any action, whether through amendment, cancellation, replacement grants or any other means to reduce the price per share of stock purchasable under any stock option absent the approval of our stockholders or to effect a cash buyout of any outstanding option which had an option price per share in excess of the then current fair market value of our Common Stock. The compensation committee would fix the term of each option. Options would be exercisable at such time or times as determined by the compensation committee, but no option could be exercised more than ten years from the date the option was granted (or five years from the date of grant in the case of incentive stock options granted to employees holding 10% or more of our voting stock).

Each stock option granted would be evidenced by an option certificate that would specify the terms and conditions of the grant, which could include continuous employment of an employee during a specified period (which ordinarily would be no less than one year) or the achievement of performance objectives necessary for the stock option to become exercisable.

The option price of any stock option would be payable in full upon the exercise of the stock option and, at the discretion of the compensation committee, an option certificate could provide for the payment of the option price either (a) in cash, or (b) by check, or (c) in Common Stock acceptable to the compensation committee, or (d) through any cashless exercise procedure which was effected by an unrelated broker through a sale of Common Stock in the open market and which was acceptable to the compensation committee, or (e) through any cashless exercise procedure that was acceptable to the compensation committee, or (f) in any combination of the above-referenced forms of payment. Any payment made in Common Stock would be treated as equal to the fair market value of the applicable Common Stock on the date the certificate for the applicable Common Stock was presented to the compensation committee or its delegate in a form acceptable to the compensation committee. Any method for the payment of the option price described above could be used for the payment of any tax withholding requirements. If an option recipient ceases to be an employee, or ceases to be a director, his or her option would be exercisable in accordance with the terms of the applicable option certificate. Dividend equivalent rights would not be permitted to be provided in connection with stock options granted under the 2016 Incentive Stock Plan.

Stock Appreciation Rights. A stock appreciation right could be granted freestanding or in tandem with a stock option granted under the 2016 Incentive Stock Plan. Upon exercise of a stock appreciation right, the employee or director would be entitled to receive the excess of the fair market value of the shares for which the right was exercised (calculated on the exercise date) over either the option exercise price for the related stock option in the case of a stock appreciation right granted in tandem with an option or, in the case of a freestanding stock appreciation right, a specified “SAR Value” determined by the compensation committee at the time of grant. The SAR Value and other terms of a stock appreciation right would be determined by the compensation committee, but the SAR Value could not be less than the fair market value of the shares on the date of grant and no stock appreciation right could be exercisable more than ten years from the grant date.

Payment by us upon exercise of a stock appreciation right could be in cash, Common Stock or a combination of cash and Common Stock, as determined by the compensation committee. A stock option would no longer be exercisable to the extent any related stock appreciation right had been exercised, and the exercise of a stock option would cancel any related stock appreciation right to the extent of such exercise. Dividend equivalent rights would not be permitted to be provided in connection with stock appreciation rights granted under the 2016 Incentive Stock Plan.

Stock Grants. As determined by the compensation committee, a stock grant could result in either (a) an immediate transfer of shares of Common Stock to an eligible employee or eligible director, subject to the requirement that such shares be returned to the Company upon any forfeiture conditions imposed by the compensation committee, or (b) a transfer of shares of Common Stock only upon the satisfaction of any conditions imposed by the compensation committee. At the discretion of the compensation committee, a stock grant could be subject to satisfaction of one or more conditions prior to issuance (including performance goals qualifying the grant as “performance-based compensation” under Section 162(m) of the Code) and also, upon issuance, could be subject to satisfaction of one or more employment, performance or other forfeiture conditions (including performance goals qualifying the grant as “performance-based compensation” under Section 162(m) of the Code) that subject the grant to a risk of forfeiture for a period determined by the compensation committee. Alternatively, stock grants could be made under such other circumstances as the compensation committee deemed likely to result in an income tax deduction for the Company with respect to the applicable stock grant.

Except as otherwise set forth in the stock grant certificate, an employee or director would be entitled to vote the Common Stock issued under such stock grant after it has been issued but before it is forfeited or becomes non-forfeitable. To the extent set forth in the stock grant certificate, an employee or director would be entitled to cash dividends after the Common Stock under such stock grant has been issued but before it is forfeited or becomes non-forfeited. In the case of an award providing for transfer of Common Stock only after the satisfaction of conditions imposed by the compensation committee, the stock grant certificate may provide that, prior to the issuance of shares of Common Stock, the number of shares of Common Stock subject to the stock grant shall be automatically increased by the number of shares that could be purchased with the dividends paid on an equivalent number of outstanding shares. If a stock dividend is paid on shares subject to a stock grant before the stock grant is forfeited or becomes non-forfeitable, receipt of the stock dividend would be subject to satisfaction of the same forfeiture conditions as applicable to the underlying stock grant. The compensation committee could specify performance objectives that, if achieved, would result in termination or early termination of the restrictions applicable to a stock grant.

Stock Unit Grants. A stock unit grant would be a contractual right to receive a payment of cash based on the fair market value of the number of shares of stock described in the grant rather than the issuance of the number of shares of stock described in the grant. At the discretion of the compensation committee, a stock unit grant could be subject to satisfaction of one or more employment, performance or other forfeiture conditions prior to payment (including performance goals qualifying the grant as “performance-based compensation” under Section 162(m) of the Code) that subject the grant to a risk of forfeiture for a period determined by the compensation committee. Alternatively, stock unit grants could be made under such other circumstances as the compensation committee deems likely to result in an income tax deduction for the Company with respect to the applicable stock unit grant.

The compensation committee could specify performance objectives that, if achieved, would result in termination or early termination of the restrictions applicable to a stock unit grant. Payment by us upon settlement of a stock unit grant would be made in cash.

Cash Bonus Incentives. The compensation committee could grant cash bonus incentives as an alternative to stock grants or stock unit grants. The cash bonus incentives would be subject to at least one condition related to one or more performance goals based on the performance goals described below so that the cash bonus incentives would be intended to qualify as “performance-based compensation” under Section 162(m) of the Code. Alternatively, cash bonus incentives could be made under such other circumstances as the compensation committee deemed likely to result in an income tax deduction for the Company with respect to the applicable cash bonus incentive.

Performance Goals. A performance goal as described in the 2016 Incentive Stock Plan could be a goal that relates to (1) return over capital costs or increases in return over capital, (2) return on invested capital or increases in return on invested capital, (3) operating performance or operating performance improvement, (4) safety record, (5) customer satisfaction or customer engagement surveys, (6) total earnings or the growth in such earnings, (7) consolidated earnings or the growth in such earnings, (8) earnings per share or the growth in such earnings, (9) net earnings or income or the growth in such earnings or income, (10) earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (11) earnings before interest and taxes or the growth in such earnings, (12) consolidated net income or the growth in such income, (13) the value of our Common Stock or the growth in such value, (14) stock price or the growth in such price, (15) the weight or volume of paperboard or containerboard produced or converted by the Company, (16) return on assets or the growth on such return, (17) cash flow or the growth in such cash flow, (18) total stockholder return or the growth in such return, (19) expenses or the reduction of such expenses, (20) sales or sales growth, (21) overhead ratios or changes in such ratios, (22) expense-to-sales ratios or the changes in such ratios, or (23) economic value added or changes in such value added. The performance goals for participants would (as the compensation committee deemed appropriate) be based on criteria related to company-wide performance, business-specific performance (where the compensation committee can apply the business criteria on such basis), plant or facility-specific performance, department-specific performance, personal goal performance or any combination of the performance-based goals or criteria.

A performance goal could be set in any manner determined by the compensation committee, including looking to achievement on an absolute or relative basis in relation to peer groups or indexes. The compensation committee could express any goal in alternatives, or in a range of alternatives, as the compensation committee deemed appropriate or helpful, such as including or excluding (1) any acquisitions or dispositions, restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (2) any event either not directly related to the operations of the Company or not within the reasonable control of our management, or (3) the effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

Non-transferability of Awards. Unless the compensation committee otherwise consented, (1) no award granted under the 2016 Incentive Stock Plan could be transferred by an employee or director other than by will or the laws of descent and distribution and (2) no such award could be exercised during an employee’s or director’s lifetime except by the employee or director.

Adjustments. In the event the shares of Common Stock were affected by any equity restructuring or change in capitalization of the Company, including spin-offs, stock dividends or splits, large non-reoccurring dividends or rights offerings, or any merger, consolidation, acquisition of property or stock, separation, reorganization, liquidation or other transaction described in Section 424(a) of the Code that did not constitute a change in control, the compensation committee will adjust the aggregate number and class of shares which could be distributed under the 2016 Incentive Stock Plan, the annual grant caps described above, and the number, class and price of shares subject to outstanding awards granted under the plan, as it deemed reasonable and equitable to maintain the aggregate intrinsic value of the outstanding grants immediately before any such transaction.

Change in Control. If, as the result of a change in control of the Company, as defined in the 2016 Incentive Stock Plan, there was a continuation by the Company, or an assumption by the Company’s successor of, an outstanding award that had been made pursuant to the 2016 Incentive Stock Plan, then each eligible employee’s rights and each eligible director’s rights with respect to each such then outstanding grant, which was so continued or assumed would vest in accordance with any service-based vesting schedule set forth in the terms of such grant unless the eligible employee’s employment or the eligible director’s service was terminated other than for “cause” or he or she resigned for “good reason” before he or she has the opportunity to satisfy such service requirement, in which event his or her interest in such grant would vest 100% at the time of such termination. The terms “cause” and “good reason” would be defined in the related award certificate.

If as a part of a change in control of the Company there was no continuation or assumption of an outstanding award that had been made pursuant to the 2016 Incentive Stock Plan, then each eligible employee’s rights and each eligible director’s rights with respect to each such then outstanding grant under the 2016 Incentive Stock Plan which was not so continued or assumed would vest 100% on the effective date of the change in control and automatically would be cancelled in exchange for (1) the payment due under any such cash bonus incentive if the award cancelled was a cash bonus incentive, (2) a payment equal to the excess, if any, of the value assigned to a share of Common Stock in connection with such change in control over the option price or SAR value, as applicable, times the number of shares of Common Stock subject to such stock option or stock appreciation right if the award cancelled was an option or a stock appreciation right, (3) a payment equal to the value assigned to a share of Common Stock in connection with such change in control times the number of shares of Common Stock subject to a stock grant if the award cancelled was a stock grant and (4) the payment due under any stock unit grant if the award cancelled was a stock unit grant.

If vesting with respect to an outstanding award made pursuant to the 2016 Incentive Stock Plan was based in whole or in part on the satisfaction of a performance condition, or more than one performance condition, which had a “target” level of performance and there was a change in control, then such performance “target,” or each such performance “target,” would be deemed to have been met at 100% of the “target” on the effective date of the change in control unless the compensation committee determined that such “target” performance had already been exceeded (in which event the compensation committee would determine the appropriate level of performance with respect to such award) or the related performance measurement period had expired before the effective date of the change in control.

The general rules set forth above would be applicable except to the extent that there were different, special rules applicable to an eligible employee or an eligible director which were set forth in his or her award certificate or in an eligible employee’s employment agreement.

Amendment and Termination. Our board of directors generally could amend the 2016 Incentive Stock Plan, or any portion thereof, at any time; provided that no amendment could be made (1) without stockholder approval to the extent approval was required under applicable law and (2) after the date of any change in control that might adversely affect any rights that would otherwise vest. The compensation committee could not take any action, whether through amendment, cancellation, replacement grants or other means, to reduce the exercise price of any outstanding options or stock appreciation rights without the approval of our stockholders. Our board of directors also could suspend the granting of awards under the 2016 Incentive Stock Plan and terminate the plan at any time; provided, however, our board could not modify or cancel any award made before the suspension or termination unless (a) the employee or director consented in writing to the modification or cancellation, or (b) the modification or cancellation was provided for under the plan in connection with a dissolution or liquidation of the Company or a corporate transaction described in the plan with respect to an adjustment or a change in control (see “Adjustments” and “Change in Control” above). Unless earlier terminated as provided above, no grants could be made under the 2016 Incentive Stock Plan on or after the earlier of (1) 10 years from the date on which the plan was adopted by our stockholders (in which event the plan would terminate after all outstanding awards had been exercised, were no longer exercisable, had been forfeited or have become non-forfeitable) and (2) all shares of Common Stock reserved for issuance under the plan had been issued or were no longer available for use under the plan (in which event the plan would terminate).

Estimate of Benefits

Because the grant of awards under the 2016 Incentive Stock Plan would be discretionary and could be subject to satisfaction of one or more conditions, including our financial performance, it is not possible to determine or to estimate the benefits or amounts that would be received in the future by individual employees or groups of employees under the plan.

The following table sets forth the numbers of stock options and shares of restricted stock or restricted stock units, granted by the Company under the 2004 Incentive Stock Plan and the 2005 Performance Incentive Plan, to the named executive officers, to the directors, and to the executive officers and other employees eligible to participate in the 2004 Incentive Stock Plan as a group in fiscal 2015 and in the 2005 Performance Incentive Plan on or after July 1, 2015.

Name and Position	Dollar Value(1)	Number of Stock Options Granted in Fiscal 2015	Number of Shares Restricted Stock Granted in Fiscal 2015
Steven C. Voorhees
Chief Executive Officer and President	$4,054,944	64,570	84,478

Ward H. Dickson
Executive Vice President and Chief Financial Officer	$752,496	11,958	15,677

Robert K. Beckler
President, Packaging Solutions	$580,080	16,110	12,085

Michael E. Kiepura
President, Packaging Solutions	$171,216	2,363	3,567

James B. Porter III
President, Packaging Solutions	$1,186,656	18,764	24,722

Robert B. McIntosh
Executive Vice President, General Counsel and Secretary	$418,848	6,635	8,726

All current executive officers as a group and Mr. Kiepura (8 persons)	$7,603,920	127,366	158,415

All current directors who are not executive officers as a group (7 persons)(2)	$569,520	0	11,865

All employees, including all current officers who are not executive officers and Mr. Kiepura, as a group (702) persons)	$20,256,864	296,697	422,018

(1)	Based on the closing sale price of $48.00 for our Common Stock on December 8, 2015 as reported on the NYSE for the restricted stock granted.

(2)	WestRock did not make stock grants to its directors during fiscal 2015. RockTenn made stock grants to its 9 non-employee directors on January 30, 2015, 7 of whom serve as directors on WestRock’s board.

United States Federal Income Tax Consequences

The following discussion outlines generally the United States federal income tax consequences that would be applicable to awards that could be granted under the 2016 Incentive Stock Plan in the event it is adopted by our stockholders. Individual circumstances could cause these results to vary. The federal income tax law and regulations are frequently amended, and each plan participant should rely on his or her own tax counsel for advice regarding federal income tax treatment under the 2016 Incentive Stock Plan.

Nonqualified Stock Options. The recipient of a nonqualified stock option under the 2016 Incentive Stock Plan would not be subject to any federal income tax upon the grant of the option nor would the grant of the option result in an income tax deduction for the Company. Upon the exercise of a nonqualified stock option, a recipient would recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares transferred to the recipient upon exercise over the exercise price. The fair market value generally will be determined on the date the shares are transferred pursuant to the exercise. The recipient will recognize ordinary income in the year in which the fair market value of the shares transferred is determined.

Depending on the period the shares are held after exercise, the sale or other taxable disposition of shares acquired through the exercise of a nonqualified stock option generally will result in a short-term or long-term capital gain or loss equal to the difference between the amount realized on disposition and the fair market value of the shares when the nonqualified stock option was exercised.

Special rules not discussed above apply to a recipient who exercises a nonqualified stock option by paying the exercise price, in whole or in part, by the transfer of shares to us.

Incentive Stock Options. An employee is not subject to any federal income tax upon the grant of an incentive stock option pursuant to the 2016 Incentive Stock Plan, nor does the grant of an incentive stock option result in an income tax deduction for us. Further, an employee will not recognize income for federal income tax purposes and we normally will not be entitled to any federal income tax deduction as a result of the exercise of an incentive stock option and the related transfer of shares to the employee. However, the excess of the fair market value of the shares transferred upon the exercise of the incentive stock option over the exercise price for such shares generally will constitute an item of alternative minimum tax adjustment to the employee for the year in which the option is exercised. Thus, certain employees may increase their federal income tax liability as a result of the exercise of an incentive stock option under the alternative minimum tax rules of the Code.

If the shares transferred pursuant to the exercise of an incentive stock option are disposed of within two years from the date the option is granted or within one year from the date the option is exercised, the employee generally will recognize ordinary income equal to the lesser of (1) the gain realized (i.e., the excess of the amount realized on the disposition over the exercise price) or (2) the excess of the fair market value of the shares transferred upon exercise over the exercise price for such shares. The balance, if any, of the employee’s gain over the amount treated as ordinary income on disposition generally will be treated as short-term or long-term capital gain depending upon whether the holding period applicable to long-term capital assets is satisfied.

If the shares transferred upon the exercise of an incentive stock option are disposed of after the holding periods have been satisfied, that disposition generally will result in a long-term capital gain or loss treatment with respect to the difference between the amount realized on the disposition and the exercise price. We will not be entitled to a federal income tax deduction as a result of a disposition of the shares after these holding periods have been satisfied.

Special rules not discussed above apply to an employee who exercises an incentive stock option by paying the exercise price, in whole or in part, by the transfer of shares to us.

Stock Appreciation Rights. The grant of a stock appreciation right under the 2016 Incentive Stock Plan ordinarily will not result in taxable income to a recipient or a federal income tax deduction to us. Upon exercise of a stock appreciation right, the recipient will recognize ordinary income in an amount equal to the cash or the fair market value of the shares received by the recipient. If a recipient allows a stock appreciation right to expire, other than as a result of exercise of a related stock option, the Internal Revenue Service may contend that the recipient has ordinary income in the year of expiration equal to the amount of cash or the fair market value of the shares that the recipient would have received if he or she had exercised the stock appreciation right immediately before it expired.

Stock Grants. A recipient of a stock grant under the 2016 Incentive Stock Plan that results in an immediate transfer of shares of Common Stock, subject to the requirement that such shares be returned to the Company upon any forfeiture conditions imposed by the compensation committee, generally the recipient will recognize ordinary income in an amount equal to the fair market value of the shares subject to the grant (reduced by any amount paid by the recipient) at such time as the shares are no longer subject to a substantial risk of forfeiture or are freely transferable for purposes of Section 83 of the Code. However, a recipient who is permitted to make an election under Section 83(b) of the Code (a “Section 83(b) Election”), and makes such an election pursuant to Section 83(b) of the Code, will recognize ordinary income on the date of issuance of the stock grant equal to the excess of the fair market value of the shares subject to the grant on the issuance date (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a recipient makes a Section 83(b) election, the recipient will recognize no additional taxable income at the time the shares are no longer subject to a substantial risk of forfeiture or are freely transferable. However, if shares with respect to which a Section 83(b) election is made are later forfeited, no tax deduction is allowable to the recipient for the forfeited shares.

If a Section 83(b) election has not been made, any dividends received with respect to a stock grant that is subject at that time to a risk of forfeiture and not freely transferable generally will be treated as compensation that is taxable as ordinary income to the recipient. A recipient of a stock grant under the 2016 Incentive Stock Plan that results in a transfer of shares of Common Stock only upon the satisfaction of any conditions imposed by the compensation committee (whether time-vested or subject to achievement of performance goals) will not be subject to income taxation at grant. Instead, the recipient will recognize ordinary income in an amount equal to the fair market value of the Common Stock received on the date of delivery. The recipient will be subject to FICA (Social Security and Medicare) tax at the time any portion of such grant is deemed vested for tax purposes. Since a recipient of such a stock grant does not receive shares of Common Stock until vesting, a Section 83(b) election is not permitted with respect to such grant.

For all stock grants, the recipient’s aggregate tax basis for resale purposes in any Common Stock so received is the amount taxed as ordinary income, as described above. Any gain or loss on a sale of Common Stock will be treated as capital gain or loss and will be long term capital gain or loss if such shares of Common Stock are held for more than one year after the date of issuance.

Stock Unit Grants. No income will generally be recognized by a recipient in connection with the grant of a stock unit grant. Instead, the recipient will recognize ordinary income in an amount equal to the amount of cash received on the date of settlement. The recipient will be subject to FICA (Social Security and Medicare) tax at the time any portion of such grant is deemed vested for tax purposes. Since a recipient does not receive such shares of Common Stock in connection with a stock unit grant, no election is permitted under Section 83(b) of the Code for such grant.

Cash Bonus Incentives. No income will generally be recognized by a recipient in connection with the grant of a cash incentive award. Instead, the recipient will recognize ordinary income in an amount equal to the amount of cash received on the date of settlement. The recipient will be subject to FICA (Social Security and Medicare) tax at the time any portion of such grant is deemed vested for tax purposes. Since a recipient does not receive shares of Common Stock in connection with a cash bonus incentive, no election is permitted under Section 83(b) of the Code for such grant.

Section 409A. Some awards under the 2016 Stock Incentive Plan may be considered to be deferred compensation subject to special U.S. federal income tax rules (Section 409A of the Code). Failure to satisfy the applicable requirements under these provisions for awards considered deferred compensation would result in the acceleration of income and additional income tax liability to the recipient, including certain penalties. The 2016 Stock Incentive Plan and awards under the 2016 Stock Incentive Plan are intended to be designed and administered so that any awards under the 2016 Stock Incentive Plan that are considered to be deferred compensation will not give rise to any negative tax consequences to the recipient under these provisions.

Company Deduction. To the extent that a plan participant recognizes ordinary income in connection with an award, we or the subsidiary or affiliate for which the participant performs services should be entitled to a corresponding deduction, provided that applicable reporting requirements are met and the income is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Recommendation of the Board of Directors

The board of directors recommends a vote FOR the approval of the adoption of the 2016 Incentive Stock Plan.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

ITEM 4

The audit committee of the board of directors selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2016. Although we are not required to submit this matter to you, the board of directors believes that it is good corporate governance to do so. This proposal asks you to ratify this selection. If the appointment of Ernst & Young is not ratified by you, the audit committee will reconsider the appointment. Representatives of Ernst & Young are expected to be present at the annual meeting. They will have the opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions that you may have.

Pursuant to the rules and regulations of the SEC, the audit committee has the direct responsibility to appoint, retain, fix the compensation of and oversee the work of our independent registered public accounting firm. Consequently, the audit committee will consider the results of the stockholder vote on ratification but will exercise its judgment, consistent with its primary responsibility, on the appointment and retention of our independent public registered accounting firm, and the appointment of Ernst & Young will be subject to the audit committee and Ernst & Young reaching agreement on satisfactory terms of the appointment.

Recommendation of the Board of Directors

The board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company.

ADVISORY VOTE REGARDING

EXECUTIVE COMPENSATION

ITEM 5

We are providing our stockholders with the opportunity to cast a non-binding, advisory vote regarding the compensation of our executives as our board of directors has determined it would be in the best interest of our stockholders and the Company to hold an advisory vote on executive compensation annually. Last year, more than 98% of the votes cast were in favor of RockTenn’s executive compensation, and we have largely adopted RockTenn’s compensation structure and philosophy.

We believe that our compensation policies and procedures are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our stockholders. Our executive compensation philosophy is based on the belief that the compensation of our employees should be set at levels that allow us to attract and retain employees who are committed to achieving high performance and who demonstrate the ability to do so. We seek to provide an executive compensation package that is driven by our overall financial performance, increased stockholder value, the success of areas of our business directly impacted by the executive’s performance, and the performance of the individual executive. We view our compensation program as a strategic tool that supports the successful execution of our business strategy and reinforces a performance-based culture. The Company employs an executive compensation program for our senior executives that emphasizes long-term compensation over short-term compensation, with a significant portion weighted toward equity awards. This approach strongly aligns our senior executives’ compensation with the interest of our stockholders. Our aggregate total stockholder returns for the past three, five and ten fiscal years 49.12%, 121.87% and 687.68%, respectively. The Company believes that the compensation program has been instrumental in helping the Company to achieve the strong historical financial performance that has driven our stockholder returns.

The resolution discussed below, commonly known as a “Say on Pay” proposal, gives you, as a stockholder, the opportunity to endorse or not endorse the compensation that we pay to our named executive officers by voting to approve or not approve, on a non-binding, advisory basis, such compensation as described in this proxy statement. We encourage you to closely review our Compensation Discussion and Analysis and the tabular disclosure (and accompanying narrative) that follows it. We organized the Compensation Discussion and Analysis to discuss each element of compensation, including direct compensation (base salary, annual performance bonus and long-term incentives) and indirect, long-term compensation such as retirement benefits. In that section, we also discuss our policies and other factors that affect our decisions or those of our compensation committee.

Generally, in this proxy statement we are required to disclose information regarding any person who served as our chief executive officer or our chief financial officer during fiscal 2015 and our three other most highly-compensated executive officers who were serving at the end of fiscal 2015. We also included Michael E. Kiepura, the former president, Paper Solutions of RockTenn, because he would have been one of the Company’s three other most highly compensated executives if he had been the Company’s employee as of the end of fiscal 2015. Therefore, most of our tabular disclosure is backwards-looking. Also, in many cases, we are required to disclose in the executive compensation tables accounting estimates or other non-cash estimates of future compensation. Because of this, we encourage you to read the footnotes and narratives which accompany each table in order to understand the accounting estimates and other non-cash items of future compensation.

The board of directors has determined that the best way to allow stockholders to vote on our executive compensation is through the following resolution:

RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of our named executive officers determined by the compensation committee, as described in the Compensation Discussion and Analysis section and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this proxy statement. Your vote is advisory and will not be binding upon our board. However, the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The board of directors recommends that the stockholders vote FOR the adoption of this resolution and approve, on an advisory basis, the Company’s executive compensation as described in this proxy statement.

OTHER MATTERS

The board of directors knows of no other matters that will be properly brought before the annual meeting. If other matters are introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors and persons who beneficially own more than 10% of our Common Stock file with the SEC certain reports, and furnish copies thereof to us, with respect to each such person’s beneficial ownership of our equity securities. Based solely upon a review of the copies of the reports furnished to us and certain representations of these persons, all of these persons timely complied with the applicable reporting requirements except that on November 12, 2015 each of Dr. Beckler and Mr. Luke filed a late report on Form 4 to report restricted stock units that were underreported on Form 4s filed on July 6, 2015; on November 18, 2015 each of Ms. Graham-Johnson and Messrs. Voorhees, Dickson, Porter, McIntosh, and Meadows filed a late report on Form 4 to report acquisitions of Common Stock on July 1, 2015 that resulted from the performance criteria being deemed satisfied for previously granted awards that converted into awards subject only to a service condition that was expected to be completed; on November 18, 2015, Dr. Beckler filed a late report on Form 4 to report stock options that were over reported on a Form 4 filed on July 6, 2015 and Mr. Luke filed a late report on Form 4 to report restricted stock units that were underreported on a Form 4 filed on November 12, 2015; on December 15, 2015 each of Ms. Martore and Messrs. Campbell, Nevels, Powers and Wilson filed a late report on Form 4 to report Director Stock Units that each had previously acquired as the result of dividend reinvestments; on December 15, 2015, each of Dr. Beckler and Mr. Luke filed late reports on Form 4 to report Common Stock that they had previously acquired as a result of dividend reinvestments; and on December 17, 2015, Mr. Porter filed a late report on Form 4 to report a disposition of Common Stock on November 23, 2015. Each of Dr. Beckler’s and Mr. Luke’s December 15, 2015 late reports on Form 4 also reported shares of Common Stock indirectly held in their employee stock plan that were over reported on Form 4s filed on July 6, 2015.

Annual Report on Form 10-K

We will provide without charge, at the written request of any stockholder of record as of December 8, 2015, a copy of our annual report on Form 10-K, including the financial statements and financial statement schedule, as filed with the SEC, excluding exhibits. We will provide copies of the exhibits to eligible stockholders making such a request. We may impose a reasonable fee for providing the exhibits. Requests for copies of our annual report on Form 10-K should be mailed to: WestRock Company, 504 Thrasher Street, Norcross, Georgia 30071, Attention: Corporate Secretary. You may also access a copy of our annual report via the Internet by visiting our website located at www.westrock.com.

Stockholder Nominations for Election of Directors

Under our bylaws, any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if written notice of such stockholder’s intent to make the nomination is given, either by personal delivery or by the United States mail, postage prepaid, to WestRock Company, 504 Thrasher Street, Norcross, Georgia 30071, Attention: Corporate Secretary. To be timely, for an election to be held at an annual meeting of stockholders, notice must be given not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the preceding year’s annual meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 7th day following the day on which the public announcement of the date of the annual meeting is first made by us. Accordingly, in order to submit nominations for election to the board of directors in connection with our 2016 annual meeting, stockholders must submit the required notice no earlier than the close of business on October 5, 2016, and no later than the close of business on November 4, 2016, except as described above.

With respect to an election to be held at a special meeting of stockholders for the election of directors, notice must be given not later than the close of business on the 7th day following the date on which the public announcement of the date of the special meeting is first made by us. In no event will the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.

The stockholder’s notice must set forth all of the following:

•	The name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated.

•	The class and number of shares of the Company which are, directly or indirectly, owned beneficially and of record by the stockholder and the beneficial owner.

•

Any Derivative Instrument (as defined in our bylaws) directly or indirectly owned beneficially by the stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company.

•	Any proxy, contract, arrangement, understanding, or relationship pursuant to which the stockholder has a right to vote any shares of any security of the Company.

•

Any short interest in a security of the Company, pursuant to which such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security.

•	Any rights to dividends on the shares of the Company owned beneficially by the stockholder that are separated or separable from the underlying shares of the Company.

•

Any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which the stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner.

•

Any performance-related fees (other than an asset-based fee) that the stockholder is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, as of the date of the notice, including without limitation any such interests held by members of the stockholder’s immediate family sharing the same household (which information shall be supplemented by the stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose the ownership as of the record date).

•

Any other information relating to the stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

•

A representation that the stockholder is a holder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.

•

A description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among the stockholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the stockholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert were the “registrant” for purposes of such rule and the nominee were a director or executive officer of the registrant.

•

Such other information regarding each nominee proposed by the stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had each nominee been nominated, or intended to be nominated by our board of directors.

•	The consent of each nominee to serve as a director of the Company if so elected.

The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. The Company may require any proposed nominee to furnish such other information as may be reasonably be required by the Company to determine the eligibility of the proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of the nominee.

Stockholder Proposals

Bylaw Provisions. In accordance with our bylaws, the proposal of business, other than nominations for director, to be considered by the stockholders may be made at an annual meeting of stockholders by any stockholder of the Company who was a stockholder of record at the time of giving of notice provided for below, who is entitled to vote at the meeting and who complies with the notice procedures described below.

For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice in writing to WestRock Company, 504 Thrasher Street, Norcross, Georgia 30071, Attention: Corporate Secretary. To be timely, a stockholder’s notice must be delivered to our corporate secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. However, if the annual meeting is more than 30 days before or more than 60 days after the anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 7th day following the day on the public announcement of the date of the meeting is first made by us. In no event will the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Accordingly, in order to submit nominations for election to the board of directors in connection with our 2016 annual meeting, stockholders must submit the required notice no earlier than the close of business on October 5, 2016, and no later than the close of business on November 4, 2016, except as described above.

The stockholder’s notice must set forth all of the following:

•

As to the business that the stockholder proposes to bring before the meeting, (i) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of the stockholder and the beneficial owner; if any, on whose behalf the proposal is made and (ii) a description of all agreements, arrangements and understandings between the stockholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by the stockholder.

•

As to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made the name and address of the stockholder, as they appear on the Company’s books, and of the beneficial owner.

•	The class and number of shares of the Company which are, directly or indirectly, owned beneficially and of record by the stockholder and the beneficial owner.

•

Any Derivative Instrument (as defined in our bylaws) directly or indirectly owned beneficially by the stockholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company.

•	Any proxy, contract, arrangement, understanding, or relationship pursuant to which the stockholder has a right to vote any shares of any security of the Company.

•

Any short interest in a security of the Company, pursuant to which such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security.

•	Any rights to dividends on the shares of the Company owned beneficially by the stockholder that are separated or separable from the underlying shares of the Company.

•

Any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which the stockholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner.

•

Any performance-related fees (other than an asset-based fee) that the stockholder is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, as of the date of the notice, including without limitation any such interests held by members of the stockholder’s immediate family sharing the same household (which information shall be supplemented by the stockholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose the ownership as of the record date).

•

Any other information relating to the stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

Only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth above. Except as otherwise provided by law, the chairman of the meeting will have the power and duty to determine whether any business proposed to be brought before the meeting was proposed in accordance with the procedures set forth above and, if any proposed business is not in compliance the procedures set forth above, to declare that the defective proposal shall be disregarded.

For purposes of the procedures set forth above, “public announcement” means disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

Notwithstanding the foregoing procedures described above, a stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth above. The procedures described above will not be deemed to affect any rights of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Inclusion in Next Year’s Proxy Statement. Notwithstanding the bylaw provisions, a stockholder who desires to have his or her proposal included in next year’s proxy statement pursuant to Rule 14a-8 under the Exchange Act must deliver the proposal to our principal executive offices (at the address noted below) no later than the close of business on August 24, 2016.

Expenses of Solicitation

We will bear the cost of solicitation of proxies by the board of directors in connection with the annual meeting. We will reimburse brokers, fiduciaries and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of Common Stock held in their names.

Principal Executive Offices

The address of WestRock’s principal executive offices is 501 South 5th Street, Richmond, Virginia 23219.

By Order of the Board of Directors

Robert B. McIntosh
Secretary

Our annual report to stockholders for fiscal 2015, which includes audited financial statements, accompanies this proxy statement. The annual report does not form any part of the material for the solicitation of proxies.

APPENDIX A

WESTROCK COMPANY

EMPLOYEE STOCK PURCHASE PLAN

EFFECTIVE

                    , 2016

WESTROCK COMPANY

EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose

The primary purpose of the Plan is to encourage Stock ownership by each Eligible Employee of WestRock and each Designated Subsidiary in the belief that such ownership will increase his or her interest in the success of WestRock and will provide an additional incentive for him or her to remain in the employ of WestRock or such Designated Subsidiary. WestRock intends that the Plan constitute an “employee stock purchase plan” within the meaning of § 423 of the Code and, further, intends that any ambiguity in the Plan or any related offering be resolved to effect such intent.

2.	Effective Date

This Plan is first effective as of February 2, 2016, subject to the approval of WestRock’s stockholders.

3.	Definitions

3.1 Account shall mean the separate bookkeeping account which shall be established and maintained by the Administrator for each Participant for each Purchase Period to record the payroll deductions made on his or her behalf to purchase Stock under the Plan.

3.2 Administrator shall mean the Board or any person or persons appointed by the Board to administer the Plan. Unless determined otherwise by the Board, the Administrator shall be the WestRock Company Administrative Committee as appointed to administer WestRock’s employee benefit plans.

3.3 Authorization shall mean the participation election and payroll deduction authorization form which an Eligible Employee shall be required to properly complete and timely file with the Administrator before the end of an Enrollment Period in order to participate in the Plan for the related Purchase Period. The Administrator shall establish rules and procedures relating to the means by which Eligible Employees may submit Authorizations (which may include online or electronic enrollment) and the times during which Authorizations must be submitted.

3.4 Board shall mean the Board of Directors of WestRock.

3.5 Code shall mean the Internal Revenue Code of 1986, as amended.

3.6 Designated Subsidiary shall mean a Subsidiary corporation that the Administrator has designated as eligible to participate in the Plan.

3.7 Eligible Employee shall mean each employee of WestRock or a Designated Subsidiary except an employee who would own (immediately after the grant of an option under the Plan) stock possessing 5% or more of the total combined voting power or value of all classes of stock of WestRock or of its parent or subsidiary corporation based on the rules set forth in § 423(b)(3) and § 424 of the Code. The Administrator may, prior to the Enrollment Period for an offering under the Plan and on a uniform and nondiscriminatory basis, determine that the Eligible Employees with respect to such Offering will not include—

(a) an employee who has been employed less than 2 years (within the meaning of the Code § 423(b)(4)(A)) (or such lesser period of time as may be determined by the Administrator),

(b) an employee who customarily is employed (within the meaning of Code § 423(b)(4)(B)) 20 hours or less per week (or such lesser period of time as may be determined by the Administrator), and

(c) an employee who customarily is employed (within the meaning of Code § 423(b)(4)(C)) for not more than 5 months in any calendar year (or such lesser period of time as may be determined by the Administrator),

In addition, an employee who is a member of a collective bargaining unit that has elected, on behalf of its members, not to participate in the Plan in accordance with the requirements of § 423 of the Code, shall not be treated as an Eligible Employee while such election remains in effect.

3.8 Enrollment Period shall mean a period preceding a Purchase Period during which Eligible Employees may elect to participate in the Plan for such Purchase Period. The Administrator shall establish the timing and duration of each Enrollment Period. Unless otherwise determined by the Administrator, the Enrollment Period shall be of approximately one month’s duration.

3.9 Offering shall mean an offer under the Plan to purchase shares of Stock on a Purchase Date.

3.10 Participant shall mean for each Purchase Period an Eligible Employee who has satisfied the requirements set forth in § 7 for such Purchase Period.

3.11 Participating Employer shall for each Participant, as of any date, mean WestRock or a Designated Subsidiary, whichever employs such Participant as of such date.

3.12 Plan shall mean this WestRock Company Employee Stock Purchase Plan as set forth herein and as hereafter amended from time to time.

3.13 Purchase Date shall mean for each Purchase Period the last day of such Purchase Period.

3.14 Purchase Period shall mean a period established by the Administrator during which payroll deductions shall be made pursuant to an offering under the Plan. Unless otherwise established by the Administrator prior to the beginning of a Purchase Period, all Purchase Periods will be of 3 months’ duration, with the first Purchase Period beginning May 1, 2016 and ending on July 31, 2016. In no event shall any Purchase Period exceed 27 months.

3.15 Purchase Price shall mean for each Purchase Period 85% of the average of the high and low sales prices for a share of Stock and reported on the New York Stock Exchange (or such other exchange on which the Stock is traded) on the last day of such Purchase Period, as such prices are determined in good faith by the Administrator in accordance with the requirement of Code § 423; provided, if no such prices are so reported for any such day, the average of the high and low sales prices for such day shall be deemed to be the average of the high and low sales prices for a share of Stock which was so reported on the most recent day before such day.

3.16 Stock shall mean the $0.01 par value Common Stock of WestRock.

3.17 Subsidiary shall mean each corporation which is in an unbroken chain of corporations beginning with WestRock in which each corporation in such chain (except for the last corporation in such chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain, as determined pursuant to § 424(f).

3.18 WestRock shall mean WestRock Company, a Delaware corporation, and any successor to WestRock.

4.	Offerings

Offerings to purchase shares of Stock shall be made to Participants in accordance with the Plan from time to time at the discretion of the Administrator. The Administrator will determine the terms of each Offering, provided that each Offering shall satisfy the requirements of § 423(b)(5) of the Code.

5.	Shares Available Under the Plan

Subject to adjustment as provided in § 15, a maximum of 2,500,000 shares of Stock shall be reserved for purchase from WestRock upon the exercise of options granted under § 9 of the Plan. Any shares of Stock which are subject to options granted as of the first day of a Purchase Period but which are not purchased on the related Purchase Date shall again become available under the Plan.

6.	Administration

The Administrator shall be responsible for the administration of the Plan and shall have the power in connection with such administration to interpret the Plan, to establish rules and procedures it deems appropriate to administer the Plan, and to take such other action in connection with such administration as it deems necessary or equitable under the circumstances. The Administrator also shall have the power to delegate the duty to perform such administrative functions as the Administrator deems appropriate under the circumstances and any action taken in accordance with such delegation shall be considered the action of the Administrator. Any person to whom the duty to perform an administrative function is delegated shall act on behalf of and shall be responsible to the Administrator for such function. Any action or inaction by or on behalf of the Administrator under the Plan shall be final and binding on each Eligible Employee, each Participant and on each other person who makes a claim under the Plan based on the rights, if any, of any such Eligible Employee or Participant under the Plan.

7.	Participation

Each person who is an Eligible Employee on the first day of an Enrollment Period shall be a Participant in the Plan for the related Purchase Period if:

(1)	he or she properly completes an Authorization with the Administrator on or before the last day of such Enrollment Period to purchase shares of Stock pursuant to the option granted under § 9, and

(2)	his or her employment as an Eligible Employee continues throughout the period which begins on the first day of such Enrollment Period and ends on the first day of the related Purchase Period. Employment as an Eligible Employee shall not be treated as interrupted by a transfer directly between WestRock and any Designated Subsidiary or between one Designated Subsidiary and another Designated Subsidiary.

An Authorization shall require an Eligible Employee to provide such information and to take such action as the Administrator in its discretion deems necessary or helpful to the orderly administration of the Plan, including specifying (in accordance with § 8) his or her payroll deductions to purchase shares of Stock pursuant to the option granted under § 9 and whether he or she desires such Authorization to remain in effect for one or more than one Purchase Period. A Participant’s status as such shall terminate for a Purchase Period (for which he or she has an effective Authorization) at such time as his or her Account has been withdrawn under § 12 or § 13 or the purchases and distributions contemplated under § 10 with respect to his or her Account have been completed, whichever comes first.

8.	Payroll Deductions

(a) Initial Authorization. Each Participant’s Authorization made under § 7 shall specify the specific dollar amount (unless the Administrator determines that contributions may be designated as a percentage of compensation) which he or she authorizes his or her Participating Employer to deduct from his or her compensation each pay period (as such pay period is determined in accordance with his or her Participating Employer’s standard payroll policies and practices) during the Purchase Period for which such Authorization is in effect to purchase shares of Stock pursuant to the option granted under § 9.

The Administrator may establish uniform rules regarding (i) the types of compensation from which deductions may be taken, and (ii) limitations on the dollar amounts (or percentages of compensation) that may be withheld from a Participant’s compensation, provided that all such limitations shall satisfy the requirements of § 423(b)(5).

(b) Modifications. A Participant shall have the right to make one amendment to an Authorization after the end of an Enrollment Period to reduce or to stop the payroll deductions which he or she previously had authorized for the related Purchase Period, and such reduction shall be effective as soon as practicable after the Administrator actually receives such amended Authorization. The Administrator may establish procedures and deadlines by which Participants must make such amendments to an Authorization.

(c) Account Credits, General Assets and Taxes. All payroll deductions made for a Participant shall be credited to his or her Account as of the pay day as of which the deduction is made. All payroll deductions shall be held by WestRock, by WestRock’s agent or by one, or more than one, Designated Subsidiary (as determined by the Administrator) as part of the general assets of WestRock or any such Designated Subsidiary, and each Participant’s right to the payroll deductions credited to his or her Account shall be those of a general and unsecured creditor. No interest or earnings shall be credited to a Participant’s Account. WestRock, WestRock’s agent or such Designated Subsidiary shall have the right to withhold on payroll deductions to the extent such person deems necessary or appropriate to satisfy applicable tax laws.

(d) Cash Payments. A Participant may not make any contribution to his or her Account except through payroll deductions made in accordance with this § 8; provided, however, that the Administrator may allow participants to make contributions by check or other means instead of payroll deductions if, for any Offering, the Administrator determines that such other contributions are permissible under § 423.

9.	Granting of Option

(a) General Rule. Subject to § 9(b) and § 9(c), each person who is a Participant for a Purchase Period automatically shall be deemed to have been granted an option to purchase the number of whole and fractional shares of Stock (not to exceed 50,000 shares, subject to adjustment under § 15 of the Plan) as may be purchased with the payroll deductions credited to the Participant’s Account during the applicable Purchase Period. Each such option shall be exercisable only in accordance with the terms of the Plan. The Administrator shall determine the elements of pay to be included in compensation for purposes of the Plan and may change the definition on a prospective basis.

(b) Statutory Limitation. No option granted by operation of the Plan to any Eligible Employee under § 9(a) shall permit his or her rights to purchase shares of Stock under the Plan or under any other employee stock purchase plan (within the meaning of § 423 of the Code) or any other shares of Stock under any other employee stock purchase plans (within the meaning of § 423 of the Code) of WestRock and its parent or any of its subsidiaries (within the meaning of § 424(f) of the Code) to accrue (within the meaning of § 423(b)(8) of the Code) at a rate which exceeds $25,000 of the fair market value of such stock for any calendar year. Such fair market value shall be determined as of the first day of the Purchase Period for which the option is granted.

(c) Insufficient Available Shares. If the number of shares of Stock available for purchase for any Purchase Period is insufficient to cover the number of shares which Participants have elected to purchase through effective Authorizations, then each Participant’s option to purchase shares of Stock for such Purchase Period shall be reduced to the number of shares of Stock (including any fractional share) which the Administrator shall determine by multiplying the number of shares of Stock available for options for such Purchase Period by a fraction, the numerator of which shall be the number of shares of Stock for which such Participant would have been granted an option under § 9(a) if sufficient shares were available and the denominator of which shall be the total number of shares of Stock for which options would have been granted to all Participants under § 9(a) if sufficient shares were available.

10.	Exercise of Option

(a) General Rule. Unless a Participant files an amended Authorization under § 10(b) or § 12 on or before the Purchase Date for a Purchase Period for which he or she has an effective Authorization, his or her option shall be exercised automatically on such Purchase Date for the purchase of as many shares of Stock (including any fractional share) as the balance credited to his or her Account as of that date will purchase at the Purchase Price for such shares of Stock if he or she also is an Eligible Employee on such Purchase Date.

(b) Partial Exercise. A Participant may file an amended Authorization under this § 10 with the Administrator before a Purchase Date (and by the deadline established by the Administrator) to elect, effective as of such Purchase Date, to exercise his or her option with respect to a specific dollar amount which is less than the aggregate amount of payroll deductions made by such Participant pursuant to § 8, and any such amended Authorization shall be effective only if such Participant is an Eligible Employee on such Purchase Date.

(c) Automatic Refund. If a Participant’s Account has a remaining balance after his or her option has been exercised as of a Purchase Date under this § 10, such balance automatically shall be refunded to the Participant in cash (without interest) as soon as practicable following such Purchase Date.

11.	Delivery of Shares

(a) Registration of Shares. Shares of Stock purchased upon the exercise of an option under the Plan may be registered in book entry form or represented in certificate form and shall be held for, or at the Participant’s direction and expense, delivered to the Participant and shall be registered in (1) his or her name or, if the Participant so directs on his or her Authorization filed with the Administrator on or before the Purchase Date for such option and if permissible under applicable law, (2) the names of the Participant and one such other person as may be designated by the Participant, as joint tenants with rights of survivorship; provided, however, WestRock shall not have any obligation to deliver a certificate to a Participant which represents a fractional share of Stock. No Participant (or any person who makes a claim through a Participant) shall have any interest in any shares of Stock subject to an option until such option has been exercised and the related shares of Stock actually have been delivered to such person or have been transferred to an account for such person at a broker-dealer designated by the Administrator.

(b) Limitation on Transfers. Shares of Stock acquired under the Plan may not be sold or transferred, other than by will or laws of descent and distribution or to joint ownership with a Participant’s spouse, for a period of 6 months following the Purchase Date on which such shares were acquired. The foregoing restriction on resales does not apply to shares of Stock acquired through the reinvestment of dividends.

12.	Voluntary Account Withdrawal

A Participant may elect to withdraw the entire balance credited to his or her Account for a Purchase Period by completing in writing and filing an amended Authorization with the Administrator on or before the Purchase Date for such period. If a Participant makes such a withdrawal election, such balance shall be paid to him or her in cash (without interest) as soon as practicable after such amended Authorization is filed, and no further payroll deductions shall be made on his or her behalf for the remainder of such Purchase Period. If a Participant dies on or before a Purchase Date and the Administrator has timely notice of his or her death, the Administrator shall deem such Participant to have elected to withdraw the entire balance credited to his or her Account under this § 12.

13.	Termination of Employment

If a Participant’s employment as an Eligible Employee terminates on or before the Purchase Date for a Purchase Period for any reason whatsoever, his or her Account shall be distributed in cash as soon as practicable as if he or she had elected to withdraw his or her Account under § 12 immediately before the date his or her employment terminated. However, if a Participant is transferred directly between WestRock and a Designated Subsidiary or between one Designated Subsidiary and another Designated Subsidiary while he or she has an Authorization in effect, his or her employment shall not be treated as terminated merely by reason of such transfer and any such Authorization shall (subject to all the terms and conditions of the Plan) remain in effect after such transfer.

14.	Transferability

Neither the balance credited to a Participant’s Account nor any rights to the exercise of an option or to receive shares of Stock under the Plan may be assigned, encumbered, alienated, transferred, pledged, or otherwise disposed of in any way by a Participant during his or her lifetime or by any other person during his or her lifetime, and any attempt to do so shall be without effect; provided, however, that the Administrator in its absolute discretion may treat any such action as an election by a Participant to withdraw the balance credited to his or her Account in accordance with § 12.

15.	Adjustment

The number of shares of Stock covered by outstanding options granted pursuant to the Plan and the related Purchase Price and the number of shares of Stock available under the Plan shall be adjusted by the Board in an equitable manner to reflect any change in the capitalization of WestRock, including, but not limited to such changes as dividends paid in the form of Stock or Stock splits. Furthermore, the Board shall adjust (in a manner which satisfies the requirements of § 424(a) of the Code) the number of shares of Stock available under the Plan and the number of shares of Stock covered by options granted under the Plan and the related Option Prices in the event of any corporate transaction described in § 424(a) of the Code. Any such adjustment under this § 15 may create fractional shares of Stock or a right to acquire a fractional share. An adjustment made under this § 15 by the Board shall be conclusive and binding on all affected persons.

16.	Amendment or Termination

This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate in light of, and consistent with, § 423 of the Code and the laws of the State of Delaware, and any such amendment shall be subject to the approval of WestRock’s stockholders to the extent such approval is required under § 423 of the Code or the laws of the State of Delaware or to the extent such approval is required under applicable law or stock exchange listing requirements. The Board also may terminate the Plan or any Offering made under the Plan at any time.

17.	Notices

All Authorizations and other communications from a Participant to the Administrator under, or in connection with, the Plan shall be deemed to have been filed with the Administrator when actually received in the form specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt of such Authorizations and communications.

18.	Employment

No offer under the Plan shall constitute an offer of employment, and no acceptance of an offer under the Plan shall constitute an employment agreement. Any such offer or acceptance shall have no bearing whatsoever on the employment relationship between any Eligible Employee and WestRock or any subsidiary of WestRock, including a Designated Subsidiary. Finally, no Eligible Employee shall be induced to participate in the Plan by the expectation of employment or continued employment.

19.	Headings, References and Construction

The headings to sections in the Plan have been included for convenience of reference only. Except as otherwise expressly indicated, all references to sections (§) in the Plan shall be to sections (§) of the Plan. This Plan shall be interpreted and construed in accordance with the laws of the State of Delaware.

APPENDIX B

WESTROCK COMPANY

2016 INCENTIVE STOCK PLAN

§ 1.

BACKGROUND AND PURPOSE

The purpose of this Plan is to promote the interest of the Company by authorizing the Committee to grant Options and Stock Appreciation Rights and to make Stock Grants, Stock Unit Grants and Cash Bonus Incentives to Eligible Employees and Eligible Directors in order (1) to attract and retain Eligible Employees and Eligible Directors, (2) to provide an additional incentive to each Eligible Employee or Eligible Director to work to increase the value of Stock and (3) to provide each Eligible Employee or Eligible Director with a stake in the future of the Company which corresponds to the stake of each of the Company’s stockholders.

§ 2.

DEFINITIONS

2.1 Affiliate — means any organization (other than a Subsidiary) that would be treated as under common control with the Company under § 414(c) of the Code if “50 percent” were substituted for “80 percent” in the income tax regulations under § 414(c) of the Code.

2.2 Board — means the Board of Directors of the Company.

2.3 Cash Bonus Incentive — means a cash bonus incentive granted under Section 9.5.

2.4 Cash Bonus Incentive Certificate — means the certificate (whether in electronic or written form) which sets forth the terms and conditions of a Cash Bonus Incentive granted under this Plan.

2.5 Change Effective Date — means either the date which includes the “closing” of the transaction which makes a Change in Control effective if the Change in Control is made effective through a transaction which has a “closing” or the date a Change in Control is reported in accordance with applicable law as effective to the Securities and Exchange Commission if the Change in Control is made effective other than through a transaction which has a “closing”.

2.6 Change in Control — means a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the 1934 Act as in effect at the time of such “change in control”, provided that a change in control shall in all events be deemed to have occurred at such time as

(a)	any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor to the Company;

(b)	during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

(c)	the consummation of any reorganization, merger, consolidation or share exchange which results in the common stock of the Company being changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of the Company) or any dissolution or liquidation of the Company or any sale or the disposition of 50% or more of the assets or business of the Company; or

(d)	the consummation of any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of the

Company immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in § 2.4(d)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of the Company common stock immediately before the consummation of such transaction, provided (C) the percentage described in § 2.4(d)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in § 2.4 (d)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of the Company by the persons described in § 2.4(d)(A) immediately before the consummation of such transaction.

2.7 Code — means the Internal Revenue Code of 1986, as amended.

2.8 Committee — means a committee of the Board which shall have at least 2 members, each of whom shall be appointed by and shall serve at the pleasure of the Board and shall come within the definition of a “non-employee director” under Rule 16b-3 and an “outside director” under § 162(m) of the Code.

2.9 Company — means WestRock Company and any successor to WestRock Company.

2.10 Eligible Director — means any member of the Board who is not an employee of the Company or a Parent or Subsidiary or affiliate (as such term is defined in Rule 405 of the 1933 Act) of the Company.

2.11 Eligible Employee — means an employee of the Company or any Subsidiary or Parent or Affiliate to whom the Committee decides for reasons sufficient to the Committee to make a grant under this Plan. For purposes of the Plan, an employee of any single-member limited liability company that is disregarded as a separate entity for federal income tax purposes will be considered to be employed by the entity that owns such limited liability company.

2.12 Fair Market Value — means, as of any date on which the fair market value of the stock is to be determined, either (a) the closing price on such date for a share of Stock as reported on the New York Stock Exchange or other national exchange on which the Shares are then traded, or, if no such closing price is available on such date, (b) such closing price for the immediately preceding business day, or, if no such closing price or if no such price quotation is available, (c) the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts.

2.13 ISO — means an option granted under this Plan to purchase Stock which is intended to satisfy the requirements of an “incentive stock option” under § 422 of the Code.

2.14 1933 Act — means the Securities Act of 1933, as amended.

2.15 1934 Act — means the Securities Exchange Act of 1934, as amended.

2.16 Non-ISO — means an option granted under this Plan to purchase Stock which is not intended to satisfy the requirements of § 422 of the Code.

2.17 Option — means an ISO or a Non-ISO which is granted under § 7.

2.18 Option Certificate — means the certificate (whether in electronic or written form) which sets forth the terms and conditions of an Option granted under this Plan.

2.19 Option Price — means the price which shall be paid to purchase one share of Stock upon the exercise of an Option granted under this Plan.

2.20 Parent — means any corporation which is a parent corporation (within the meaning of § 424(e) of the Code) of the Company.

2.21 Plan — means this WestRock Company 2016 Incentive Stock Plan as effective as of the date approved by the stockholders of the Company and as amended from time to time thereafter.

2.22 Rule 16b-3 — means the exemption under Rule 16b-3 to Section 16(b) of the 1934 Act or any successor to such rule.

2.23 SAR Value — means the value assigned by the Committee to a share of Stock in connection with the grant of a Stock Appreciation Right under § 8.

2.24 Stock — means the common stock at par value $.01 per share, of the Company.

2.25 Stock Appreciation Right — means a right which is granted under § 8 to receive a payment equal to the appreciation in a share of Stock from the date of grant.

2.26 Stock Appreciation Right Certificate — means the certificate (whether in electronic or written form) which sets forth the terms and conditions of a Stock Appreciation Right which is not granted as part of an Option.

2.27 Stock Grant — means a grant under § 9 which is designed to result in the issuance of the number of shares of Stock described in such grant rather than a payment in cash based on the Fair Market Value of such shares of Stock.

2.28 Stock Grant Certificate — means the certificate (whether in electronic or written form) which sets forth the terms and conditions of a Stock Grant or a Stock Unit Grant.

2.29 Stock Unit Grant — means a grant under § 9 which is designed to result in the payment of cash based on the Fair Market Value of the number of shares of Stock described in such grant rather than the issuance of the number of shares of Stock described in such grant.

2.30 Subsidiary — means a corporation which is a subsidiary corporation (within the meaning of § 424(f) of the Code) of the Company. For purposes of the Plan, a “corporation” includes any noncorporate entity that is treated as a corporation under §7701 of the Code.

2.31 Ten Percent Stockholder — means a person who owns (after taking into account the attribution rules of § 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of either the Company, a Subsidiary or Parent.

§ 3.

SHARES AND GRANT LIMITS

3.1 Shares Reserved. There shall (subject to § 13) be reserved for issuance under this Plan 9,600,000 shares of Stock.

3.2 Source of Shares. The shares of Stock described in § 3.1 shall be reserved to the extent that the Company deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been reacquired by the Company. All shares of Stock described in § 3.1 shall remain available for issuance under this Plan until issued pursuant to the exercise of an Option or a Stock Appreciation Right or issued pursuant to a Stock Grant, and any such shares of stock which are issued pursuant to an Option, a Stock Appreciation Right or a Stock Grant which are forfeited thereafter shall again become available for issuance under this Plan. If the Option Price under an Option is paid in whole or in part in shares of Stock, if shares of Stock are tendered to or withheld by the Company in satisfaction of any condition to a Stock Grant, if shares of Stock are tendered to or withheld by the Company to satisfy any tax withholding under § 16.3, such shares thereafter shall not become available for future grants under this Plan. Finally, if shares are issued or cash is paid pursuant to the exercise of a Stock Appreciation Right, the number of shares deemed issued upon such exercise for purposes of this § 3.2 shall be the full number of shares with respect to which appreciation is measured under the exercised Stock Appreciation Right.

3.3 Use of Proceeds. The proceeds which the Company receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of the Company.

3.4 Grant Limits. No Eligible Employee or Eligible Director in any calendar year shall be granted an Option to purchase (subject to § 13) more than 750,000 shares of Stock or a Stock Appreciation Right based on the appreciation with respect to (subject to § 13) more than 750,000 shares of Stock, and no Stock Grant or Stock Unit Grant shall be made to any Eligible Employee or Eligible Director in any calendar year where the Fair Market Value of the Stock subject to such grant on the date of the grant exceeds $15,000,000. If the Committee pays a cash bonus to an Eligible Employee or Eligible Director pursuant to a Cash Bonus Incentive granted under § 9.5(a), such cash bonus paid in any calendar year to any individual shall not exceed $15,000,000. The number of shares of Stock issuable under ISOs shall not exceed the number of shares set forth in Section 3.1.

§ 4.

EFFECTIVE DATE

The effective date of this Plan shall be the date the stockholders of the Company (acting at a duly called meeting of such stockholders) approve the adoption of this Plan.

§ 5.

COMMITTEE

This Plan shall be administered by the Committee. The Committee acting in its absolute discretion shall exercise such powers and take such action as expressly called for under this Plan and, further, the Committee shall have the power to interpret this Plan and (subject to § 14 and § 15 and Rule 16b-3) to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances, which action shall be binding on the Company, on each affected Eligible Employee or Eligible Director and on each other person directly or indirectly affected by such action. Furthermore, the Committee as a condition to making any grant under this Plan to any Eligible Employee or Eligible Director shall have the right to require him or her to execute an agreement which makes the Eligible Employee or Eligible Director subject to non-competition provisions and other restrictive covenants which run in favor of the Company. Subject to the limitations of the Delaware Corporation Law, the Committee may delegate its authority under the Plan to one or more officers of the Company.

§ 6.

ELIGIBILITY

Only Eligible Employees who are employed by the Company or a Subsidiary or Parent shall be eligible for the grant of ISOs under this Plan. All Eligible Employees and all Eligible Directors shall be eligible for the grant of Non-ISOs and Stock Appreciation Rights and for Stock Grants, Stock Unit Grants and Cash Bonus Incentives under this Plan.

§ 7.

OPTIONS

7.1 Committee Action. The Committee acting in its absolute discretion shall have the right to grant Options to Eligible Employees and to Eligible Directors under this Plan from time to time to purchase shares of Stock, but the Committee shall not (subject to § 13) take any action, whether through amendment, cancellation, replacement grants, or any other means, to reduce the Option Price of any outstanding Options absent approval of the Company’s stockholders or to effect a cash buyout of any outstanding Option which has an Option Price per share in excess of the then Fair Market Value per share. Each grant of an Option to an Eligible Employee or Eligible Director shall be evidenced by an Option Certificate, and each Option Certificate shall set forth whether the Option is an ISO or a Non-ISO and shall set forth such other terms and conditions of such grant as the Committee acting in its absolute discretion deems consistent with the terms of this Plan; however, (a) if the Committee grants an ISO and a Non-ISO to an Eligible Employee on the same date, the right of the Eligible Employee to exercise the ISO shall not be conditioned on his or her failure to exercise the Non-ISO and (b) if the only condition to exercise of the Option is the completion of a period of service, such period of service shall be no less than the one (1) year period which starts on the date as of which the Option is granted unless the Committee determines that a shorter period of service (or no period of service) better serves the Company’s interest.

7.2 $100,000 Limit. No Option shall be treated as an ISO to the extent that the aggregate Fair Market Value of the Stock subject to the Option which would first become exercisable in any calendar year exceeds $100,000. Any such excess shall instead automatically be treated as a Non-ISO. The Committee shall interpret and administer the ISO limitation set forth in this § 7.2 in accordance with § 422(d) of the Code, and the Committee shall treat this § 7.2 as in effect only for those periods for which § 422(d) of the Code is in effect.

7.3 Option Price. The Option Price for each share of Stock subject to an Option shall be no less than the Fair Market Value of a share of Stock on the date the Option is granted; provided, however, if the Option is an ISO granted to an Eligible Employee who is a Ten Percent Stockholder, the Option Price for each share of Stock subject to such ISO shall be no less than 110% of the Fair Market Value of a share of Stock on the date such ISO is granted.

7.4 Payment. The Option Price shall be payable in full upon the exercise of any Option and, at the discretion of the Committee, an Option Certificate can provide for the payment of the Option Price either (a) in cash, or (b) by check, or (c) in Stock which is acceptable to the Committee, or (d) through any cashless exercise procedure which is effected by an unrelated broker through a sale of Stock in the open market and which is acceptable to the Committee, or (e) through any cashless exercise procedure which is acceptable to the Committee, or (f) in any combination of such forms of payment. Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date the certificate for such Stock (or proper evidence of such certificate) is presented to the Committee or its delegate in such form as acceptable to the Committee. Any method for the payment of the Option Price permitted pursuant to this § 7.4 may be used for the payment of any withholding requirements under § 16.3. Each Option Certificate shall be deemed to include the right to pay the Option Price in accordance with the procedure described in § 7.4(c) or § 7.4(e).

7.5	Exercise.

(a)	Exercise Period. Each Option granted under this Plan shall be exercisable in whole or in part at such time or times as set forth in the related Option Certificate, but no Option Certificate shall make an Option exercisable on or after the earlier of

(1)	the date which is the fifth anniversary of the date the Option is granted, if the Option is an ISO and the Eligible Employee is a Ten Percent Stockholder on the date the Option is granted, or

(2)	the date which is the tenth anniversary of the date the Option is granted, if the Option is (a) a Non-ISO or (b) an ISO which is granted to an Eligible Employee who is not a Ten Percent Stockholder on the date the Option is granted.

(b)	Termination of Status as Eligible Employee or Eligible Director. Subject to § 7.5(a), an Option Certificate may provide for the exercise of an Option after an Eligible Employee’s or an Eligible Director’s status as such has terminated for any reason whatsoever, including death or disability.

§ 8.

STOCK APPRECIATION RIGHTS

8.1 Committee Action. The Committee acting in its absolute discretion shall have the right to grant Stock Appreciation Rights to Eligible Employees and to Eligible Directors under this Plan from time to time, but the Committee shall not (subject to § 13) take any action, whether through amendment, cancellation, replacement grants, or any other means, to reduce the SAR Value of any outstanding Stock Appreciation Rights absent approval of the Company’s stockholders or to effect a cash buyout of any outstanding Stock Appreciation Rights which has an SAR Value per share in excess of the then Fair Market Value per share of Stock on which the right to appreciation is based. Each Stock Appreciation Right grant shall be evidenced by a Stock Appreciation Right Certificate or, if such Stock Appreciation Right is granted as part of an Option, shall be evidenced by the Option Certificate for the related Option.

8.2	Terms and Conditions.

(a)	Stock Appreciation Right Certificate. If a Stock Appreciation Right is granted independent of an Option, such Stock Appreciation Right shall be evidenced by a Stock Appreciation Right Certificate, and such certificate shall set forth the number of shares of Stock on which the Eligible Employee’s or Eligible Director’s right to appreciation shall be based and the SAR Value of each share of Stock. Such SAR Value shall be no less than the Fair Market Value of a share of Stock on the date that the Stock Appreciation Right is granted. The Stock Appreciation Right Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances, but no Stock Appreciation Right Certificate shall make a Stock Appreciation Right exercisable on or after the date which is the tenth anniversary of the date such Stock Appreciation Right is granted.

(b)	Option Certificate. If a Stock Appreciation Right is granted together with an Option, such Stock Appreciation Right shall be evidenced by an Option Certificate, the number of shares of Stock on which the Eligible Employee’s or Eligible Director’s right to appreciation shall be based shall be the same as the number of shares of Stock subject to the related Option, and the SAR Value for each such share of Stock shall be no less than the Option Price under the related Option. Each such Option Certificate shall provide that the exercise of the Stock Appreciation Right with respect to any share of Stock shall cancel the Eligible Employee’s or Eligible Director’s right to exercise his or her Option with respect to such share and, conversely, that the exercise of the Option with respect to any share of Stock shall cancel the Eligible Employee’s or Eligible Director’s right to exercise his or her Stock Appreciation Right with respect to such share. A Stock Appreciation Right which is granted as part of an Option shall be exercisable only while the related Option is exercisable. The Option Certificate shall set forth such other terms and conditions for the exercise of the Stock Appreciation Right as the Committee deems appropriate under the circumstances.

(c)	Minimum Period of Service. If the only condition to exercise of a Stock Appreciation Right is the completion of a period of service, such period of service shall be no less than the one (1) year period which starts on the date as of which the Stock Appreciation Right is granted unless the Committee determines that a shorter period of service (or no period of service) better serves the Company’s interest.

8.3 Exercise. A Stock Appreciation Right shall be exercisable only when the Fair Market Value of a share of Stock on which the right to appreciation is based exceeds the SAR Value for such share, and the payment due on exercise shall be based on such excess with respect to the number of shares of Stock to which the exercise relates.

An Eligible Employee or Eligible Director upon the exercise of his or her Stock Appreciation Right shall receive a payment from the Company in cash or in Stock issued under this Plan, or in a combination of cash and Stock, and the number of shares of Stock issued shall be based on the Fair Market Value of a share of Stock on the date the Stock Appreciation Right is exercised. The Committee acting in its absolute discretion shall have the right to determine the form and time of any payment under this § 8.3.

§ 9.

STOCK GRANTS

9.1 Committee Action. The Committee acting in its absolute discretion shall have the right to make Stock Grants and Stock Unit Grants to Eligible Employees and to Eligible Directors. Each Stock Grant and each Stock Unit Grant shall be evidenced by a Stock Grant Certificate, and each Stock Grant Certificate shall set forth the conditions, if any, under which Stock will be issued under the Stock Grant or cash will be paid under the Stock Unit Grant and the conditions under which the Eligible Employee’s or Eligible Director’s interest in any Stock which has been issued will become non-forfeitable. As determined by the Committee, a Stock Grant may result in either (a) an immediate transfer of shares of Stock to Eligible Employee or Eligible Director under Section 9.2(b), subject to the requirement that such shares be returned to the Company upon any conditions imposed by the Committee, or (b) a transfer of shares of Stock only upon the satisfaction of any conditions imposed by the Committee pursuant to Section 9.2(a).

9.2	Conditions.

(a)	Conditions to Issuance of Stock. The Committee acting in its absolute discretion may make the issuance of Stock under a Stock Grant subject to the satisfaction of one or more condition which the Committee deems appropriate under the circumstances for Eligible Employees or Eligible Directors generally or for an Eligible Employee or an Eligible Director in particular, and the related Stock Grant Certificate shall set forth each such condition and the deadline for satisfying each such condition. Stock subject to such a Stock Grant shall be issued in the name of an Eligible Employee or Eligible Director only after each such condition, if any, has been timely satisfied, and any Stock which is so issued shall be held by the Company pending the satisfaction of the forfeiture conditions, if any, under § 9.2(b) for the related Stock Grant.

(b)	Conditions on Forfeiture of Stock or Cash Payment. The Committee acting in its absolute discretion may make any cash payment due under a Stock Unit Grant or Stock issued in the name of an Eligible Employee or Eligible Director under a Stock Grant non-forfeitable only upon the satisfaction of one or more objective employment, performance or other condition that the Committee acting in its absolute discretion deems appropriate under the circumstances for Eligible Employees or Eligible Directors generally or for an Eligible Employee or an Eligible Director in particular, and the related Stock Grant Certificate shall set forth each such condition, if any, and the deadline, if any, for satisfying each such condition. An Eligible Employee’s or an Eligible Director’s non-forfeitable interest in the shares of Stock underlying a Stock Grant or the cash payable under a Stock Unit Grant shall depend on the extent to which he or she timely satisfies each such condition. If a share of Stock is issued under this § 9.2(b) before an Eligible Employee’s or Eligible Director’s interest in such share of Stock becomes non-forfeitable, (1) such share of Stock shall not be available for re-issuance under § 3 until such time, if any, as such share of Stock thereafter is forfeited as a result of a failure to timely satisfy a forfeiture condition and (2) the Company shall have the right to condition any such issuance on the Eligible Employee or Eligible Director first signing an irrevocable stock power in favor of the Company with respect to the forfeitable shares of Stock issued to such Eligible Employee or Eligible Director in order for the Company to effect any forfeiture called for under the related Stock Grant Certificate.

(c)

Minimum Period of Service. If the only condition to the forfeiture of a Stock Grant or a Stock Unit Grant is the completion of a period of service, such period of service shall be no less than the three (3)

year period which starts on the date as of which the Stock Grant or Stock Unit Grant is made unless the Committee determines that a shorter period of service (or no period of service) better serves the Company’s interest.

9.3	Dividends, Voting Rights and Creditor Status.

(a)	Cash Dividends. To the extent set forth in a Stock Grant Certificate, if a dividend is paid in cash on a share of Stock after such Stock has been issued under a Stock Grant but before the first date that an Eligible Employee’s or an Eligible Director’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable, the Company shall pay such cash dividend directly to such Eligible Employee or Eligible Director. In the case of a Stock Award providing for the transfer of Stock only upon the satisfaction of conditions imposed by the Committee, the Stock Grant Certificate may provide that the number of shares subject to the Stock Grant shall be automatically increased by the number of Shares that could be purchased with the dividends paid on an equivalent number of outstanding Shares.

(b)	Stock Dividends. If a dividend is paid on a share of Stock in Stock after such Stock has been issued under a Stock Grant but before the first date that an Eligible Employee’s or an Eligible Director’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable, the Company shall hold such dividend Stock subject to the same conditions under § 9.2(b) as the related Stock Grant.

(c)	Other. If a dividend (other than a dividend described in § 9.3(a) or § 9.3(b)) is paid with respect to a share of Stock after such Stock has been issued under a Stock Grant but before the first date that an Eligible Employee’s or an Eligible Director’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable, the Company shall distribute or hold such dividend in accordance with such rules as the Committee shall adopt with respect to each such dividend.

(d)	Voting. Except as otherwise set forth in a Stock Grant Certificate, an Eligible Employee or an Eligible Director shall have the right to vote the Stock issued under his or her Stock Grant during the period which comes after such Stock has been issued under a Stock Grant but before the first date that an Eligible Employee’s or Eligible Director’s interest in such Stock (1) is forfeited completely or (2) becomes completely non-forfeitable.

(e)	General Creditor Status. Each Eligible Employee and each Eligible Director to whom a Stock Unit grant is made shall be no more than a general and unsecured creditor of the Company with respect to any cash payable under such Stock Unit Grant.

9.4 Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be subject to a Stock Grant at such time as an Eligible Employee’s or an Eligible Director’s interest in such Stock becomes non-forfeitable under this Plan and the Stock Grant Certificate, and the certificate or other evidence of ownership representing such share shall be transferred to the Eligible Employee or Eligible Director as soon as practicable thereafter.

9.5 Performance-Based Grants and Cash Bonus Incentives.

(a)

General. The Committee may make Stock Grants and Stock Unit Grants and grant Cash Bonus Incentives to Eligible Employees subject to one or more performance goals described in § 9.5(b) which is intended to result in the Stock Grant or Stock Unit Grant or Cash Bonus Incentive qualifying as “performance-based compensation” under § 162(m) of the Code or (2) make Stock Grants or Stock Unit Grants or grant Cash Bonus Incentives under such other circumstances as the Committee deems likely to result in an income tax deduction for the Company with respect to such Stock Grant or Stock Unit Grant or Cash Bonus Incentive. Each grant of a Cash Bonus Incentive to an Eligible Employee or Eligible Director shall be evidenced by a Cash Bonus Incentive Certificate. To the extent that a Stock Grant, Stock Unit Grant or Cash Bonus Incentive is intended to qualify as performance-based compensation for purposes of § 162(m) of the Code, such award shall be granted and administered in accordance with the requirements of the applicable regulations under § 162(m) of the Code, including the time period for establishing the performance goals and the requirement that the Committee certify that the performance goals have been attained before any payment is made.

(b)	Performance Goals. A performance goal is described in this § 9.5(b) if such goal relates to (1) return over capital costs or increases in return over capital costs, (2) return on invested capital or increases in return on invested capital, (3) operating performance or operating performance improvement, (4) safety record, (5) customer satisfaction or customer engagement surveys, (6) total earnings or the growth in such earnings, (7) consolidated earnings or the growth in such earnings, (8) earnings per share or the growth in such earnings, (9) net earnings or income or the growth in such earnings or income, (10) earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings, (11) earnings before interest and taxes or the growth in such earnings, (12) consolidated net income or the growth in such income, (13) the value of the Company’s common stock or the growth in such value, (14) the Company’s stock price or the growth in such price, (15) the weight or volume of paperboard or containerboard produced or converted, (16) return on assets or the growth on such return, (17) cash flow or the growth in such cash flow, (18) the Company’s total stockholder return or the growth in such return, (19) expenses or the reduction of such expenses, (20) sales or sales growth; (21) overhead ratios or changes in such ratios, (22) expense-to-sales ratios or the changes in such ratios, or (23) economic value added or changes in such value added. The performance goals for the participants will (as the Committee deems appropriate) be based on criteria related to Company-wide performance, division-specific or other business unit-specific performance (where the Committee can apply the business criteria on such basis), plant or facility-specific performance, department-specific performance, personal goal performance or any combination of the performance-based goals or criteria.

(c)	Alternative Goals. A performance goal under this § 9.5 may be set in any manner determined by the Committee, including looking to achievement on an absolute or relative basis in relation to peer groups or indexes. Further, the Committee may express any goal in alternatives, or in a range of alternatives, as the Committee deems appropriate or helpful, such as including or excluding (1) any acquisitions or dispositions, restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (2) any event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (3) the effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

§ 10.

NON-TRANSFERABILITY

No Option, Stock Grant, Stock Unit Grant, Stock Appreciation Right or Cash Bonus Incentive shall (absent the Committee’s consent) be transferable by an Eligible Employee or an Eligible Director other than by will or by the laws of descent and distribution, and any Option or Stock Appreciation Right shall (absent the Committee’s consent) be exercisable during an Eligible Employee’s or Eligible Director’s lifetime only by the Eligible Employee or Eligible Director. The person or persons to whom an Option, Stock Grant, Stock Unit Grant, Stock Appreciation Right or Cash Bonus Incentive is transferred by will or by the laws of descent and distribution (or with the Committee’s consent) thereafter shall be treated as the Eligible Employee or Eligible Director.

§ 11.

SECURITIES REGISTRATION

As a condition to the receipt of shares of Stock under this Plan, the Eligible Employee or Eligible Director shall, if so requested by the Company, agree to hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by the Company, shall deliver to the Company a written statement satisfactory to the Company to that effect. Furthermore, if so requested by the Company, the Eligible Employee or Eligible Director shall make a written representation to the Company that he or she will not sell or offer for sale any of such Stock unless a registration statement shall be in effect with respect to such Stock under the 1933 Act and any applicable state securities law or he or she shall have furnished to the Company an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required. Certificates or other evidence of ownership representing the Stock transferred upon the exercise of an Option or Stock Appreciation Right or upon the lapse of the forfeiture conditions, if any, on any Stock Grant may at the discretion of the Company bear a legend to the effect that such Stock has not been registered under the 1933 Act or any applicable state securities law and that such Stock cannot be sold or offered for sale in the absence of an effective registration statement as to such Stock under the 1933 Act and any applicable state securities law or an opinion in form and substance satisfactory to the Company of legal counsel satisfactory to the Company that such registration is not required.

§ 12.

LIFE OF PLAN

No Option or Stock Appreciation Right shall be granted or Stock Grant, Stock Unit Grant or Cash Bonus Incentive made under this Plan on or after the earlier of:

(1)	the tenth anniversary of the effective date of this Plan (as determined under § 4), in which event this Plan otherwise thereafter shall continue in effect until all outstanding Options, Stock Appreciation Rights and Cash Bonus Incentives have been exercised in full or no longer are exercisable and all Stock issued under any Stock Grants under this Plan have been forfeited or have become non-forfeitable, or

(2)	the date on which all of the Stock reserved under § 3 has (as a result of the exercise of Options or Stock Appreciation Rights granted under this Plan or the satisfaction of the forfeiture conditions, if any, on Stock Grants) been issued or no longer is available for use under this Plan, in which event this Plan also shall terminate on such date.

§ 13.

ADJUSTMENT

13.1 Capital Structure. The grant caps described in § 3.4, the number, kind or class (or any combination thereof) of shares of Stock subject to outstanding Options and Stock Appreciation Rights granted under this Plan and the Option Price of such Options and the SAR Value of such Stock Appreciation Rights as well as the number, kind or class (or any combination thereof) of shares of Stock subject to outstanding Stock Grants and Stock Unit Grants made under this Plan shall be adjusted by the Committee in a reasonable and equitable manner to preserve immediately after

(a)	any equity restructuring or change in the capitalization of the Company, including, but not limited to, spin offs, stock dividends, large non-reoccurring dividends, rights offerings or stock splits, or

(b)	any other transaction described in § 424(a) of the Code which does not constitute a Change in Control of the Company the aggregate intrinsic value of each such outstanding Option, Stock Appreciation Right, Stock Grant and Stock Unit Grant immediately before such restructuring or recapitalization or other transaction.

13.2 Available Shares. If any adjustment is made with respect to any outstanding Option, Stock Appreciation Right, Stock Grant or Stock Unit Grant under § 13.1, then the Committee shall adjust the number, kind or class (or any combination thereof) of shares of Stock reserved under § 3.1 so that there is a sufficient number, kind and class of shares of Stock available for issuance pursuant to each such Option, Stock

Appreciation Right, Stock Grant and Stock Unit Grant as adjusted under § 13.1 without seeking the approval of the Company’s stockholders for such adjustment unless such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are traded. Furthermore, the Committee shall further adjust such number, kind or class (or any combination thereof) of shares of Stock reserved under § 3.1 in light of any of the events described in § 13.1(a) and § 13.1(b) to the extent the Committee acting in good faith determinates that a further adjustment would be appropriate and proper under the circumstances and in keeping with the purposes of this Plan without seeking the approval of the Company’s stockholders for such adjustment unless such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are traded.

13.3 Transactions Described in § 424 of the Code. If there is a corporate transaction described in § 424(a) of the Code which does not constitute a Change in Control of the Company, the Committee as part of any such transaction shall have the right to make Stock Grants, Stock Unit Grants and Option and Stock Appreciation Right grants (without regard to any limitations set forth under 3.4 of this Plan) to effect the assumption of, or the substitution for, outstanding stock grants, stock unit grants and option and stock appreciation right grants previously made by any other corporation to the extent that such corporate transaction calls for such substitution or assumption of such outstanding stock grants, stock unit grants and stock option and stock appreciation right grants. Furthermore, if the Committee makes any such grants as part of any such transaction, the Committee shall have the right to increase the number of shares of Stock available for issuance under § 3.1 by the number of shares of Stock subject to such grants without seeking the approval of the Company’s stockholders for such adjustment unless such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are traded.

13.4 Fractional Shares. If any adjustment under this § 13 would create a fractional share of Stock or a right to acquire a fractional share of Stock under any Option, Stock Appreciation Right or Stock Grant, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any Options or Stock Appreciation Right grants and Stock Grants shall be the next lower number of shares of Stock, rounding all fractions downward. An adjustment made under this § 13 by the Committee shall be conclusive and binding on all affected persons.

§ 14.

CHANGE IN CONTROL

14.1 General Rules.

(a)	Continuation or Assumption. If as a part of a Change in Control there is a continuation by the Company of, or an assumption by the Company’s successor of, an outstanding Cash Bonus Incentive, Option, Stock Appreciation Right, Stock Grant or Stock Unit Grant, then (subject to § 14.1(c) and § 14.2) each Eligible Employee’s rights and each Eligible Director’s rights with respect to each such then outstanding grant under this Plan which is so continued or assumed shall vest in accordance with any service-based vesting schedule set forth in the terms of such grant unless the Eligible Employee’s employment or the Eligible Director’s service is terminated other than for “cause” or he or she resigns for “good reason” before he or she has the opportunity to satisfy such service requirement, in which event his or her interest in such grant shall vest 100% at the time of such termination. The terms “cause” and “good reason” shall be defined in the related Cash Bonus Incentive Certificate, Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate.

(b)

No Continuation or Assumption. If as a part of a Change in Control there is no continuation or assumption of an outstanding Cash Bonus Incentive, Option, Stock Appreciation Right, Stock Grant or Stock Unit Grant described in § 14.1(a), then (subject to § 14.1(c) and § 14.2) each Eligible Employee’s rights and each Eligible Director’s rights with respect to each such then outstanding grant under this Plan which is not so continued or assumed shall vest 100% on the Change Effective Date and automatically shall be cancelled in exchange for (1) the payment due under any such Cash Bonus Incentive if the grant cancelled is a Cash Bonus Incentive, (2) a payment equal to the excess, if any, of the value assigned to a share of Stock in connection with such Change in Control over the Option Price or SAR Value, as applicable, times the number of shares of Stock subject to such Option or Stock Appreciation Right if the grant cancelled is an Option or a Stock Appreciation Right, (3) a payment equal to the value assigned to a share of Stock in connection with such Change in Control times the number of shares of Stock subject to a Stock Grant if the grant cancelled is a Stock Grant and (4) the payment due under any Stock Unit Grant if the grant cancelled is a Stock Unit Grant.

(c)	Performance Conditions. If vesting with respect to an outstanding Cash Bonus Incentive, Option, Stock Appreciation Right, Stock Grant or Stock Unit Grant is based in whole or in part on the satisfaction of a performance condition, or more than one performance condition, which has a “target” level of performance and there is a Change in Control, then such performance “target,” or each such performance “target,” shall be deemed to have been met at 100% of the “target” on the Change Effective Date unless the Committee determines that such “target” performance has already been exceeded (in which event the Committee shall determine the appropriate level of performance with respect to such grant) or the related performance measurement period has expired before the Change Effective Date.

14.2 Exception to General Rules. The general rules set forth in § 14.1 shall be applicable except to the extent that there are different, special rules applicable to an Eligible Employee or an Eligible Director which are set forth his or her Cash Bonus Incentive Certificate, Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate or in an Eligible Employee’s employment agreement.

§ 15.

AMENDMENT OR TERMINATION

This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, (a) no amendment shall be made absent the approval of the stockholders of the Company to the extent such approval is required under applicable law or the rules of the stock exchange on which shares of Stock are listed and (b) no amendment shall be made to § 14 on or after the date of any Change in Control which might adversely affect any rights which otherwise would vest on the related Change Effective Date. The Board also may suspend granting Options or Stock Appreciation Rights or making Stock Grants, Stock Unit Grants or Cash Bonus Incentives under this Plan at any time and may terminate this Plan at any time; provided, however, the Board shall not have the right unilaterally to modify, amend or cancel any Option, Stock Appreciation Right granted or Stock Grant or Cash Bonus Incentive made before such suspension or termination unless (1) the Eligible Employee or Eligible Director consents in writing to such modification, amendment or cancellation or (2) there is a dissolution or liquidation of the Company or a transaction described in § 13.1 or § 14.

§ 16.

MISCELLANEOUS

16.1 Stockholder Rights. No Eligible Employee or Eligible Director shall have any rights as a stockholder of the Company as a result of the grant of an Option or a Stock Appreciation Right pending the actual delivery of the Stock subject to such Option or Stock Appreciation Right to such Eligible Employee or Eligible Director. An Eligible Employee’s or an Eligible Director’s rights as a stockholder in the shares of Stock which remain subject to forfeiture under § 9.2(b) shall be set forth in the related Stock Grant Certificate.

16.2 No Contract of Employment. The grant of an Option, a Stock Appreciation Right, a Stock Grant, Stock Unit Grant or Cash Bonus Incentive to an Eligible Employee or Eligible Director under this Plan shall not constitute a contract of employment or a right to continue to serve on the Board and shall not confer on an Eligible Employee or Eligible Director any rights upon his or her termination of employment or service in addition to those rights, if any, expressly set forth in this Plan or the related Option Certificate, Stock Appreciation Right Certificate, Stock Grant Certificate or Cash Bonus Incentive Certificate.

16.3 Withholding. Each Option, Stock Appreciation Right, Stock Grant, Stock Unit Grant and Cash Bonus Incentive shall be made subject to the condition that the Eligible Employee or Eligible Director consents to whatever action the Committee directs to satisfy the minimum statutory federal and state tax withholding requirements, if any, which the Company determines are applicable to the exercise of such Option, Stock Appreciation Right or Cash Bonus Incentive or to the satisfaction of any forfeiture conditions with respect to Stock subject to a Stock Grant or Stock Unit Grant issued in the name of the Eligible Employee or Eligible Director. No withholding shall be effected under this Plan which exceeds the minimum statutory federal and state withholding requirements, unless otherwise elected by the Eligible Employee or Eligible Director and agreed to by the Company, provided that such election does not trigger any liability classifications of any award granted hereunder.

16.4 Compensation Recoupment Policy. All outstanding awards and all payments made under the Plan shall be subject to any compensation recoupment or “clawback” policy of the Company providing for the recovery of compensation upon a material accounting restatement, as such policy is in effect from time to time. By accepting the grant of any award hereunder, each Eligible Employee shall be deemed to agree to be bound by such policy.

16.5 Construction. All references to sections (§) are to sections (§) of this Plan unless otherwise indicated. This Plan shall be construed under the laws of the State of Delaware. Each term set forth in § 2 shall, unless otherwise stated, have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular. All references to applicable laws shall be deemed to include any amendments to such laws and any successor provisions to such laws. Finally, if there is any conflict between the terms of this Plan and the terms of any Option Certificate, Stock Appreciation Right Certificate, Stock Grant Certificate or Cash Bonus Incentive Certificate, the terms of this Plan shall control.

16.6 Other Conditions. Each Option Certificate, Stock Appreciation Right Certificate or Stock Grant Certificate may require that an Eligible Employee or an Eligible Director (as a condition to the exercise of an Option or a Stock Appreciation Right or the issuance of Stock subject to a Stock Grant) enter into any agreement or make such representations prepared by the Company, including (without limitation) any agreement which restricts the transfer of Stock acquired pursuant to the exercise of an Option or a Stock Appreciation Right or a Stock Grant or provides for the repurchase of such Stock by the Company.

16.7 Rule 16b-3. The Committee shall have the right to amend any Option, Stock Grant, Stock Appreciation Right or Cash Bonus Incentive to withhold or otherwise restrict the transfer of any Stock or cash under this Plan to an Eligible Employee or Eligible Director as the Committee deems appropriate in order to satisfy any condition or requirement under Rule 16b-3 to the extent Rule 16 of the 1934 Act might be applicable to such grant or transfer.

16.8 Section 409A. To the extent that any award granted or payment due under the Plan is considered “deferred compensation” subject to § 409A of the Code, the terms of the Plan and the terms of the applicable award agreement or certificate shall be interpreted and administered in a manner so that an Eligible Director or Eligible Employee who receives such an award shall not become subject to taxation under § 409A of the Code.

16.9 Coordination with Employment Agreements and Other Agreements. If the Company enters into an employment agreement or other agreement with an Eligible Employee or Eligible Director which expressly provides for the acceleration in vesting of an outstanding Option, Stock Appreciation Right, Stock Grant, Stock Unit Grant or Cash Bonus Incentive or for the extension of the deadline to exercise any rights under an outstanding Option, Stock Appreciation Right, Stock Grant, Stock Unit Grant or Cash Bonus Incentive, any such acceleration or extension shall be deemed effected pursuant to, and in accordance with, the terms of such outstanding Option, Stock Appreciation Right, Stock Grant, Stock Unit Grant or Cash Bonus Incentive and this Plan even if such employment agreement or other agreement is first effective after the date the outstanding Option, Stock Appreciation Right or Cash Bonus Incentive was granted or the Stock Grant, Stock Unit Grant or Cash Bonus Incentive was made.

IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Plan to evidence its adoption of this Plan.

WESTROCK COMPANY

By:

Date:

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to Be Held on February 2, 2016.

WESTROCK COMPANY	Meeting Information
	Meeting Type:	Annual Meeting

	For holders as of:	December 8, 2015

Date: February 2, 2016 Time: 9:00 AM

Location: The Westin Atlanta Perimeter North
7 Concourse Parkway NE
Atlanta, Georgia 30328

Telephone: 770-395-3900
WESTROCK COMPANY 504 THRASHER STREET NORCROSS, GA 30071	You are receiving this communication because you hold shares in the company named above.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

NOTICE AND PROXY STATEMENT	FORM 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) BY INTERNET:	www.proxyvote.com

2) BY TELEPHONE:	1-800-579-1639

3) BY E-MAIL*:	sendmaterial@proxyvote.com

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Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before January 19, 2016 to facilitate timely delivery.

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Please Choose One of the Following Voting Methods

Vote In Person: Many stockholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

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Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items

The Board of Directors recommends you vote FOR each of the following nominees:

1.	Election of Directors

	1a.	Timothy J. Bernlohr

	1b.	J. Powell Brown

	1c.	Michael E. Campbell

	1d.	Terrell K. Crews

	1e.	Russell M. Currey

	1f.	G. Stephen Felker

	1g.	Lawrence L. Gellerstedt III

	1h.	John A. Luke, Jr.

	1i.	Gracia C. Martore

	1j.	James E. Nevels

	1k.	Timothy H. Powers

1l.	Steven C. Voorhees

1m.	Bettina M. Whyte

1n.	Alan D. Wilson

The Board of Directors recommends you vote FOR each of the following proposals:

2.	To approve the adoption of the WestRock Company Employee Stock Purchase Plan.

3.	To approve the adoption of the WestRock Company 2016 Incentive Stock Plan.

4.	To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm of WestRock Company.

5.	The advisory vote on executive compensation.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

WESTROCK COMPANY 504 THRASHER STREET NORCROSS, GA 30071

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M98188-P71293                         KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WESTROCK COMPANY
The Board of Directors recommends you vote FOR each of the following nominees:
1.	Election of Directors	For	Against	Abstain
	1a. Timothy J. Bernlohr	☐	☐	☐
	1b. J. Powell Brown	☐	☐	☐			For	Against	Abstain
	1c. Michael E. Campbell	☐	☐	☐	1l.	Steven C. Voorhees	☐	☐	☐
	1d. Terrell K. Crews	☐	☐	☐	1m.	Bettina M. Whyte	☐	☐	☐
	1e. Russell M. Currey	☐	☐	☐	1n.	Alan D. Wilson	☐	☐	☐
	1f. G. Stephen Felker	☐	☐	☐	The Board of Directors recommends you vote FOR each of the following proposals:		For	Against	Abstain
	1g. Lawrence L. Gellerstedt III	☐	☐	☐	2.	To approve the adoption of the WestRock Company Employee Stock Purchase Plan.	☐	☐	☐
	1h. John A. Luke, Jr.	☐	☐	☐	3.	To approve the adoption of the WestRock Company 2016 Incentive Stock Plan.	☐	☐	☐
	1i. Gracia C. Martore	☐	☐	☐	4.	To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm of WestRock Company.	☐	☐	☐
	1j. James E. Nevels	☐	☐	☐	5.	The advisory vote on executive compensation.	☐	☐	☐
	1k. Timothy H. Powers	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M98189-P71293

WESTROCK COMPANY Annual Meeting of Stockholders February 2, 2016 9:00 AM This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Steven C. Voorhees and Robert B. McIntosh, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of WESTROCK COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, EST on February 2, 2016, at the The Westin Atlanta Perimeter North, 7 Concourse Parkway NE, Atlanta, Georgia 30328, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted at the Annual Meeting of Stockholders and any adjournment or postponement thereof in the manner directed herein. If no such direction is made, this proxy will be voted FOR each of the nominees named in proposal 1 and FOR proposals 2 through 5. In their discretion, the proxies appointed herein are authorized to vote upon any other matter that may properly come before the meeting and any adjournment or postponement thereof.

For participants in the MeadWestvaco Corporation Savings Plans: As to those shares of Common Stock of WESTROCK COMPANY that are held for such participants in the aforementioned Plans, when properly executed, the Trustee of such Plans will execute a proxy for such participants in substantially the form set forth on the reverse side. Voting rights will be exercised by the Trustee as directed. If no instructions are received, the Trustee shall vote the shares as directed by the WestRock Company Retirement Plan Investment Committee or its designee.

Continued and to be signed on reverse side